As filed with the Securities and Exchange Commission on November 1, 2010

Registration No. 333-168496

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OSSEN INNOVATION CO., LTD.
(Exact name of Registrant as specified in its charter)

British Virgin Islands	3312	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China
+86 (21) 6888-8886

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Christopher S. Auguste
Bill Huo
Ari Edelman
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Tel:  (212) 715-9100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Ordinary Shares, par value $0.01 per share	$45,000,000	$3,208.50	(3)

(1)   Includes [     ] ordinary shares that the underwriters have an option to purchase to cover over-allotments, if any.
(2)   Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
(3)   Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act  of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2010

OSSEN INNOVATION CO., LTD.

Ordinary Shares

This is the initial public offering of ordinary shares, par value $0.01 per share, of Ossen Innovation Co., Ltd.  Ossen Innovation Co., Ltd. is offering [     ] ordinary shares in this offering.

We expect the public offering price to be between $[    ] and $[    ] per ordinary share. Prior to this offering, there has been no public market for our ordinary shares.  We have applied to list our ordinary shares on the Nasdaq Global Market under the symbol OSN.

Investing in our ordinary shares involves risks.
Please read the risks under the section captioned “Risk Factors” beginning on page 10 of this prospectus.

	Per Ordinary Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us (2)	$	$

(1) Does not includes a non-accountable expense allowance in the amount of [__]% of the gross proceeds of the offering, or $[     ]per share, payable to [______], the representative of the underwriters, or any shares sold in the over-allotment option.  See section entitled “Underwriting.”

(2) We estimate that the total expense of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $[    ].

The underwriters have an option exercisable within [__] days from the date of this prospectus to purchase up to [     ] additional ordinary shares from us at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission or other relevant local authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our ordinary shares to the purchasers on or about [      ], 2010.

Global Hunter Securities, LLC	Knight Capital Markets

The date of this prospectus is [                        ], 2010.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

i

CONVENTIONS USED IN THIS PROSPECTUS

Unless otherwise indicated or the context clearly implies otherwise, references to “we,” “us,” “our,” the “Company” and “Ossen” refer to Ossen Innovation Co., Ltd., formerly known as Ultra Glory International Ltd. or Ultra Glory, a company organized in the British Virgin Islands, and its subsidiaries, subsequent to the business combination referred to below. Unless the context indicates otherwise, all references to “Ossen Materials” refer to Ossen Innovation Materials Co., Ltd., a subsidiary of Ossen and one of the entities through which the operating business is held, all references to “Ossen Jiujiang” refer to Ossen (Jiujiang) Steel Wire & Cable Co., Ltd., a subsidiary of Ossen Materials and one of the entities through which our operating business is held, and all references to “Ossen Materials Group” refer to Ossen Innovation Materials Group, Co., Ltd., our wholly-owned subsidiary, which is a holding company that indirectly owns Ossen Materials and Ossen Jiujiang. The “business combination” refers to the share exchange between Ultra Glory International Ltd., the sole shareholder of Ultra Glory, Ossen and the shareholders of Ossen, resulting in the acquisition of all of the outstanding securities of Ossen Materials Group by Ultra Glory, which was consummated on July 7, 2010.

In addition, unless the context otherwise requires, in this prospectus:

•	“shares” or “ordinary shares” refers to our ordinary shares, par value $0.01 per share;

•	“China” or “PRC” refers to the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

•	“RMB” or “Renminbi” refers to Renminbi yuan, the legal currency of China; and

•	“$”, “US$” or “U.S. dollars” refers to the legal currency of the United States.

For convenience, certain amounts in Renminbi have been converted to US dollars at an exchange rate in effect at the date of the related financial statements or the related event.  Assets and liabilities are translated at the exchange rate as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the relevant period.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our ordinary shares. You should read the entire prospectus and the registration statement of which this prospectus forms a part in their entirety, carefully, including the section captioned “Risk Factors” and the more detailed information in our consolidated financial statements and related notes appearing elsewhere beginning on page F-1 in this prospectus.

Overview

We manufacture and sell an array of plain surface prestressed steel materials and rare earth coated and zinc coated prestressed steel materials, which we believe is the most comprehensive array among our competitors in China.  Our materials are used in the construction of bridges, highways and other infrastructure projects in the PRC and internationally.  Our facilities are located in Maanshan City, Anhui Province and in Jiujiang City, Jiangxi Province, in the People’s Republic of China.  According to the PRC PC Strand Industry Investment and Market Operation Research Report, in 2008, our products were ranked third in sales in the PRC for prestressed concrete, or PC, strands and wires, and ranked first in export sales of these materials by Chinese prestressed steel manufacturers.  Based on our extensive experience in the industry, we believe that Ossen is one of the leading enterprises in the PRC in the design, engineering, manufacture and sale of customized prestressed steel materials used in the construction of bridges, highways, and other infrastructure projects in China.

During the six months ended June 30, 2010, we generated revenue of approximately $31.4 million, or 53.5%, of our net revenue, from sales of our rare earth coated PC wires and PC strands.  We believe that we are the only prestressed steel material manufacturer in the PRC that currently manufactures rare earth coated materials.  The primary characteristics of these newly designed rare earth coated products, which are used primarily in the construction of new bridges and the renovation of older bridges in need of repair, are as follows:

•	Superior corrosion resistance;

•	Superior toughness and plasticity;

•	Endurance against extreme heat;

•	Smooth and appealing coating; and

•	Easily coated.

According to a report issued by the Institute of Quantitative and Technical Economics, Chinese Academy of Social Sciences, dated October 9, 2010, bridge and other infrastructure construction is currently experiencing significant growth in China, which trend is expected to continue until 2020.  Under existing PRC governmental policies, significant investments are expected to be made during the next decade to construct more than 200 new bridges over dozens of Chinese rivers, including the Yangtze River, Yellow River, Songhua River, Jiangxi River, Xiang River, Han River, Minjiang River and Pearl River.  In addition, approximately 400 old bridges will need to be reinforced or expanded during that period.  In addition, over the next decade, China is expected to build four cross-sea bridges and tunnels, including the Bohai Bay Cross-Sea Bridge, the Hong Kong-Zhuhai-Macao Cross-Sea Bridge, the Qiongzhou Strait Bridge and the Taiwan Strait Tunnel.

Our management’s core strategy for the near future is to expand the production capacity for our rare earth coated PC strands and PC wires, which generate higher margins than our other products, in order to continue to take advantage of current trends in the bridge and infrastructure industries in the PRC and other international markets, including in Southeast Asia and Australia, in the development and renovation of bridges and other infrastructure projects.  Our products are marketed under the “Ossen” brand name both domestically and internationally.  We handle all aspects of market research, product design, engineering, manufacturing, sales and marketing.  We conduct our manufacturing operations in our ISO 9001 manufacturing facilities in Maanshan City and Jiujiang City, in the PRC.

Ossen Materials, our operating subsidiary, was founded in 2004.  In 2005, we expanded our manufacturing capabilities by acquiring a facility in Jiujiang City in the PRC and forming Ossen Jiujiang.  The founders of Ossen were among the first in China to introduce and promote the use of prestressed steel materials in construction projects.  The founders of Ossen have been involved in producing prestressed materials since 1994 and have accumulated more than 15 years of experience in the prestressed materials industry.

Our Growth Strategy

Our goal is to expand our industry position while maximizing shareholder value and pursuing a growth strategy that includes the following:

•	Increasing our production capacity for our newly developed higher margin rare earth coated prestressed materials.

•	Strengthening our relationships with key customers and diversifying our customer base.

•	Pursuing strategic relationships and acquisition opportunities.

Competitive Advantages

We believe that the following competitive strengths contribute to our strong market position and will enable us to continue to improve our profitability and cash flow:

•	We are taking advantage of industry trends in the bridge and infrastructure sectors in the PRC and other international markets.

•	Leading provider of coated prestressed steel materials.

•	Strong in-house research and development capabilities.

•	Efficient proprietary production technology.

•	Strong recognition from domestic and international customers for supplying materials for infrastructure projects.

•	Rigorous quality control standards.

•	Experienced management and operational teams with domestic PRC market knowledge.

Our Risks and Challenges

We believe that the following are the most significant risks and uncertainties that may materially adversely affect our business, financial condition, results of operations and prospects:

•	Our revenues are highly dependent on a limited number of customers;

•	We have ceased doing business with some international customers because of anti-dumping duties;

•	We expect to experience increased needs to finance our working capital requirements;

•	We may need to establish a more diverse supplier network;

•	Our revenues could decrease if steel prices decline;

•	We face intense competition;

•	We may be unable to maintain sufficient levels of working capital;

•	We may be unable to protect our intellectual property;

•	Adverse changes in the economy of China may affect our business.

See “Risk Factors” beginning on page 10 and other information included in this prospectus for a detailed discussion of these risks, challenges and uncertainties.

Corporate Structure

Business Combination

On July 7, 2010, Ultra Glory and its sole shareholder entered into a share exchange agreement with Ossen Innovation Group, a British Virgin Islands limited liability company organized on April 30, 2010 under the BVI Business Companies Act, 2004, or the BVI Act, and the shareholders of Ossen Innovation Group. Pursuant to the share exchange agreement, Ultra Glory acquired from the shareholders of Ossen Innovation Group all of the issued and outstanding shares of Ossen Innovation Group, in exchange for an aggregate of 10,000,000 newly issued ordinary shares issued by Ultra Glory to the shareholders of Ossen Innovation Group.  In addition, the sole shareholder of Ultra Glory sold all of the 5,000,000 ordinary shares of Ultra Glory that were issued and outstanding prior to the business combination, to the shareholders of Ossen Innovation Group for cash, at a price of $0.03 per share.  As a result, the individuals and entities that owned shares of Ossen Innovation Group prior to the business combination acquired 100% of the equity of Ultra Glory, and Ultra Glory acquired 100% of the equity of Ossen Innovation Group.  Ossen Innovation Group is now a wholly owned subsidiary of Ultra Glory.  In conjunction with the business combination, Ultra Glory filed an amended charter, pursuant to which Ultra Glory changed its name to Ossen Innovation Co., Ltd., changed its fiscal year end to December 31, changed the par value of its ordinary shares to $0.01 per share and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, we ceased to be a shell company.

Ossen Innovation Group, our wholly owned subsidiary, is the sole shareholder of two holding companies organized in the British Virgin Islands: Ossen Group (Asia) Co., Ltd., or Ossen Asia, and Topchina Development Group Ltd., or Topchina.  All of the equity of Ossen Asia and Topchina had been held by Dr. Tang, our Chairman, since inception.  In May 2010, Dr. Tang transferred these shares to Ossen Innovation Group in anticipation of the public listing of our company’s shares in the United States.

Ossen Asia is a British Virgin Islands limited liability company organized on February 7, 2002.  Ossen Asia has one direct operating subsidiary in China, Ossen Innovation Materials Co. Ltd., or Ossen Materials.  Ossen Asia owns 81% of the equity of Ossen Materials.

Topchina is a British Virgin Islands limited liability company organized on November 3, 2004.  Ossen Materials and Topchina directly own an operating subsidiary in China, Ossen (Jiujiang) Steel Wire & Cable Co., Ltd., or Ossen Jiujiang.  Ossen Materials owns 75% of the equity of Ossen Jiujiang and Topchina owns 25%.

Ossen Materials

Ossen Materials was formed in China on October 27, 2004 as a Sino-foreign joint venture limited liability company under the name Ossen (Ma’anshan) Steel Wire and Cable Co., Ltd.  On May 8, 2008, Ossen Materials was restructured from a Sino-foreign joint venture limited liability company to a corporation.  The name of the entity was changed at that time to Ossen Innovation Materials Co., Ltd.

Ossen Asia owns 81% of the equity of Ossen Materials.  The remaining 19% is held in the aggregate by four Chinese entities, two of which are controlled by Chinese governmental entities, one of which is controlled by Zhonglu Co. Ltd., a company whose shares are listed on the Shanghai Stock Exchange, and one of which is controlled by Chinese citizens.

Through Ossen Materials, we have manufactured and sold plain surface PC strands, zinc coated PC steel wires and PC wires in our Maanshan City facility since 2004.  The primary markets for the products manufactured at our Maanshan facility are Anhui Province, Jiangsu Province, Zhejiang Province and Shanghai City, each in the PRC.

Ossen Jiujiang

On April 6, 2005, Ossen Shanghai Investment Co., Ltd., or Ossen Shanghai, acquired a portion of the bankruptcy assets of Jiujiang Tianlong Galvanized Prestressing Steel Strand LLC, including equipment, land use rights and inventory, for approximately $3.9 million.  Ossen Jiujiang was formed by Ossen Shanghai in the PRC as a Sino-foreign joint venture limited liability company on April 13, 2005.  Ossen Shanghai then transferred the newly acquired assets to Ossen Jiujiang. At its inception, Ossen Jiujiang was owned by two entities: 33.3% of its equity was held by Ossen Asia and 66.7% by Ossen Shanghai.  Ossen Shanghai is a Chinese company owned by five Chinese individuals, one of whom is a director of our subsidiary, Ossen Materials. In June 2005, Ossen Shanghai transferred its entire interest in Ossen Jiujiang to Topchina in exchange for approximately $2.9 million. In October 2007, Topchina transferred 41.7% of the equity in Ossen Jiujiang to Ossen Asia for no consideration. On December 17, 2007, Ossen Asia transferred all of its shares in Ossen Jiujiang to Ossen Materials for no consideration.  Since that date, 75% of the equity of Ossen Jiujiang has been held by Ossen Materials and 25% by Topchina.

Through Ossen Jiujiang, we manufacture zinc coated PC wires and strands, plain surface PC strands, unbonded PC strands, helical rib PC wires, sleeper PC wires and indented PC wires.  The primary markets for the PC strands manufactured in our Jiujiang facility are Jiangxi Province, Wuhan Province, Hunan Province, Fujian Province and Sichuan Province, each in the PRC.

Our Shareholders

Dr. Tang, our chairman, owns 100% of the shares of Effectual Strength Enterprises Ltd., a British Virgin Islands company, which owned 79% of the shares of Ossen Innovation Group prior to the business combination, and owns 79% of our shares since the business combination.  The holders of the remaining 21% of our shares are investors that are residents of the PRC and are unaffiliated with Ossen.

Organizational Chart

The following chart reflects our organizational structure since the date of the business combination between Ultra Glory and the shareholders of Ossen Innovation Group:

Corporate Information

Our principal executive offices are located at Ossen Innovation Co., Ltd., Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China.  Our telephone number is +86 (21) 6888-8886 and our fax number is +86 (21) 6888-8666.

You should direct all inquiries to us at the address and telephone number of our principal executive offices set forth above.  Our website is http://220.178.253.10/ossen/index.html.  Our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue New York, New York 10011, (212) 894-8940.

The Offering

Price per ordinary share	We currently estimate that the initial public offering price will be between $[ ] and $[ ] per share.

Ordinary shares being offered by us	[ ] Shares

Ordinary shares outstanding before this offering	[________] Shares

Ordinary shares to be outstanding immediately after this offering	[ ] Shares

Over-allotment option
We have granted to the underwriters an option, exercisable for [__] days from the date of this prospectus, to purchase up to an additional [     ]ordinary shares, at the initial public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions, solely for the purpose of covering over-allotments, if any.

Use of proceeds
We estimate that we will receive net proceeds of approximately $[__] million from this offering, assuming an initial public offering price of $[    ] per ordinary share.  For the purposes of estimating net proceeds, we are assuming an initial public offering price of $[    ] per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover of this prospectus.  We intend to use a significant portion of the net proceeds from this offering to construct a new building at our Maanshan facility and install a new production line for our rare earth coated prestressed materials in 2011.  The expected cost of this expansion is approximately $25 million.  We may use a portion of the net proceeds of this offering to acquire all, or a portion of, the minority interests in Ossen Materials or to fund acquisitions.  The remainder of the proceeds will be used for working capital and other general corporate purposes.  See the section entitled “Use of Proceeds.”

The terms of the purchase of any of the minority interests in Ossen Materials, including the purchase price, are subject to future discussions and negotiations between us and the individual shareholders, and there is no assurance that any of these interests will be available for us to purchase upon terms that are acceptable to us, if at all.  In addition, we currently have no plans, agreements or commitments with respect to any material acquisitions or investments in other companies.

Risk factors	See the section captioned “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.

Payment and settlement
Our ordinary shares are expected to be delivered against payment on [        ], 2010.  The ordinary shares will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York.  In general, beneficial interests in our shares will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Listing	We have applied to have our ordinary shares listed on the Nasdaq Global Market under the symbol OSN.

Unless stated otherwise, the information in this prospectus assumes:

•	an initial public offering price of $[ ] per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover of this prospectus; and

•	no exercise of the underwriters’ option to purchase up to [ ] additional ordinary shares from us to cover over-allotments.

Summary Consolidated Financial Data

The following summary financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included elsewhere in this registration statement.  The audited consolidated statements of operations and comprehensive income data for the fiscal years ended December 31, 2008 and 2009 and the unaudited consolidated statements of operations and comprehensive income data for the six months ended June 30, 2009 and 2010 and the audited balance sheets data as of December 31, 2008 and 2009 and the unaudited balance sheets data as of June 30, 2009 and 2010 are derived from the consolidated financial statements included elsewhere in this registration statement.  The consolidated statements of operations and comprehensive income data for the fiscal years ended December 31, 2005, 2006 and 2007 and the balance sheets data as of December 31, 2005, 2006 and 2007 have been derived from unaudited financial statements that are not included in this prospectus.  Our historical results for any of these periods are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,					For the Six Months Ended June 30,
	2009 (Audited)	2008 (Audited)	2007 (Unaudited)	2006 (Unaudited)	2005 (Unaudited)	2010 (Unaudited)	2009 (Unaudited)

Revenues	$101,087,796	$82,742,310	$71,909,873	$59,547,454	17,195,347	$58,708,775	$40,416,407
Cost of goods sold	87,659,925	70,532,733	63,340,890	56,853,946	15,216,951	47,101,721	35,741,095
Gross profit	13,427,871	12,209,577	8,568,983	2,693,508	1,978,395	11,607,054	4,675,312
Selling and distribution expenses	503,724	4,326,491	3,662,373	1,024,209	219,650	195,706	241,880
General and administrative expenses	1,143,672	1,316,606	571,498	340,847	255,270	532,276	638,499
Total Operating Expenses	1,647,396	5,643,097	4,288,796	1,410,056	501,920	727,982	880,379
Income from operations	11,780,475	6,566,480	4,280,187	1,283,451	1,476,475	10,879,072	3,794,933

Interest expenses, net	(1,496,712)	(1,891,671)	(1,189,027)	(359,130)	(22,920)	(1,069,659)	(730,104)
Other income, net	183,495	380,766	278,924	211,875	56,362	96,720	14,583
Income before income taxes	10,467,258	5,055,575	3,370,084	1,136,196	1,509,917	9,906,133	3,079,412
Income taxes	(740,053)	(291,520)	(233,674)	-	-	(1,370,598)	(348,394)
Net income	9,727,205	4,764,055	3,136,410	1,136,196	1,509,917	8,535,535	2,731,018
Less: Net Income Attributable to non- controlling interest	1,714,670	809,437	-	-	-	1,430,029	484,515
Net income attributable to controlling interest	8,012,535	3,954,618	3,136,410	1,136,196	1,509,917	7,105,506	2,246,503
Other comprehensive income
Foreign currency translation gain, net of tax	31,146	420,883	66,913	360,384	37,135	117,535	13,684
Total Other comprehensive income, net of tax	31,146	420,883	66,913	360,384	37,135
Comprehensive Income	$8,043,681	$4,375,501	$3,203,323	$1,496,580	$1,547,052	$7,223,041	$2,260,187

Balance Sheets Data (qat end of period)	December 31					June 30,
(in U.S. Dollars)	2009	2008	2007	2006	2005	2010
	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and cash equivalents	$8,409,467	$3,761,315	$6,735,616	$7,828,750	$3,120,317	$3,460,341
Total current assets	68,374,508	47,316,208	35,162,129	18,712,764	9,901,704	91,415,426
Total non-current assets	17,343,079	18,580,174	17,464,579	12,733,621	9,898,165	16,712,373
Total assets	85,717,587	65,896,382	52,626,708	31,436,385	19,799,869	108,127,799

Total liabilities	65,538,241	55,475,387	47,390,651	18,297,807	8,317,707	79,389,036
Total shareholders’ equity	20,179,346	10,420,995	5,236,057	13,138,578	11,482,162	28,808,115
Total liabilities and shareholders’ equity	85,717,587	65,896,382	52,626,708	31,436,385	19,799,869	108,127,799

RISK FACTORS

You should carefully consider the risks described below in evaluating our business before investing in our ordinary shares. If any of the following risks were to occur, our business, results of operations and financial condition could be harmed. In that case, the trading price of our ordinary shares could decline and you might lose all or part of your investment in our ordinary shares. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes and the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to invest in our ordinary shares.

Risks Related to Our Business and Our Industry

Our revenues are highly dependent on a limited number of customers and the loss of any one of our major customers could materially and adversely affect our growth and our revenues.

During the years ended December 31, 2008 and 2009, our six largest customers contributed 81.0% and 86.7% of our total sales, respectively.  During the six months ended June 30, 2009 and 2010, our six largest customers contributed 89.8% and 79.6% of our total sales, respectively.  As a result of our reliance on a limited number of customers, we may face pricing and other competitive pressures, which may have a material adverse effect on our profits and our revenues. The volume of products sold for specific customers varies from year to year, especially since we are not the exclusive provider for any customers.  In addition, there are a number of factors, other than our performance, that could cause the loss of a customer or a substantial reduction in the products that we provide to any customer and that may not be predictable. For example, our customers may decide to reduce spending on our products or a customer may no longer need our products following the completion of a project. The loss of any one of our major customers, a decrease in the volume of sales to these customers or a decrease in the price at which we sell our products to them could materially adversely affect our profits and our revenues.

In addition, this customer concentration may subject us to perceived or actual leverage that our customers may have in negotiations with us, given their relative size and importance to us. If our customers seek to negotiate their agreements on terms less favorable to us and we accept such unfavorable terms, such unfavorable terms may have a material adverse effect on our business, financial condition and results of operations. Accordingly, unless and until we diversify and expand our customer base, our future success will significantly depend upon the timing and volume of business from our largest customers and the financial and operational success of these customers.

We have ceased doing business with some of our international customers because of anti-dumping duties imposed by foreign governments on our products.

In 2008, we sold approximately 32% of our products to customers in the United States and Europe.  The Crispin Corporation, a US company, and Ibercordones Pretensados S.L., a Spanish Company, were two of our top three customers in 2008.

However, in May 2009, the Council of the European Union imposed an anti-dumping duty on imports of certain prestressed wires and wire strands originating in China.  Dumping occurs when a foreign company sells a product at a price that is considered less than fair value in the country into which the product is imported.  Following an anti-dumping investigation initiated in February 2008, the Council concluded that imports of these products originating in China caused material injury to the European industry. The rate of the anti-dumping duty applicable to us has been set at 31.1% and the duty applicable to our competitors generally has been set at 46.2%.

On May 17, 2010, the U.S. Department of Commerce announced an affirmative final decision, imposing an anti-dumping rate of 193.55% for imports of certain prestressed concrete steel wire strands including the plain surface materials we had been selling to our U.S. customers, exported from China to the U.S.  The U.S. Customs and Border Protection have been instructed to collect a cash deposit or bond based on this rate.

In anticipation of these rulings, we discontinued sales to these regions at the end of 2008.  If these anti-dumping measures remain in place and we are unable to continue increasing our sales to customers in China or other regions in which we sell our products, these measures could have a negative impact on our business and results of operations.

We have recently experienced, and expect to continue to experience, increased needs to finance our working capital requirements, which may materially and adversely affect our financial position and results of operations.

Historically, we sold a significant portion of our products to international customers. In 2008, we collected approximately half of the revenues generated by international sales by letter of credit, enabling us to convert our accounts receivable into cash more quickly, prepay our suppliers and reduce the amount of funds that we needed to finance our working capital requirements. However, at the end of 2008, as a result of the global economic crisis and in anticipation of the anti-dumping measures ultimately imposed by the U.S. and the European Union, we had to exit some of these international markets entirely and turn to the domestic PRC customers, which generally pay approximately 40 days after receiving the materials at the construction site.  These longer payment terms have negatively impacted our short-term liquidity. Although we have been able to maintain adequate working capital primarily through short-term borrowing, any failure by our customers to settle outstanding accounts receivable in the future could materially and adversely affect our cash flow, financial condition and results of operations.

Some of the terms of the agreements between Ossen Materials and its affiliates may be less favorable to us than similar agreements negotiated between unaffiliated third parties.

Historically, we purchased a significant amount of our raw materials from Shanghai Zhengfangxing Steel Co., Ltd., or Shanghai ZFX, an affiliate of ours.  Specifically, we acquired 30.2%, 22.2% and 4.2% of our raw materials from Shanghai ZFX in the years ended December 31, 2008 and 2009 and the six months ended June 30, 2010, respectively.  While we believe we benefit from these agreements, such agreements were negotiated between two affiliated companies, and therefore may not reflect the terms that would have been reached by two unaffiliated parties negotiating at arm’s length.  The transactions may be less favorable to us than would be the case if they were negotiated with unaffiliated third parties.

As we expand our operations, we may need to establish a more diverse supplier network for our raw materials.  The failure to secure a more diverse and reliable supplier network could have an adverse effect on our financial condition.

We currently purchase almost all of our raw materials from a small number of suppliers.  Purchases from our five largest suppliers amounted to 86.5% and 89.5% of our raw material purchases in the years ended December 31, 2008 and 2009, respectively and 100% during the six months ended June 30, 2009 and 2010, respectively.  As we increase the scale of our production, we may need to establish a more diverse supplier network, while attempting to continue to leverage our purchasing power to obtain favorable pricing and delivery terms.  However, in the event that we need to diversify our supplier network, we may not be able to procure a sufficient supply of raw materials at a competitive price, which could have an adverse effect on our results of operations, financial condition and cash flows.

Furthermore, despite our efforts to control our supply of raw materials and maintain good relationships with our existing suppliers, we could lose one or more of our existing suppliers at any time.  The loss of one or more key suppliers could increase our reliance on higher cost or lower quality supplies, which could negatively affect our profitability.  Any interruptions to, or decline in, the amount or quality of our raw materials supply could materially disrupt our production and adversely affect our business, financial condition and financial prospects.

Volatile steel prices can cause significant fluctuations in our operating results. Our revenues and operating income could decrease if steel prices decline or if we are unable to pass price increases on to our customers.

Our principal raw material is high carbon steel wire rods that we typically purchase from multiple primary steel producers. The steel industry as a whole is cyclical and, at times, pricing and availability of steel can be volatile due to numerous factors beyond our control, including general domestic and international economic conditions, labor costs, sales levels, competition, levels of inventory held by us and other steel service centers, consolidation of steel producers, higher raw material costs for steel producers, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us.

We, like many other steel manufactures, maintain substantial inventories of steel to accommodate the short lead times and just-in-time delivery requirements of our customers. Accordingly, we purchase steel in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based upon historic buying practices, supply agreements with customers and market conditions. Our commitments to purchase steel are generally at prevailing market prices in effect at the time we place our orders. We have no long-term, fixed-price steel purchase contracts. When steel prices increase, as they did in 2008, competitive conditions will influence how much of the price increase we can pass on to our customers. To the extent we are unable to pass on future price increases in our raw materials to our customers, the revenues and profitability of our business could be adversely affected.

When steel prices decline, as they did in the fourth quarter of 2008 and through the first half of 2009, customer demands for lower prices and our competitors' responses to those demands could result in lower sale prices, lower margins and inventory valued at the lower of cost or market adjustments as we use existing steel inventory. Significant or rapid declines in steel prices or reductions in sales volumes could result in us incurring inventory or goodwill impairment charges. Therefore, changing steel prices could significantly impact our revenues, gross margins, operating income and net income.

We are subject to various risks and uncertainties that might affect our ability to procure quality raw materials.

Our performance depends on our ability to procure low cost, high quality raw materials on a timely basis from our suppliers.  Our supplies are subject to certain risks, including availability of raw materials, labor disputes, inclement weather, natural disasters, and general economic and political conditions, which might limit the ability of our suppliers to provide us with low cost, high quality merchandise on a timely basis.  Furthermore, for these or other reasons, one or more of our suppliers might not adhere to our quality control standards, and we might not identify the deficiency.  Our suppliers’ failure to supply quality materials at a reasonable cost on a timely basis could reduce our net sales, damage our reputation and have an adverse effect on our financial condition.

Our operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital.

Historically, we have spent a significant amount of cash on our operational activities, principally to procure raw materials for our products.  We have financed our operations mainly through cash flows from our operations, short-term bank loans and proceeds from bank acceptance notes.  If we fail to continue to generate sufficient cash flow from these sources, we may not have sufficient liquidity to fund our operating costs and our business could be adversely affected.

Our short-term loans are from Chinese banks and are generally secured by our fixed assets, receivables and/or guarantees by third parties.  The term of almost all such loans is one year or less.  Historically, we have rolled over such loans on an annual basis.  However, we may not have sufficient funds available to pay all of our borrowings upon maturity in the future.  Failure to roll over our short-term borrowings at maturity or to service our debt could result in the imposition of penalties, including increases in interest rates, legal actions against us by our creditors, or even insolvency.

If available liquidity is not sufficient to meet our operating and loan obligations as they come due, our plans include considering pursuing alternative financing arrangements, reducing expenditures as necessary, or limiting our plans for expansion to meet our cash requirements.  However, there is no assurance that, if required, we will be able to raise additional capital, reduce discretionary spending or efficiently limit our expansion to provide the required liquidity.  Currently, the capital markets for small capitalization companies are extremely difficult and banking institutions have become stringent in their lending requirements.  Accordingly, we cannot be sure of the availability or terms of any third party financing.  If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products, take advantage of future opportunities or respond to competitive pressures on a timely basis.  In the alternative, if we raise capital by issuing equity or convertible debt securities, such issuances could result in substantial dilution to our shareholders.

Our inability to manage our growth may have a material adverse effect on our business, results of operations and financial condition.

We have experienced significant growth since we began operations in 2004.  Our revenues have grown from approximately $17.2 million in 2005 to approximately $101.1 million in 2009.  Our revenues were $58.7 million during the six months ended June 30, 2010.

We expect our growth to continue to place significant demands on both our management and our resources. This requires us to continuously evolve and improve our operational, financial and internal controls across our organization. In particular, continued expansion increases the challenges we face in:

•	recruiting, training and retaining sufficient skilled sales and management personnel;
•	adhering to our high quality and process execution standards;
•	maintaining high levels of customer satisfaction;
•	creating and managing economies of scale;
•	maintaining and managing costs to correspond with timeliness of revenue recognition; and
•	developing and improving our internal administrative infrastructure, including our financial, operational and communication systems, processes and controls.

Any inability to manage our growth may have a material adverse effect on our business, results of operations and financial condition.

We face intense competition, and if we are unable to compete effectively we may not be able to maintain profitability.

We compete with many other companies located in the PRC and internationally that manufacture materials similar to ours.  Many of our competitors are larger companies with greater financial resources than us.  In addition, we expect that as demand in the PRC and in other foreign countries for high quality, prestressed materials continues to grow, new competitors will enter the market.  Increased competition may adversely affect our future financial performance or reputation.  Moreover, increased competition may result in potential or actual litigation between us and our competitors relating to such activities as competitive sales practices, relationships with key suppliers and customers or other matters.

We may lose our competitive advantage, and our operations may suffer, if we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property.

We rely on a combination of patents, trademarks, trade secrets and confidentiality agreements to protect our intellectual property rights. While we are not currently aware of any infringement on our intellectual property rights, our ability to compete successfully and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technology.  Despite many laws and regulations promulgated, and other efforts made, by China over the past several years in an attempt to protect intellectual property rights, intellectual property rights are not as certain in China as they would in many Western countries, including the United States.  Furthermore, enforcement of such laws and regulations in China has not been fully developed.  Neither the administrative agencies nor the court systems in China are as equipped as their counterparts in developed countries to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

Our competitors may independently develop proprietary methodologies similar to ours or duplicate our products, which could have a material adverse effect on our business, results of operations and financial condition. The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. We may need to litigate to enforce our intellectual property rights. Any such litigation could be time consuming and costly and the outcome of any such litigation cannot be guaranteed.

Our revenues, expenses and profits are difficult to predict and can vary significantly from quarter to quarter. This could cause the trading price of our ordinary shares to decline.

Our operating results may vary significantly from quarter to quarter. Therefore, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of our future performance. It is possible that in the future some of our quarterly results of operations may be below the expectations of market analysts and our investors, which could lead to a significant decline in the trading price of our ordinary shares.

Factors which affect the fluctuation of our revenues, expenses and profits include:

•	changes in prices of our raw materials, with higher prices leading to reduced operating income;
•	variations, expected or unexpected, in the duration, size, timing and scope of purchase orders;
•	changes in our pricing policies or those of our competitors;
•	changes in compensation, which may reduce our gross profit for the quarter in which they are effected;
•	our inability to manage costs, including those related to our raw materials, personnel, infrastructure and facilities;
•	exchange rate fluctuations; and
•	general economic conditions.

A portion of our expenses, particularly those related to personnel and facilities, are generally fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our purchase orders or prices of our raw materials may cause significant variations in our operating results in any particular quarter.

We may undertake strategic acquisitions, joint ventures and alliances, which may prove to be difficult to integrate and manage or may not be successful, and may result in increased expenses or write-offs.

We may over time pursue strategic acquisitions, joint ventures and alliances to enhance our capabilities and expand our industry expertise and geographic coverage. It is possible that we may not identify suitable acquisition candidates, alliances or joint venture partners, or if we do identify suitable candidates or partners, we may not complete those transactions on terms commercially acceptable to us or at all. The inability to identify suitable acquisition targets, joint ventures or alliances, or our inability to complete such transactions on terms commercially acceptable to us or at all, may adversely affect our ability to compete and grow.

These types of transactions involve numerous risks, including:

•	difficulties in integrating operations, systems, technologies, accounting methods and personnel;
•	difficulties in supporting and transitioning clients of our acquired companies or strategic partners;
•	disruption of our ongoing business;
•	diversion of financial and management resources from existing operations;
•	risks of entering new markets;
•	potential loss of key employees; and
•	inability to generate sufficient revenue to offset transaction costs and expenses.

Furthermore, any such transaction that we attempt, whether or not completed, or any media reports or rumors with respect to any such transactions, may materially and adversely affect the value of our ordinary shares.

We may finance future transactions through debt financing or the issuance of our equity securities or a combination of the foregoing. Acquisitions financed with the issuance of our equity securities or convertible debt securities could be dilutive, which could affect the market price of our ordinary shares. Acquisitions financed with debt could require us to dedicate a substantial portion of our cash flow to principal and interest payments and could subject us to restrictive covenants. Acquisitions also frequently result in the recording of goodwill and other intangible assets that are subject to potential impairments in the future that could harm our financial results.  Moreover, if we fail to properly evaluate acquisitions, alliances or investments, we may not achieve the anticipated benefits of those transactions, and we may incur costs in excess of what we had anticipated.

Our success depends in large part upon our senior management and key personnel. Our inability to attract and retain these individuals could materially and adversely affect our business, results of operations and financial condition.

We are highly dependent on our senior management and other key employees, including our Chairman, Dr. Tang, Mr. Hua and Mr. Gu.  Our future performance will be dependent upon the continued service of members of our senior management and key employees. We do not maintain key man life insurance for any of the members of our management team or other key personnel. Competition for senior management in our industry is intense, and we may not be able to retain our senior management and key personnel or attract and retain new senior management and key personnel in the future, which could materially and adversely affect our business, results of operations and financial condition.

We have limited insurance coverage and may incur losses resulting from product liability claims, business interruption or natural disasters.

We are exposed to risks associated with product liability claims in the event that the use of our products results in property damage or personal injury. Since our products are ultimately incorporated into bridges, buildings, railways and other large structures, it is possible that users of these structures or people installing our products could be injured or killed by such structures, whether as a result of defects, improper installation or other causes. Because we continue to expand our customer base, we are unable to predict whether product liability claims will be brought against us in the future or to predict the impact of any resulting adverse publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. We do not carry product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. As the insurance industry in China is still in its early stages of development, even the insurance that we currently carry offers limited coverage compared with that offered in many other countries. Any business interruption or natural disaster could result in substantial losses and diversion of our resources and materially and adversely affect our business, financial condition and results of operations.

One shareholder will own a large percentage of our outstanding stock after this offering and could significantly influence the outcome of our corporate matters.

Following this offering, Dr. Tang will own approximately [___]% of our outstanding ordinary shares, thereby retaining a majority equity interest in our company.  Currently, Dr. Tang, our chairman, beneficially owns approximately 79% of our outstanding ordinary shares.  As our majority shareholder, Dr. Tang is, and will continue to be, able to elect our board of directors, approve, and determine the outcome of all matters requiring shareholder approval (unless the voting requirement for a particular matter is greater than Dr. Tang’s ownership at the time of the vote) significant corporate transactions that we may consider, such as a merger or other sale of our company or its assets.  This concentration of ownership in our shares by Dr. Tang will limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.  In addition, sales of significant amounts of ordinary shares held by Dr. Tang, or the prospect of these sales, could adversely affect the market price of our ordinary shares.

If we are unable to maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, and cause investors to lose confidence in our reported financial information.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.

As a public company, we have significant requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and, for many companies, a report by the independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not in the future identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to comply with Sarbanes-Oxley and meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, and cause investors to lose confidence in our reported financial information.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We expect the rules and regulations to which public companies are subject, including the Sarbanes-Oxley Act of 2002, to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements.

Risks Related to Doing Business in China

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as (0.8)%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

You may have difficulty enforcing judgments against us.

Our assets are located, and our operations are conducted, in the PRC. In addition, all of our directors and officers are nationals and residents of the PRC and a substantial portion of their assets is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts because China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest.

Most of our revenues are denominated in Renminbi, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

We are exposed to the risks associated with foreign exchange controls and restrictions in China, as our revenues are primarily denominated in Renminbi, which is currently not freely exchangeable. The PRC government imposes control over the convertibility between Renminbi and foreign currencies. Under the PRC foreign exchange regulations, payments for “current account” transactions, including remittance of foreign currencies for payment of dividends, profit distributions, interest and operation-related expenditures, may be made without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to “capital account” transactions, such as direct foreign investment and foreign currency loans. These capital account transactions must be approved by, or registered with, the PRC State Administration of Foreign Exchange, or SAFE. Further, capital contribution by an offshore shareholder to its PRC subsidiaries may require approval by the Ministry of Commerce in China or its local counterparts. We cannot assure you that we are able to meet all of our foreign currency obligations to remit profits out of China or to fund operations in China.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular 142, to regulate the conversion by foreign invested enterprises, or FIEs, of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-dominated capital of a FIE may be used only for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Compliance with Circular 142 may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business.

Fluctuation in the value of the Renminbi and of the U.S. dollar may have a material adverse effect on investments in our ordinary shares.

Any significant revaluation of the Renminbi may have a material adverse effect on the U.S. dollar equivalent amount of our revenues and financial condition as well as on the value of, and any dividends payable on, our ordinary shares in foreign currency terms. For instance, a decrease in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our ordinary shares and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of our common shares. A significant portion of our revenues are denominated in Renminbi. Any further appreciation of Renminbi against U.S. dollars may result in significant exchange losses.

Prior to 1994, the Renminbi experienced a significant net devaluation against most major currencies, and there was significant volatility in the exchange rate during certain periods. Upon the execution of the unitary managed floating rate system in 1994, the Renminbi was devalued by 50% against the U.S. dollar. Since 1994, the Renminbi to U.S. dollar exchange rate has largely stabilized. On July 21, 2005, the People’s Bank of China announced that the exchange rate of U.S. dollar to Renminbi would be adjusted from $1 to RMB8.27 to $1 to RMB8.11, and it ceased to peg the Renminbi to the U.S. dollar. Instead, the Renminbi would be pegged to a basket of currencies, whose components would be adjusted based on changes in market supply and demand under a set of systematic principles. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-U.S. dollar currencies from 1.5% to 3.0% to improve the flexibility of the new foreign exchange system. Since the adoption of these measures, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar. In June 2010, the Chinese government announced its intention to allow the Renminbi to fluctuate within the June 2005 parameters.  There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. The Renminbi may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies.

China’s legal system is different from those in some other countries.

China is a civil law jurisdiction. Under the civil law system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Although progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade, China’s legal system remains less developed than the legal systems in many other countries. Furthermore, because many laws, regulations and legal requirements have been recently adopted, their interpretation and enforcement by the courts and administrative agencies may involve uncertainties. Sometimes, different government departments may have different interpretations. Licenses and permits issued or granted by one government authority may be revoked by a higher government authority at a later time. Government authorities may decline to take action against unlicensed operators which may work to the disadvantage of licensed operators, including us. The PRC legal system is based in part on government policies and internal rules that may have a retroactive effect. We may not be aware of our violation of these policies and rules until some time after the violation. Changes in China’s legal and regulatory framework, the promulgation of new laws and possible conflicts between national and provincial regulations could adversely affect our financial condition and results of operations. In addition, any litigation in China may result in substantial costs and diversion of resources and management attention.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Ossen Materials constitutes a round-trip investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, a “round-trip investment” is defined as having taken place when a PRC business that is owned by PRC individuals is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individuals. Under the 2006 M&A Rules, any round-trip investment must be approved by MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

The direct shareholders of Ossen Materials, Ossen Asia and Topchina, are British Virgin Islands limited liability companies that were owned by Ossen Materials Group, a British Virgin Islands limited liability company that was controlled by Dr. Tang prior to our business combination.  Topchina also holds shares in Ossen Jiujiang.  We have been advised that we are not required to obtain MOFCOM approval because the relevant transactions occurred prior to the effectiveness of the 2006 M&A Rule.

However, the PRC regulatory authorities may take the view that the acquisition of shares in our PRC operating subsidiaries by Ossen Asia and Topchina, and the share exchange between Ultra Glory and Ossen Materials Group, are part of an overall series of arrangements which constitute a round-trip investment. If the PRC regulatory authorities take this view, we cannot assure you we may be able to obtain the approval required from MOFCOM. It is also possible that the PRC regulatory authorities could invalidate our acquisition and ownership of our Chinese subsidiaries, and that these transactions require the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained.

If these regulatory actions occur, we cannot assure you that we will be able to re-establish control of our Chinese subsidiaries’ business operations, that any such contractual arrangements will be protected by PRC law, or that we would receive as complete or effective an economic benefit and control of our Chinese subsidiaries’ business as if we had direct ownership of our Chinese subsidiaries.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a New Enterprise Income Tax Law, or the New EIT Law, which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with de facto management bodies within China is considered a resident enterprise, meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a circular issued by the State Administration of Taxation on April 22, 2009 clarified that dividends and other income paid by such resident enterprises will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such resident enterprises to various reporting requirements with the PRC tax authorities.

Although substantially all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise. However, if the PRC tax authorities determine that we are a resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as tax-exempt income, we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new resident enterprise classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.

Restrictions under PRC law on our PRC subsidiaries' ability to pay dividends and make other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Our revenues are generated by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to pay dividends and make other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. Allocations to these statutory reserve funds can be used only for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Any failure to comply with PRC environmental laws may require us to incur significant costs.

We carry on our business in an industry that is subject to PRC environmental protection laws and regulations.  These laws and regulations require enterprises engaged in manufacturing and construction that may cause environmental waste to adopt effective measures to control such waste.  In addition, such enterprises are required to pay fines, or to cease operations entirely under extreme circumstances, should they discharge waste substances.  The Chinese government may also change the existing laws or regulations or impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditures, which we may be unable to pass on to our customers through higher prices for our products.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from making prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in mainland China.  If any of our non-U.S. listed competitors that are not subject to the Foreign Corrupt Practices Act engage in these practices, they may receive preferential treatment and secure business from government officials in a way that is unavailable to us.  Furthermore, although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in illegal conduct for which we might be held responsible under U.S. law.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Because our funds are held in banks that do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue our business operations.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue our business operations.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our ordinary shares and our share price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our ordinary shares.

Risks Related to Our Ordinary Shares and This Offering

The market price for our ordinary shares may be volatile.

The market price for our ordinary shares is likely to be highly volatile and subject to wide fluctuations in response to various factors, including the following:

•	actual or anticipated fluctuations in our quarterly operating results and revisions to our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the markets for our products;

•	changes in the economic performance or market valuations of companies specializing in our industry or our customers or their industries;

•	announcements by us or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;

•	addition or departure of our senior management and key personnel;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	litigation related to our intellectual property;

•	release or expiry of transfer restrictions on our outstanding ordinary shares; and

•	sales or perceived potential sales of our ordinary shares.

In addition, the securities market has from time to time, and to an even greater degree since the last quarter of 2007, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ordinary shares.  Furthermore, in the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our future ability to raise capital through offerings of our ordinary shares.

Your ability to bring an action against us or against our directors and executive officers, or to enforce a judgment against us or them, will be limited.

We are not incorporated in the United States. We conduct our business outside the United States, and substantially all of our assets are located outside the United States. Most of our directors and executive officers are non-U.S. citizens and residents, and substantially all of the assets of those persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under U.S. securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the British Virgin Islands or the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and executive officers. For more information regarding the relevant laws of the British Virgin Islands and the PRC, see “Enforceability of Civil Liabilities.”

We may not pay any dividends on our ordinary shares.

Under British Virgin Islands law, we may pay dividends if the directors declare that the company is able to satisfy the provisions of Section 57 of the BVI Act.  Pursuant to this provision, the company, immediately after the distribution, must satisfy the solvency test, in so far as its assets exceeds its liabilities, and the company must be able to pay its debts as they become due. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. Even if we are able to pay dividends, we cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. We have not paid any dividends in the past. Future dividends, if any, will be at the discretion of our board of directors, subject to the approval of our shareholders, and will depend upon our results of operations, our cash flows, our financial condition, the payment of our subsidiaries of cash dividends to us, our capital needs, future prospects and other factors that our directors may deem appropriate.  We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

As the public offering price is substantially higher than the pro forma net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by existing shareholders for their ordinary shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution of approximately [         ] per ordinary share, representing the difference between our pro forma net tangible book value per ordinary share as of [          ], after giving effect to this offering and the assumed public offering price of [        ] per ordinary share. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

We may use the net proceeds in ways with which you may not agree.

We intend to use the net proceeds from this offering to increase our production capacity and for working capital and other general corporate purposes.  However, our management will have considerable discretion in the application of the proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ordinary share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares. We expect our ordinary shares to be approved for listing on the Nasdaq Global Market. If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of our ordinary shares will be materially and adversely affected and you may not be able to resell our ordinary shares at or above the price you paid, or at all. The initial public offering price for our ordinary shares will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ordinary shares after this initial public offering. An active trading market for our ordinary shares may not develop in a timely manner or at all, and the market price of our ordinary shares may decline below the initial public offering price. If the price at which our ordinary shares are traded after this offering declines below the initial public offering price, you will experience a decrease in the value of your ordinary shares regardless of our operating performance or prospects.

If we are classified as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences.

Generally, if for any taxable year, after applying certain look-through rules, 75% or more of our gross income is passive income, or at least 50% of our assets (generally based on average value determined on a quarterly basis) are held for the production of, or produce, passive income, we may be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to our shareholders who are U.S. taxpayers, including gain realized on the disposition of our ordinary shares being treated as ordinary income rather than capital gain and in punitive interest charges being applied to such sales proceeds. Rules similar to those applicable to dispositions apply to amounts treated as “excess distributions.”

We do not believe that we will be a PFIC for our 2010 taxable year based upon our estimates of income, the expected composition of our assets and the expected value of our assets as determined based on our anticipated market capitalization after this offering. However, because PFIC status is based on the composition of our income and assets for the entire taxable year, it is not possible at this time to determine whether we will become a PFIC for our 2010 taxable year until after the close of the taxable year. Therefore, we may become a PFIC for our 2010 taxable year or in any future taxable year. U.S. shareholders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our ordinary shares if we were to become a PFIC. See “Taxation — U.S. Federal Income Taxation — Tax Consequences if We Are a Passive Foreign Investment Company.”

If equity research analysts do not publish research or reports about our company or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading market for our ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our company. We do not control these analysts. The price of our ordinary shares could decline if one or more equity analysts downgrade our ordinary shares or if they issue other unfavorable commentary, or cease publishing reports, about us or our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

We make “forward-looking statements” in the “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe that they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. Except for events or circumstances which occur up to the date of our prospectus, we undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made in this prospectus, even though our situation will change in the future. Forward-looking statements include statements about:

•	our ability to attract and retain customers;

•	the anticipated benefits and risks associated with our business strategy, including those relating to our current and future product offerings;

•	our future operating results;

•	the anticipated benefits and risks of our key strategic customer relationships and strategic acquisitions, joint ventures and alliances; and

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus describes the principal contingencies and uncertainties to which we believe we are subject, which include the following risks:

•	Our revenues are highly dependent on a limited number of customers;

•	We have ceased doing business with some international customers because of anti-dumping duties;

•	We expect to experience increased needs to finance our working capital requirements;

•	We may need to establish a more diverse supplier network;

•	Our revenues could decrease if steel prices decline;

•	We face intense competition;

•	We may be unable to maintain sufficient levels of working capital;

•	We may be unable to protect our intellectual property; and

•	Adverse changes in the economy of China may affect our business.

Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason following the date of this prospectus to conform these statements to actual results or to changes in our expectations or to publicly release the result of any revisions to these forward-looking statements which we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $[__] million from this offering, or approximately $[__] million assuming the underwriters exercise their option to purchase additional ordinary shares in full, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us. For the purposes of estimating net proceeds, we are assuming an initial public offering price of $[    ] per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover of this prospectus. A $1.00 increase (decrease) in the assumed public offering price of $[    ] per ordinary share would increase (decrease) the net proceeds to us from this offering by $[    ] million.

We intend to use a significant portion of the net proceeds from this offering to increase our production capacity.  Our plan is to construct a new building on empty land located in our Maanshan facility and to install a new production line which will be used for the production of approximately 30,000 tons annually of rare earth coated PC wires and PC strands.  The construction of the building and installation of the production line are expected to cost approximately $25 million in the aggregate.

In addition, we may use a portion of the net proceeds from this offering to acquire all, or a portion of, the minority interests in our subsidiary, Ossen Materials.  Currently, our wholly owned subsidiary, Ossen Asia, owns 81% of the equity of Ossen Materials.  The remaining 19% is held in the aggregate by four Chinese entities.  See “Corporate Structure and Organization – Our Subsidiaries” below.  The terms of the purchase of any of the minority interests in Ossen Materials, including the purchase price, are subject to future discussions and negotiations between us and the minority shareholders, and there is no assurance that any of these interests will be available for us to purchase upon terms that are acceptable to us, if at all.

We may use a portion of the net proceeds from this offering to fund acquisitions.  We currently have no plans, agreements or commitments with respect to any material acquisitions or investments in other companies, although we assess opportunities on an ongoing basis and from time to time have discussions with other companies about potential transactions.  The remainder of the proceeds will be used for working capital and other general corporate purposes.

The amounts and timing of these expenditures may vary depending on our ability to expand our business, the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive for this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.

Pending the use of the net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We do not currently have any plans to pay any cash dividends in the foreseeable future on our ordinary shares being sold in this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the British Virgin Islands. Our revenues are generated by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to pay dividends and make other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. Allocations to these statutory reserve funds can be used only for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. The board of directors of each of our PRC subsidiaries, each of which is a wholly foreign owned enterprise, has the discretion to allocate a portion of its after-tax profits to its staff welfare and bonus funds, which is likewise not distributable to its equity owners except in the event of a liquidation of the foreign-invested enterprise.  If we decide to pay dividends in the future, these restrictions may impede our ability to pay dividends.  In addition, if any of these Chinese entities incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Our Board of Directors has complete discretion on whether to pay dividends.  Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Any dividend we declare will be paid to the holders of our ordinary shares, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010:

•	on an actual basis; and

•
on a pro forma as adjusted basis to give effect to the issuance and sale of [    ] of our ordinary shares by us in this offering, assuming an initial public offering price of $[    ] per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us of approximately $[     ], assuming that the underwriters do not exercise their over-allotment option and there is no other change to the number of ordinary shares sold by us as set forth on the cover page of this prospectus.

You should read this table together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

As of June 30, 2010	Actual	Pro forma as adjusted
Cash:
Cash and cash equivalents	$3,460,341	[•	]
Restricted cash (1)	12,149,706	[•	]

Debt:
Notes payable - bank acceptance notes (1)	22,030,961	[•	]
Short-term bank loans (2)	36,277,649	[•	]

Shareholders’ equity:
Ordinary shares	500	[•	]
Accumulated other comprehensive income	660,571	[•	]
Statutory reserve	2,049,085	[•	]
Retained earnings	19,219,153	[•	]
Non-controlling interest	6,903,107	[•	]
Total shareholders’ equity	$28,832,416	[•	]

(1)       Restricted cash represents amounts held by a bank as security for bank acceptance notes and therefore is not available for our use until such time as the bank acceptance notes have been fulfilled or expired, normally within a twelve month period.  All the notes payable are subject to bank charges of 0.05% of the principal amount as commission on each loan transaction.

(2)       Short-term bank loans are obtained from local banks in China. All the short-term bank loans are repayable within one year and are secured by property, plant and equipment and land use rights owned by us, as well as by guarantees made by our affiliates.

A $1.00 increase (decrease) in the assumed initial public offering price of $[    ] per ordinary share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents and total shareholders’ equity by $[    ], assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and our estimated offering expenses of approximately $[     ].

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2010 was $[    ] million, or $[    ] per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, minus the amount of our total consolidated liabilities. Without taking into account any other changes in such net tangible book value, other than to give effect to the issuance and sale of [    ] ordinary shares by us in this offering, at the initial public offering price of $[    ] per ordinary share and after deduction of the underwriting discounts and commissions and estimated offering expenses of this offering payable by us, our adjusted net tangible book value as of [      ] would have increased to $[    ] million or $[    ] per ordinary share. This represents an immediate decrease in net tangible book value of $[    ] per ordinary share to our existing shareholders and an immediate dilution in net tangible book value of $[    ] per ordinary share to investors purchasing shares in this offering.  In the event that the closing date of this offering deviates from that assumed in this prospectus, we will include the adjusted ordinary share number in our final prospectus relating to this offering. The following table illustrates such per share dilution:

Assumed initial public offering price per ordinary share	$	[	]
Net tangible book value per ordinary share as of December 31, 2009	$	[	]
Increase in adjusted net tangible book value per ordinary share attributable to this offering	$	[	]
Amount of dilution in net tangible book value per ordinary share issued to new investors in this offering	$	[	]
Adjusted net tangible book value per ordinary share after this offering	$	[	]

A $1.00 increase (decrease) in the assumed public offering price of $[    ] per ordinary share would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $[    ] million, the pro forma net tangible book value per ordinary share after giving effect to this offering by $[    ] per ordinary share and the dilution pro forma net tangible book value per ordinary share to new investors in this offering by $[    ] per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of June 30, 2010, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased			Total Consideration			Average Price Per Ordinary
	Number	Percent		Amount	Percent		Share
Existing shareholders			%	$		%	$
New investors
Total		100%			100%

A $1.00 increase (decrease) in the assumed initial public offering price of $[    ] per ordinary share would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ordinary share paid by all shareholders by $[    ] million, $[    ] million and $[    ], respectively, assuming no change in the number of ordinary shares sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other offering expenses.

EXCHANGE RATE INFORMATION

The financial records of our consolidated entities are maintained in RMB, which is our functional currency.  Capital accounts of our consolidated financial statements are translated into U.S. dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rate as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the relevant period. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

The exchange rates used to translate amounts in RMB and HK$ into U.S. Dollars for the purposes of preparing the consolidated financial statements are as follows:

	Six months ended June 30,		Year ended September 30,
	2010	2009	2009	2008
Balance sheet items, except for equity accounts	RMB6.8086=$1 HK$7.7335=$1	RMB6.8448=$1	RMB6.8290=$1 HK$7.7805=$1	RMB6.8183=$1
Items in statements of income and cash flows	RMB6.8347=$1 HK$7.7275=$1	RMB6.8432=$1	RMB6.83055=$1 HK$7.7890=$1	RMB7.1643=$1

There is no assurance that the RMB and HK$ amounts could have been, or could be, converted into U.S. dollars at the above rates.

ENFORCEABILITY OF CIVIL LIABILITIES

Ossen Innovation Co., Ltd. is a British Virgin Islands company and most of its executive officers and directors are located outside of the United States. In addition, a substantial portion of its assets and the assets of its directors and officers are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon Ossen Innovation Co., Ltd. or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Ossen Innovation Co., Ltd. or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the British Virgin Islands or the People’s Republic of China would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included elsewhere in this registration statement.  The audited consolidated statements of operations and comprehensive income data for the fiscal years ended December 31, 2008 and 2009 and the unaudited consolidated statements of operations and comprehensive income data for the six months ended June 30, 2009 and 2010 and the audited balance sheets data as of December 31, 2008 and 2009 and the unaudited balance sheets data as of June 30, 2009 and 2010 are derived from the consolidated financial statements included elsewhere in this registration statement.  The consolidated statements of operations and comprehensive income data for the fiscal years ended December 31, 2005, 2006 and 2007 and the balance sheets data as of December 31, 2005, 2006 and 2007 have been derived from unaudited financial statements that are not included in this prospectus.  Our historical results for any of these periods are not necessarily indicative of results to be expected in any future period.

		Year Ended December 31,				Six Months Ended June 30,
	2009 (Audited)	2008 (Audited)	2007 (Unaudited)	2006 (Unaudited)	2005 (Unaudited)	2010 (Unaudited)	2009 (Unaudited)

Revenues	$101,087,796	$82,742,310	$71,909,873	$59,547,454	$17,195,347	$58,708,775	$40,416,407
Cost of goods sold	87,659,925	70,532,733	63,340,890	56,853,946	15,216,951	47,101,721	35,741,095
Gross profit	13,427,871	12,209,577	8,568,983	2,693,508	1,978,395	11,607,054	4,675,312
Selling and distribution expenses	503,724	4,326,491	3,662,373	1,024,209	219,650	195,706	241,880
General and administrative expenses	1,143,672	1,316,606	571,498	340,847	255,270	532,276	638,499
Total Operating Expenses	1,647,396	5,643,097	4,288,796	1,410,056	501,920	727,982	880,379

Income from operations	11,780,475	6,566,480	4,280,187	1,283,451	1,476,475	10,879,072	3,794,933
Interest expenses, net	(1,496,712)	(1,891,671)	(1,189,027)	(359,130)	(22,920)	(1,069,659)	(730,104)
Other income, net	183,495	380,766	278,924	211,875	56,362	96,720	14,583
Income before income taxes	10,467,258	5,055,575	3,370,084	1,136,196	1,509,917	9,906,133	3,079,412
Income taxes	(740,053)	(291,520)	(233,674)	-	-	(1,370,598)	(348,394)
Net income	9,727,205	4,764,055	3,136,410	1,136,196	1,509,917	8,535,535	2,731,018
Less: Net Income Attributable to non- Controlling interest	1,714,670	809,437	-	-	-	1,430,029	484,515
Net income attributable to controlling interest	8,012,535	3,954,618	3,136,410	1,136,196	1,509,917	7,105,506	2,246,503
Other comprehensive income
Foreign currency translation gain, net of tax	31,146	420,883	66,913	360,384	37,135	117,535	13,684
Total Other comprehensive income, net of tax	31,146	420,883	66,913	360,384	37,135
Comprehensive Income	$8,043,681	$4,375,501	$3,203,323	1,496,580	1,547,052	$7,223,041	$2,260,187

Balance Sheets Data (qat end of period)	December 31					June 30,
(in U.S. Dollars)	2009	2008	2007	2006	2005	2010
	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and cash equivalents	$8,409,467	$3,761,315	$6,735,616	$7,828,750	$3,120,317	$3,460,341
Total current assets	68,374,508	47,316,208	35,162,129	18,712,764	9,901,704	91,415,426
Total non-current assets	17,343,079	18,580,174	17,464,579	12,733,621	9,898,165	16,712,373
Total assets	85,717,587	65,896,382	52,626,708	31,436,385	19,799,869	108,127,799

Total liabilities	65,538,241	55,475,387	47,390,651	18,297,807	8,317,707	79,389,036
Total shareholders’ equity	20,179,346	10,420,995	5,236,057	13,138,578	11,482,162	28,808,115
Total liabilities and shareholders’ equity	85,717,587	65,896,382	52,626,708	31,436,385	19,799,869	108,127,799

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus.  In addition to historical information, the following discussion contains certain forward-looking statements.  These statements relate to our future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “may”, “will”, “could”, “expect”, “anticipate”, “intend”, “believe”, “estimate”, “plan”, “predict”, “project” and similar terms or terminology, or the negative of such terms or other comparable terminology.  Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements.  Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus and our other filings with the Securities and Exchange Commission.  We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

Our financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States. See “Exchange Rate Information” above for information concerning the exchange rates at which Renminbi have been translated into U.S. dollars at various pertinent dates and for pertinent periods.

Overview

General

We manufacture and sell an array of plain surface prestressed steel materials and rare earth coated and zinc coated prestressed steel materials, which we believe is the most comprehensive array among our competitors in China.  Our materials are used in the construction of bridges, highways and other infrastructure projects in the PRC and internationally.  Our facilities are located in Maanshan City, Anhui Province and in Jiujiang City, Jiangxi Province, in the People’s Republic of China.  According to the PRC PC Strand Industry Investment and Market Operation Research Report, in 2008, our products were ranked third in sales in the PRC for prestressed concrete, or PC, strands and wires, and ranked first in export sales of these materials by Chinese prestressed steel manufacturers.  Based on our extensive experience in the industry, we believe that Ossen is one of the leading enterprises in the PRC in the design, engineering, manufacture and sale of customized prestressed steel materials used in the construction of bridges, highways, and other infrastructure projects in China.

On July 7, 2010, Ultra Glory and its sole shareholder entered into a share exchange agreement with Ossen Innovation Materials Group Co., Ltd., or Ossen Innovation Group, a British Virgin Islands limited liability company organized on April 30, 2010 under the BVI Act and the shareholders of Ossen Innovation Group. Pursuant to the share exchange agreement, Ultra Glory acquired from the shareholders of Ossen Innovation Group all of the issued and outstanding shares of Ossen Innovation Group, in exchange for an aggregate of 10,000,000 newly issued ordinary shares issued by Ultra Glory to the shareholders of Ossen Innovation Group.  In addition, the sole shareholder of Ultra Glory sold all of the 5,000,000 ordinary shares of Ultra Glory that were issued and outstanding prior to the business combination, to the shareholders of Ossen Innovation Group for cash, at a price of $0.03 per share.  As a result, the individuals and entities that owned shares of Ossen Innovation Group prior to the business combination acquired 100% of the equity of Ultra Glory, and Ultra Glory acquired 100% of the equity of Ossen Innovation Group.  Ossen Innovation Group is now a wholly owned subsidiary of Ultra Glory.  In conjunction with the business combination, Ultra Glory filed an amended charter, pursuant to which Ultra Glory changed its name to Ossen Innovation Co., Ltd, changed its fiscal year end to December 31, changed the par value of its ordinary shares to $0.01 per share and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, we ceased to be a shell company.

Important Factors Affecting our Results of Operations and Existing Trends

International and Domestic Markets

Our results of operations depend in part on the proportion of international sales to domestic sales that we attain during a particular financial reporting period.  Sales to international customers have historically generated higher profit margins for us.  In addition, we have historically collected a significant percentage of revenues generated by international sales by letter of credit, which enables us to convert accounts receivable into cash more quickly.  Our domestic customers generally pay approximately 40 days after receiving the materials at the construction site.  In 2008, we sold 37.6% of our products to international customers.  However, in 2009 and during the six months ended June 30, 2010, we sold only 3.7% and 3.1% respectively, of our products to international customers, as a result of the global economic and financial crisis and the imposition of anti-dumping duties by the U.S. and the European Union.

According to a report issued by the Institute of Quantitative and Technical Economics, Chinese Academy of Social Sciences, dated October 9, 2010, bridge and other infrastructure construction is currently experiencing significant growth in China, which trend is expected to continue until 2020.  Under existing PRC governmental policies, significant investments are expected to be made during the next decade to construct more than 200 new bridges over dozens of Chinese rivers, including the Yangtze River, Yellow River, Songhua River, Jiangxi River, Xiang River, Han River, Minjiang River and Pearl River.  In addition, approximately 400 old bridges will need to be reinforced or expanded during that period.  In addition, over the next decade, China is expected to build four cross-sea bridges and tunnels, including the Bohai Bay Cross-Sea Bridge, the Hong Kong-Zhuhai-Macao Cross-Sea Bridge, the Qiongzhou Strait Bridge and the Taiwan Strait Tunnel.

We generated approximately 3.1% of our revenue during the six months ended June 30, 2010 from sales to customers in Southeast Asia (including primarily Taiwan and South Korea) and Australia, primarily for use in the construction of bridges.  Due to increased demand for our products in the PRC market and these other markets, we do not intend to reestablish a presence in the United States or the European Union in the near future.

Product Mix and Industry Trends

Our results of operations also depend on the product mix that we attain during a particular financial reporting period.  We produce and sell products according to customer orders.  The sales prices of our rare earth coated products are higher than the prices of our plain surface, stabilized and zinc coated products.  Since the increase in our expenses in developing and selling rare earth coated materials is less than the increased sales prices, these products generate higher revenues.

As a percentage of overall sales, sales of our rare earth coated products increased from 0% in 2008 to 15% in 2009 and approximately 53.5% during the six months ended June 30, 2010, as discussed under “—Results of Operations” below.  Our plan is to continue to increase sales of our rare earth coated products to manufacturers of steel cables for bridges and other infrastructure projects, both in the PRC and internationally, in order to increase our revenues and profits.

In addition, one of our affiliates, a member of the Ossen Group, recently acquired Shanghai Pujiang, a downstream manufacturer of cables for use in bridge construction in the PRC.  In the bridge construction industry, cable manufacturers are asked to bid on new projects.  Manufacturers of prestressed materials, such as us, who provide the raw materials for the bridge cables, participate indirectly in the building process through the cable manufacturers.  Since we are now affiliated with one of the leading cable manufacturers in the PRC, we anticipate that we will have more opportunities to participate in bids for bridge projects.  We expect sales of our rare earth coated products and our profits to increase as a result of this acquisition.

Favorable price and terms for supply of principal raw materials

Our principal raw material is high carbon steel wire rods that we typically purchase from multiple primary steel producers. The steel industry as a whole is cyclical and, at times, pricing and availability of steel can be volatile due to numerous factors beyond our control, including general domestic and international economic conditions, labor costs, sales levels, competition, levels of inventory held by us and other steel service centers, consolidation of steel producers, higher raw material costs for steel producers, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us.

We, like many other steel service centers, maintain substantial inventories of steel to accommodate the short lead times and just-in-time delivery requirements of our customers. Accordingly, we purchase steel in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based upon historic buying practices, supply agreements with customers and market conditions. Our commitments to purchase steel are generally at prevailing market prices in effect at the time we place our orders. We have no long-term, fixed-price steel purchase contracts. When steel prices increase, as they did in 2008, competitive conditions will influence how much of the price increase we can pass on to our customers. To the extent we are unable to pass on future price increases in our raw materials to our customers, the net sales and profitability of our business could be adversely affected.

When steel prices decline, as they did in the fourth quarter of 2008 and through the first half of 2009, customer demands for lower prices and our competitors' responses to those demands could result in lower sale prices and, consequently, lower margins. Significant or rapid declines in steel prices or reductions in sales volumes could result in us incurring inventory or goodwill impairment charges. Changing steel prices therefore could significantly impact our net sales, gross margins, operating income and net income.  During the first half of 2010, the impact of steel price fluctuation on our results of operations was immaterial.

We currently purchase almost all of our new materials from a very small number of suppliers.  Purchases from our five largest suppliers amounted to 86.5%, 89.5% and 100% of our total raw material purchases in 2008 and 2009 and during the six months ended June 30, 2010, respectively.  To date, we have been able to obtain favorable pricing and delivery terms from these suppliers.  However, as we continue to increase the scale of our production, we may need to further diversify our supplier network and, as a result, may not be able to obtain favorable pricing and delivery terms from new suppliers.

Production capacity

In order to capture additional market share for our products, we have expanded over the past several years, and plan to continue to expand, our production capacity.  We are currently producing at nearly full capacity.  Increased capacity has had, and could continue to have, a significant effect on our results of operations, by allowing us to produce and sell more products to generate higher revenues and profits. We intend to use the net proceeds from this offering to increase our production capacity.  Our growth strategy is to increase our production capacity from 140,000 tons annually to 170,000 tons annually in 2011.  Our plan is to construct a new building on empty land located in our Maanshan facility and to install a new production line which will be used for the production of approximately 30,000 tons annually of higher margin rare earth coated prestressed materials, including rare earth coated PC wires and PC strands.  We intend to use $25 million from the net proceeds of this offering to construct the new building and install this production line.

Growth of the Chinese economy

We operate our manufacturing facilities in China and derive the majority of our revenues from sales to customers in China. As such, economic conditions in China affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. According to the National Bureau of Statistics of China, China has experienced significant economic growth, achieving a Compound Annual Growth Rate of 12.1% in gross domestic product from 1997 through 2007. Domestic demand for, and consumption of, prestressed steel products has increased substantially as a result of this growth. We anticipate that the demand for our materials in China will continue to increase as the Chinese government carries out its stimulus plan and other plans to further develop the transportation infrastructure in the PRC. However, any adverse changes in economic conditions or regulatory environment in China may have a material adverse effect on our future performances.

Level of income tax and preferential tax treatment

Our net income is affected by the income tax that we pay and any preferential tax treatment that we are able to receive.  Our operating subsidiaries are subject to the PRC enterprise income tax, or EIT.  According to the relevant laws and regulations in the PRC, foreign invested enterprises established prior to January 1, 2008 are entitled to full exemption from income tax for two years beginning with the first year in which such enterprise is profitable and a 50% income tax reduction for the subsequent three years.  Ossen Materials was entitled to an EIT exemption during the two years ended December 31, 2006 and was subject to a 50% income tax reduction during the three years ended December 31, 2009.  Ossen Jiujiang was entitled to the EIT exemption during the two years ended December 31, 2008, was subject to a 50% income tax reduction during the year ended December 31, 2009 and will be subject to a 50% income tax reduction during the period from January 1, 2010 to December 31, 2011.  Our income taxes increased from $0.7 million during the year ended December 31, 2009 to $1.4 million during the six months ended June 30, 2010 as a result of the expiration of the tax reduction to which Ossen Materials was entitled to in 2009.  As our income tax obligations increase over time, our net income will be affected.

Costs of being a public company

Prior to the business combination, Ossen did not operate as a public company. Ossen expects that compliance with its obligations as a public company will require significant management time and continued increases in general administrative expenses, including insurance, legal and financial compliance costs.

Foreign currency translation

Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiaries is RMB. Our results of operations are translated at average exchange rates during the relevant financial reporting periods, assets and liabilities are translated at the unified exchange rate at the end of these periods and equity is translated at historical exchange rates. Adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.

Description of Selected Income Statement Items

Revenues.  We generate revenue from sales of our prestressed steel products, including plain surface products and rare earth coated products.

Cost of goods sold.  Cost of goods sold consists of costs directly attributable to production, including the cost of raw materials, salaries for staff engaged in production activity, electricity, depreciation, packing materials, and related expenses.

Selling and distribution expenses.  Selling and distribution expenses consist of sales commissions, payroll, traveling expenses, transportation expenses and advertising expenses.  We pay our distribution customers a commission ranging from 0.6% to 1.4% of invoiced amounts (including VAT) actually paid to us.

General and administrative expenses.  General and administrative expenses consist primarily of employee remuneration, payroll taxes and benefits, general office expenses and depreciation.  We expect administrative expenses to continue to increase as we incur additional expenses related to costs of compliance with securities laws and other regulations, including increased audit and legal fees and investor relations expenses.

Interest expenses.  Interest expenses consist of interest expense on bank loans.

Other Income.  Our other income consisted of government grants and revenue from sales of scrap materials in 2008 and 2009.

Income Taxes.  The PRC Enterprise Income Tax Law imposed a unified income tax rate of 33% prior to and including 2007 and of 25% beginning in 2008 for enterprises registered in the PRC.  Both Ossen Materials and Ossen Jiujiang were designated by the local tax authority as a foreign-invested enterprise engaged in manufacturing activities.  As a result, Ossen Materials was entitled to an EIT exemption during the two years ended December 31, 2006 and was subject to a 50% income tax reduction during the three years ended December 31, 2009.  Ossen Jiujiang was entitled to the EIT exemption during the two years ended December 31, 2008, was subject to 50% income tax reduction during the year ended December 31, 2009, and will be subject to 50% income tax reduction during the period from January 1, 2010 to December 31, 2011.  As our income tax obligations increase over time, our net income will be affected.

Results of Operations

The following table sets forth the key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

	(All amounts in U.S. dollars, except for percentages)
	For Six Months Ended June 30,				For Year Ended December 31,
	2010	% of Revenue	2009	% of Revenue	2009	% of Revenue	2008	% of Revenue
Revenues	$58,708,775	100%	$40,416,407	100%	$101,087,796	100%	$82,742,310	100%
Cost of Goods Sold	47,101,721	80.2%	35,741,095	88%	87,659,925	86.7%	70,532,733	85.2%
Gross profit	11,607,054	19.8%	4,675,312	11.6%	13,427,871	13.2%	12,209,577	14.8%
Selling and distribution expenses	195,706	0.3%	241,880	0.6%	503,724	0.5%	4,326,491	5.2%
General and administrative expenses	532,276	0.9%	638,499	1.6%	1,143,672	1.1%	1,316,606	1.6%
Total operating expenses	727,982	1.2%	880,379	2.2%	1,647,396	1.6%	5,643,097	6.8%
Income from operation	10,879,072	18.5%	3,794,933	9.4%	11,780,475	11.1%	6,566,480	7.9%
Interest expenses, net	(1,069,659)	1.8%	(730,104)	1.8%	(1,496,712)	1.5%	(1,891,671)	2.3%
Other income, net	96,720	0.2%	14,583	-	183,495	0.2%	380,766	0.5%
Income before income taxes	9,906,133	16.9%	3,079,412	7.6%	10,467,258	10.4%	5,055,575	6.1%
Income Taxes	(1,370,598)	2.3%	(348,394)	0.9%	(740,053)	0.8%	(291,520)	0.4%
Net Income	8,535,535	14.5%	2,731,018	6.8%	9,727,205	9.6%	4,764,055	5.7%
Less: net income attributable to non-controlling interest	1,430,029	2.4%	484,515	1.2%	1,714,670	1.7%	809,437	1.0%
Net income attributable to controlling interest	7,105,506	12.1%	2,246,503	5.6%	8,012,535	7.9%	3,954,618	4.7%
Other comprehensive income-Foreign currency translation gain, net of tax	117,535	0.2%	(13,684)	-	31,146	-	420,883	0.5%
Total other comprehensive income, net of tax	-	-	-	-	31,146	-	420,883	0.5%
Comprehensive Income	$7,223,041	12.3%	$2,260,187	5.6%	8,043,681	7.9%	4,375,501	5.3%

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net Revenues.  During the year ended December 31, 2009, we had revenues of approximately $101.1 million as compared to revenues of approximately $82.7 million during year ended December 31, 2008, an increase of approximately $18.3 million, or 22.2%.   The growth in our revenues during the year ended December 31, 2009 was attributable to a significant increase of volume sold during such period as compared to the year ended December 31, 2008.

The following table provides a breakdown of our revenues during the years ended December 31, 2009 and 2008, respectively:

	Year ended December 31,
	2009		2008		Change
	Revenue ($)	% of Total Revenue	Revenue ($)	% of Total Revenue	from 2008 to 2009
Products:
Plain surface PC strands	30,081,890	32%	47,842,855	60%	(36.2)%
Zinc coated PC wires and PC strands	2,225,113	2%	3,332,883	4%	(35.1)%
Stabilized PC wires	52,179,268	51%	32,166,572	36%	69.3%
Rare earth coated PC wires and PC strands	16,601,524	15%		-	-

The reasons for the change in our product mix from 2008 to 2009, with sales of plain surface products decreasing significantly and sales of products stabilized PC wires increasing significantly, are twofold.  One, as a result of an overall decrease in demand in international markets for our products due to the global financial and economic crisis and the anti-dumping duties imposed by the U.S. and the European Union, we had to decrease our international sales, which were comprised primarily of plain surface materials in 2008.  Two, we increased sales of our higher margin rare earth and zinc coated products and stabilized PC wires, primarily in the domestic PRC market in 2009 to take advantage of the growth and stimulus measures existing in the PRC.

Cost of Goods Sold.  Cost of goods sold was approximately $87.7 million during the year ended December 31, 2009, as compared to approximately $70.5 million during the year ended December 31, 2008, representing an increase of 24.3%, or approximately $17.2 million. As a percentage of net sales, cost of sales increased from 85.2% to 86.7% during the year ended December 31, 2009.  This increase resulted from the increase in purchases of zinc in order to product greater quantities of our coated materials, of which zinc is a crucial element.

Gross Profit and Gross Margin. Our gross profit is equal to the difference between our revenues and our cost of goods sold.  Our gross profit increased 10.0% to approximately $13.4 million during the year ended December 31, 2009, from approximately $12.2 million for the same period in 2008.  The increase was primarily attributable to increased sales volume.

For the years ended December 31, 2009 and 2008, our gross margin was 13.2% and 14.8%, respectively.  The reason for this decrease in gross margin is that we decreased our international sales, which generally generate higher margins than domestic sales, as a result of the global economic crisis and anti-dumping duties imposed by the U.S. and the European Union.

General and Administrative Expenses.  General and administrative expenses totaled approximately $1.1 million for the year ended December 31, 2009, as compared to approximately $1.3 million for the year ended December 31, 2008, representing a decrease of 17.6%. This decrease was primarily attributable to costs incurred in connection with a potential financing transaction in 2008.

Selling and Distribution Expenses.  Selling and distribution expenses totaled $0.5 million for the year ended December 31, 2009, as compared to $4.3 million for the year ended December 31, 2008, a decrease of 88.4%.  This decrease was attributable primarily to a significant decrease in our freight costs and other costs related to international sales as a result of the significant decrease in international sales in 2009.

Operating Income. As a result of the foregoing, operating income for the year ended December 31, 2009 was approximately $11.8 million, an increase of 78.8% as compared to approximately $6.6 million for the same period in 2008.  As a percentage of net sales, operating income increased from 7.9% to 11.1% during the year ended December 31, 2009.

Other Income. Our other income for the year ended December 31, 2009 totaled $0.2 million, compared to other income of $0.4 million for the previous year, a decrease of 51.8%.  This decrease was attributable to the receipt of a government subsidy in 2008 in recognition of our high level of exports, which grant was not made in 2009.

Income Taxes. We incurred income tax expenses of $740,053 and $291,520 in fiscal years ended December 31, 2009 and 2008, respectively.

Net Income. As a result of the foregoing, our net income totaled approximately $9.7 million for the year ended December 31, 2009, as compared to approximately $4.8 million for the year ended December 31, 2008, an increase of 106%.

Net Income Attributable to Non-controlling Interest.  We own 81% of our operating subsidiaries.  Net income attributable to non-controlling interest represents the net income attributable to the holders of the remaining 19%.

Foreign Currency Translation. Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. Our results of operations are translated at average exchange rates during the relevant financial reporting periods, assets and liabilities are translated at the unified exchange rate at the end of these periods and equity is translated at historical exchange rates. Adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Net Revenues.  During the six months ended June 30, 2010, we had revenues of approximately $58.7 million as compared to revenues of approximately $40.4 million during the six months ended June 30, 2009, an increase of approximately $18.3 million, or 45.3%.   The growth in our revenues during the six months ended June 30, 2010 was attributable primarily to a significant increase of volume sold during such period as compared to the six months ended June 30, 2009.  In addition, during the six months ended June 30, 2010, 53.5% of our revenue was generated by sales of our newly developed rare earth coated products, whose sales prices are higher than those of our other products and which are used primarily in the construction of bridges.

The following table provides a breakdown of our revenues by product type during the six months ended June 30, 2010 and 2009, respectively:

	Six months ended June 30,
	2010		2009		Change
	Revenue ($)	% of Total Revenue	Revenue ($)	% of Total Revenue	from 2009 to 2010
Products:
Plain surface PC strands	18,004,460	30.7	7,245,040	17.9	148.5%
Zinc coated PC wires and PC strands	1,516,857	2.6	978,756	2.4	55.0%
Stabilized PC wires	7,261,189	12.4	32,192,611	79.7	(77.4)%
Rare earth coated PC wires and PC strands	31,926,269	53.5	-	-	-

The reasons for the change in our product mix from 2009 to 2010, with sales of plain surface PC strands increasing significantly, sales of stabilized PC wires decreasing significantly and sales of other rare earth coated PC wires and PC strands increasing significantly were as follows:

•
We experienced increased demands for our plain surface PC strands for use in highways, docks and other infrastructure projects in the PRC, resulting in a 148.5% increase in sales of these products during the six months ended June 30, 2010 as compared to the six months ended June 30, 2009.  The reason for this significant increase in demand is that the PRC Ministry of Transportation’s implementation of the Eleventh Five-Year Plan is focused in large part on the construction of highways, docks and other infrastructure projects.  Although we expect demand for these products to remain high in the PRC in the near future, we do not expect to continue to increase our revenues from sales of plain surface PC strands at this rate because we intend to utilize a greater percentage of our production capacity to manufacture rare earth coated PC wires and PC strands to be used in the construction of bridges.  Rare earth coated materials generate higher profit margins, and demand for these products in the PRC market is high as well.

•
We generated over half of our revenue from sales of our rare earth coated products during the six months ended June 30, 2010.  Demand for our rare earth coated PC wires and PC strands, which are new products that we began selling in the second half of 2009, has been very high in the PRC, and we expect this trend to continue in the near future.  Our customers that are in the bridge construction and restoration industry in the PRC and overseas have reported that they prefer rare earth coated products to zinc coated products because of the anti-corrosion and other beneficial properties of the rare earth coated products, including their long life span.  In addition, because of the high strength of the individual rare earth coated PC strands and wires, fewer wires and strands are required for these projects, thereby decreasing the overall cost to our customers.  During the six months ended June 30, 2010, we entered into 13 contracts to supply rare earth PC wires and PC strands to be used in the construction of bridges in the PRC, Taiwan and South Korea.

•
We generated significantly lower levels of revenue from sales of our stabilized PC wires, which are products that are developed during the middle stages of our production process prior to coating, during the six months ended June 30, 2010.  Stabilized PC wires are lower margin products compared to rare earth coated or zinc coated products.  During the first half of 2009, when we had to increase sales in the PRC in response to anti-dumping regulations in the US and the EU, our revenue stream was heavily dependent on these products, which were in demand due to the limited number of supplies of the products in the PRC.  Once we initiated production of our rare earth coated materials during the second half of 2009, we began producing rare earth coated materials in place of stabilized PC wires, since the margins are higher.  We expect that revenue generated by sales of our rare earth coated products will continue to increase, especially after we construct a new building and install a new rare earth coated material production line, as we plan to fill more orders for rare earth coated materials from the PRC and international markets, where demand for use of these products in the construction and restoration of bridges is expected to continue to grow in the near future.

Cost of Goods Sold.  Cost of goods sold was approximately $47.1 million during the six months ended June 30, 2010, as compared to approximately $35.7 million during the six months ended June 30, 2009, representing an increase of 31.8%, or approximately $11.4 million. As a percentage of net sales, cost of sales decreased from 88.4% during the six months ended June 30, 2009 to 80.2% during the six months ended June 30, 2010.  This decrease resulted from the changes in our product mix during the six months ended June 30, 2010 as compared to the six months ended June 30, 2009.  The cost of goods sold for our rare earth coated products, including rare earth coated PC wires and strands, is proportionately lower than the cost of goods sold of our plain surface products and stabilized products.

Gross Profit and Gross Margin.  Our gross profit is equal to the difference between our revenues and our cost of goods sold.  Our gross profit increased 148.2% to approximately $11.6 million during the six months ended June 30, 2010, from approximately $4.7 million for the same period in 2009.  For the six months ended June 30, 2010 and 2009, our gross margin was 19.8% and 11.6%, respectively.  These increases were attributable to the increase in our revenues and decrease in the proportion of our cost of goods sold, as explained above.

General and Administrative Expenses.  General and administrative expenses totaled approximately $0.5 million for the six months ended June 30, 2010, as compared to approximately $0.6 million for the six months ended June 30, 2009, representing a decrease of 16.6%. This decrease was primarily attributable to the elimination of an allowance for bad debt during the six months ended June 30, 2010.

Operating Income. As a result of the foregoing, operating income for the six months ended June 30, 2010 was approximately $10.9 million, an increase of 186.7% as compared to approximately $3.8 million for the same period in 2009.  As a percentage of net sales, operating income increased from 9.4% during the six months ended June 30, 2009 to 18.5% during the six months ended June 30, 2010.

Income Taxes. We incurred income tax expenses of $1,370,598 and $348,394 in the six months ended June 30, 2010 and 2009, respectively.  This increase was attributable to an increase in our profits.

Net Income. As a result of the foregoing, our net income totaled approximately $8.5 million for the six months ended June 30, 2010, as compared to approximately $2.8 million for the six months ended June 30, 2009, an increase of 212.5%.  This increase was attributable to an increase in our profits.

Net Income Attributable to Non-controlling Interest.  We own 81% of our operating subsidiaries.  Net income attributable to non-controlling interest represents the net income attributable to the holders of the remaining 19%.

Foreign Currency Translation. Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. Our results of operations are translated at average exchange rates during the relevant financial reporting periods, assets and liabilities are translated at the unified exchange rate at the end of these periods and equity is translated at historical exchange rates. Adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. Our financial statements reflect the selection and application of accounting policies, which require management to make significant estimates and judgments. See Note 1 to our consolidated financial statements, “Summary of Significant Accounting Policies.” We believe that the following paragraphs reflect the most critical accounting policies that currently affect our financial condition and results of operations.

Revenue Recognition

Revenues represent the invoiced value of goods sold recognized upon the shipment of goods to customers.  Revenues are recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The seller’s price to the buyer is fixed or determinable; and

•	Collectability is reasonable assured.

Accounts Receivable

Accounts receivable are carried at net realizable value.  We review our accounts receivable on a periodic basis and make general and specific allowances when there is doubt as to the collectability of individual balances.  In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends.  Accounts are written off after exhaustive efforts at collection.  If accounts receivable are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expenses.  The balance of allowance of doubtful accounts was $42,487 and $35,782 at December 31, 2009 and 2008, respectively and $34,868 and $103,571 at June 30, 2010 and 2009, respectively.  In addition, we have not provided for, or written off, accounts receivable for the years ended December 31, 2009 and 2008 or the six months ended June 30, 2010 and 2009.  Among the accounts receivable balance of $15,157,087, the aging of $10,583,532 was within 60 days, $4,372,855 was between 60-90 days and $243,188 was over 90 days.  The balance of accounts receivable was $15,157,087 at December 31, 2009, $15,069,143 of which was subsequently collected.

Prepayments

Prepayments represent cash paid in advance to suppliers for purchases of raw materials.  The balance of prepayments was $19,833,561 and $19,270,693 at December 31, 2009 and 2008, respectively.  Of the balance of $19,833,561 at December 31, 2009, the aging of $19,787,733 was within 60 days, $2,218 was between 60 and 90 days and $43,610 was over 90 days.

The balance of prepayments was $17,942,685 and $19,833,561 at June 30, 2010 and 2009, respectively.  Of the balance of $17,942,685 at June 30, 2010, the aging of $10,875,428 was within 60 days, $3,410,980 was between 60 and 90 days and $4,850,962 was over 90 days.  We expect production will continue to grow in the second half of 2010 and therefore, we kept a relatively high balance of advance to suppliers with several top suppliers in case we will need large amounts of inventory to meet the demand of sales increases.  We do not believe that an allowance for doubtful accounts should be recorded for the balance of advance to suppliers at June 30, 2010.  We will continuously monitor the status of the allowance for doubtful accounts.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars.  Our functional currency is Renminbi. The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The resulting transaction adjustments are recorded as a component of shareholders’ equity. Gains and losses from foreign currency transactions are included in net income.

	December 31,
	2009	2008
Year ended RMB: US$ exchange rate	6.8372	6.8542
Average yearly RMB: US$ exchange rate	6.8409	6.9623

	June 30,
	2010	2009
Quarter ended RMB: US$ exchange rate	6.8086	6.8448
Average yearly RMB: US$ exchange rate	6.8347	6.8432

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Fair Value of Financial Instruments

FASB ASC 820 (formerly SFAS No. 157 Fair Value Measurements) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market

These tiers include:

•	Level 1—defined as observable inputs such as quoted prices in active markets;

•	Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The assets measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of June 30, 2010 were as follows:

		Fair Value Measurements at Reporting Date Using
	Carrying value as of June 30, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$3,460,341	$3,460,341	-	-
Restricted cash	$12,149,706	$12,149,706	-	-

Property, Plant, and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets.

Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives are as follows:

Buildings and improvements	5 - 20 years
Machinery and equipment	5 - 20 years
Motor vehicles	5 years
Office Equipment	5 - 10 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.  The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-05 (ASU 2010-05), “Compensation – Stock Compensation (Topic 718)”.  This standard codifies EITF Topic D-110 Escrowed Share Arrangements and the Presumption of Compensation and is effective immediately. The provisions of ASU 2010-05 did not have a material effect on the Company’s consolidated financial statements and is effective immediately.

In January 2010, the FASB issued Accounting Standards Update 2010-06 (ASU 2010-06), “Fair Value Measurements and Disclosures (Topic 820)”: Improving Disclosures about Fair Value Measurements.  This amendment to Topic 820 has improved disclosures about fair value measurements on the basis of input received from the users of financial statements.  This is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Early adoption is permitted.  The provisions of ASU 2010-06 did not have a material effect on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), "Subsequent Events (Topic 855)."  The amendments remove the requirements for an SEC filer to disclose a date, in both issued and revised financial statements, through which subsequent events have been reviewed.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP.  ASU 2010-09 is effective for interim or annual financial periods ending after June 15, 2010.  The provisions of ASU 2010-09 did not have a material effect on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-10 (ASU 2010-10), "Consolidation (Topic 810)."  The amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity's interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies.  An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities in Subtopic 810-10 (before the Statement 167 amendments) or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships in Subtopic 810-20.  The deferral is primarily the result of differing consolidation conclusions reached by the International Accounting Standards Board ("IASB") for certain investment funds when compared with the conclusions reached under Statement 167.  The deferral is effective as of the beginning of a reporting entity's first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period, which coincides with the effective date of Statement 167.  Early application is not permitted.  The provisions of ASU 2010-10 are effective for the Company beginning in 2010.  The adoption of ASU 2010-10 did not have a material impact on the Company’s consolidated financial statements.

The FASB issued Accounting Standards Update (ASU) No. 2010-20. Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, on July 21, 2010, requiring companies to improve their disclosures about the credit quality of their financing receivables and the credit reserves held against them. The extra disclosures for financing receivables include aging of past due receivables, credit quality indicators, and the modifications of financing receivables. This guidance is effective for interim and annual periods ending on or after December 15, 2010.  We do not expect the adoption of this update to have a material impact on our consolidated financial position, results of operations or cash flows.

Liquidity and Capital Resources

The major sources of our liquidity for fiscal years 2008 and 2009 and the six months ended June 30, 2010 were cash generated from operations, bank borrowings, including loans from banks and bank acceptance notes.  In addition, we have borrowed money from our Chairman, Dr. Tang, from time to time, in order to assist with our working capital needs.  We expect to continue to finance our operations and working capital needs in the near future from cash generated from operations and short-term borrowings.

Our cash and cash equivalents, which are denominated in RMB, were approximately $8.4 million at December 31, 2009, as compared to $3.8 million at December 31, 2008, which increase was mainly due to increasing customer deposits and net proceeds from short-term bank loans.  Our cash and cash equivalents were approximately $3.5 million and $1.7 million at June 30, 2010 and 2009, respectively, which decrease was due to a $15.9 million decrease in net cash used in operating activities, offset by a $10.9 million increase in net cash provided by financing activities during the six months ended June 30, 2010, as described below under the heading “Cash Flows – Six Months ended June 30, 2010 and 2009.”  We believe that our cash reserves, together with expected cash flow from operations and short-term loans, are sufficient to allow us to continue to operate for the next 12 months.  However, we are issuing equity in this offering in part in order to enhance our liquidity position and to increase our cash reserves for future expansion.

Accounts Receivable

International sales accounted for 37.6% of our revenues in 2008 but only 3.7% in 2009 and 3.1% during the six months ended June 30, 2010 as a result of the global financial and economic crisis and the anti-dumping tariffs imposed by the European Union and the U.S.  In 2008, we collected approximately half of the revenues generated by international sales by letter of credit, enabling us to convert our accounts receivable into cash more quickly, prepay our suppliers and reduce the amount of funds that we needed to finance our working capital requirements.  Our domestic customers generally pay approximately 40 days after receiving the materials at their construction site.  As a result, our accounts receivable increased significantly in 2009 and the six months ended June 30, 2010 as compared to 2008.  We have collected more than 99% of the $15.2 million of accounts receivable outstanding as of December 31, 2009 in cash.  In addition, we have collected 100% of the $33.8 million of accounts receivable outstanding as of June 30, 2010 in cash as of the date of this filing.  See note 4 to our audited financial statements and note 3 to our unaudited financial statements provided elsewhere in this prospectus for a schedule of our valuation account.  We do not expect our accounts receivable to decrease to 2008 levels until we are able to significantly increase our international sales.  During the six months ended June 30, 2010, our international customers were located primarily in Southeast Asia and Australia, but not in Europe or the United States.  We expect that trend to continue in the near future since demand for our higher margin rare earth coated products is high in the PRC and is expected to continue to grow.

Major Customers

During the years ended December 31, 2008 and 2009 and the six months ended June 30, 2010, our six largest customers contributed 81.0%, 86.7% and 79.5% of our total sales, respectively.  See “Business—Our Customers” below.  As a result of our reliance on a limited number of customers, we may face pricing and other competitive pressures, which may have a material adverse effect on our profits and our revenues. The volume of products sold for specific customers varies from year to year, especially since we are not the exclusive provider for any customers.  In addition, there are a number of factors, other than our performance, that could cause the loss of a customer or a substantial reduction in the products that we provide to any customer and that may not be predictable. For example, our customers may decide to reduce spending on our products or a customer may no longer need our products following the completion of a project. The loss of any one of our major customers, a decrease in the volume of sales to these customers or a decrease in the price at which we sell our products to them could materially adversely affect our profits and our revenues.

In addition, this customer concentration may subject us to perceived or actual leverage that our customers may have in negotiations with us, given their relative size and importance to us. If our customers seek to negotiate their agreements on terms less favorable to us and we accept such unfavorable terms, such unfavorable terms may have a material adverse effect on our business, financial condition and results of operations. Accordingly, unless and until we diversify and expand our customer base, our future success will significantly depend upon the timing and volume of business from our largest customers and the financial and operational success of these customers.

Bank Loans

At December 31, 2009, we had approximately $27.4 million of short-term bank loans and $19.7 million of bank acceptance notes outstanding, as compared to $19.4 million and $18.2 million at December 31, 2008, respectively.  At June 30, 2010, we had approximately $36.3 million of short-term bank loans and $22.0 million of bank acceptance notes outstanding.

Short-term bank loans are obtained from local banks in China. All short-term bank loans are repayable within one year and are secured by property, plant and equipment and land use rights owned by us.  None of our short-term bank loans have financial covenants.  However, each loan contains a covenant restricting our use of the funds received to either purchases of raw materials or working capital.

The weighted average annual interest rate of our short-term bank loans was 5.5% and 6.42% as of December 31, 2009 and 2008, respectively.  Interest expense was $1.5 and $1.9 million for the years ended December 31, 2009 and 2008, respectively.

The weighted average annual interest rate of our short-term bank loans was 5.33% as of June 30, 2010.  Interest expense was $1.1 million and $0.7 million for the six months ended June 30, 2010 and 2009, respectively.

We have not experienced any difficulties in the acquisition and rollover of the short-term bank loans that we use to fund our daily operations.  We anticipate rollovers of all current facilities that are set to mature in the 2010 and do not anticipate a reduction in the availability of short-term bank loans to fund our operations and meet our growth objectives.

Working Capital

Our working capital was approximately $2.8 million at December 31, 2009 as compared to $(8.2 million) at December 31, 2008, which increase was due primarily to a $4.6 million increase in cash and cash equivalents, a $10.4 million increase in accounts receivable, a $1.8 million note receivable from a related party and a $0.9 million increase in inventories, offset by a $9.5 million increase in short-term bank loans and bank acceptance notes and a $2.3 million increase in customer deposits.

Our working capital was approximately $12.1 million at June 30, 2010, an increase of approximately $2.8 million as compared to December 31, 2009.  This increase was due primarily to a $18.6 million increase in accounts receivable, a $4.9 million increase in inventories and $8.3 million due form an advance to a related party.  These amounts were offset by a decrease of approximately $4.9 million in cash and cash equivalents, a $1.9 million decrease in advances to suppliers, payment of a $1.8 million note receivable from a related party, a $2.3 million increase in bank acceptance notes, a $8.9 million increase in short-term bank loans, a $0.5 million increase in accounts payable, a $1.2 million increase in customer deposits and a $0.8 million increase in income taxes payable.

Note Payable

We borrow money from our chairman, Dr. Tang, from time to time, in order to assist with our working capital needs.  As of December 31, 2009, the amount outstanding from such loans was approximately $12.8 million.

During the six months ended June 30, 2010, we advanced $8.3 million to our affiliate, Shanghai ZFX, which is also a supplier of ours.  Such amounts have been credited towards our purchases of Shanghai ZFX’s supplies.  The reason for these advances is that we received certain loans from PRC banks which PRC regulations require us to use for purchases of, or advances for, raw materials in the same month in which the loans were made.

Inventories

We, like many other steel manufacturers, maintain substantial inventories of steel to accommodate the short lead times and just-in-time delivery requirements of our customers.  Accordingly, we purchase steel in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based upon historic buying practices, supply agreements with customers and market conditions.

Cash Flows

Years Ended December 31, 2009 and 2008

The following table sets forth a summary of our net cash flow information for the periods indicated:

(All amounts in U.S. dollars)

	Year Ended December 31,
	2009	2008
	(Audited)	(Audited)
Net cash used in operating activities	$(2,769,330)	$(2,234,087)
Net cash used in investing activities	(209,511)	(2,666,665)
Net cash provided by financing activities	7,558,779	345,059

Operating Activities

Net cash used in operating activities was approximately $2.8 million in 2009, as compared to $2.2 million in 2008.  This increase in cash used in operating activities was primarily attributable to a $10.4 million increase in accounts receivable in 2009 as compared to a $1.0 million decrease in 2008 due to a shift in sales, with sales to international customers decreasing significantly in 2009, and $1.8 million in notes receivable from a related party in 2009.  This increase in cash used was offset by an increase in our net income for the reasons discussed above under “Results of Operations,” a smaller increase in inventories in 2009 as compared to 2008 because we increased inventories significantly in 2008 in anticipation of the increase in steel prices at the end of 2008, and a smaller increase in prepayments in 2009 as compared to 2008 as a result of required prepayments to a new customer in 2008.

Investing Activities

Net cash used in investing activities was approximately $0.2 million in 2009, as compared to $2.7 million in 2008.  This decrease in cash used in investing activities was attributable to a smaller increase in purchases of plant and equipment in 2009.  Specifically, in 2008 we incurred approximately $2.3 million of expenditures in connection with the purchase of equipment for a new production line.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2009 was approximately $7.6 million, as compared to approximately $0.3 million in 2008.  The increase in cash provided by financing activities was primarily due to increased proceeds from short-term bank loans, which were used to purchase raw materials and other working capital requirements, a smaller increase in restricted cash, representing amounts held by banks as security for bank acceptance notes, a decrease in repayments of notes payable to a related party and cash dividends in 2009, offset by an increase in repayments of short-term bank loans and a decrease in proceeds from notes payable.  In 2008, Ossen Materials and Ossen Jiujiang paid an aggregate of $2.4 million in cash dividends to their shareholders, which dividends were declared in 2007.

Six Months Ended June 30, 2010 and 2009

The following table sets forth a summary of our net cash flow information for the periods indicated:

(All amounts in U.S. dollars)

	Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(15,911,651)	$(6,285,373)
Net cash used in investing activities	(96,887)	(129,876)
Net cash provided by financing activities	10,887,816	4,472,848

Operating Activities

Net cash used in operating activities was approximately $16.0 million in the six months ended June 30, 2010, as compared to $6.3 million in the six months ended June 30, 2009.  This increase in cash used in operating activities was primarily attributable to a $18.6 million increase in accounts receivable in 2010 as compared to a $6.8 million increase in 2009 as a result of the significant increase in sales to Chinese customers, which generally pay us 40 days after reviewing our materials, a $8.3 million advance to Shanghai ZFX and a $4.9 million increase in inventories in 2010 as compared to a $1.8 million increase in 2009 as a result of the new PRC regulation that certain bank loans be used for the purchase or advance for raw materials.  These amounts were offset primarily by a $5.8 million increase in net income for the reasons described above under the heading “Results of Operations,” a $1.9 million decrease in advances to suppliers in 2010 as compared to a $1.7 million increase in 2009 as a result of better management of prepayments and improved relationships with suppliers, a $1.2 million increase in customer deposits in 2010 as compared to a $0.36 million decrease in 2009 and a $1.8 million decrease in notes receivable from a related party due to the fact that the related party used cash as payment instead of notes.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2010 was approximately $10.9 million, as compared to approximately $4.5 million in 2009.  This increase was due to a $0.3 million increase in restricted cash in 2010 as compared to a $14.4 million increase in 2009 due to increased use of bank acceptance notes in domestic sales when the company refocused its business towards the domestic PRC market, an increase of $29.8 million in proceeds from short-term bank loans in 2010 as compared to an increase of $22.2 million in 2009, and $19.7 million of note repayments in 2010 as compared to $18.2 million in 2009.  These amounts were offset by an increase in repayments of short-term bank loans in the amount of $20.9 million in 2010 as compared to $15.5 million in 2009 and $22.0 million in proceeds from notes payable in 2010 as compared to $30.4 million in 2009.

Capital Expenditures

Our capital expenditures consist primarily of expenditures on property, plant and equipment. Capital expenditures on property, plant and equipment were $2.9 million in 2007, $2.3 million in 2008, $0.2 million in 2009 and $0.1 million during the six months ended June 30, 2010. We financed our capital expenditure requirements from the cash flows generated by our operating activities and from short-term bank loans.  We have no current commitments for capital expenditures.  However, if we are successful in raising sufficient funds in this offering, we intend to expand our facility.  See “Use of Proceeds” above.

Contractual Obligations

Our contractual obligations consist of short-term debt obligations.  The following table sets forth a breakdown of our contractual obligations as of June 30, 2010:

	Payments due by period (in thousands of dollars)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	($US in Thousands)
Short-term debt obligations (1)	58,308,610	55,518,021	1,468,731	-	-
________________
(1) Attributable to short-term bank loans and bank acceptance notes.

Quantitative and Qualitative Disclosures about Market Risk

Financial instruments that expose us to concentrations of credit risk primarily consist of cash and accounts receivables. The maximum amount of loss due to credit risk in the event of other parties failing to perform their obligations is represented by the carrying amount of each financial asset as stated in our consolidated balance sheets.

As of December 31, 2009 and 2008 and June 30, 2010, substantially all of our cash included bank deposits in accounts maintained within the PRC where there is currently no rule or regulation in place for obligatory insurance to cover bank deposits in the event of bank failure. However, we have not experienced any losses in such accounts and we believe we are not exposed to any significant risks on our cash in bank accounts.

We are exposed to various types of market risks, including changes in foreign exchange rates, commodity prices and inflation in the normal course of business.

Interest rate risk

We are subject to risks resulting from fluctuations in interest rates on our bank balances. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in RMB. To the extent that we may need to raise debt financing in the future, upward fluctuations in interest rates would increase the cost of new debt. We do not currently use any derivative instruments to manage our interest rate risk.

Commodity price risk

Certain raw materials used by us are subject to price volatility caused by supply conditions, political and economic variables and other unpredictable factors. The primary purpose of our commodity price management activities is to manage the volatility associated with purchases of commodities in the normal course of business. We do not speculate on commodity prices.

Foreign exchange risk

The RMB is not a freely convertible currency. The PRC government may take actions that could cause future exchange rates to vary significantly from current or historical exchange rates. Fluctuations in exchange rates may adversely affect the value of any dividends we declare.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations.  To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Inflation risk

In recent years, China has not experienced significant inflation or deflation and thus inflation and deflation have not had a significant effect on our business during the past three years. Inflationary factors such as increases in the cost of our products and overhead costs may adversely affect our operating results.  A high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase proportionately with these increased costs.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our investors.

Change in Accountants

On July 7, 2010, our board of directors approved the engagement of Sherb & Co., LLP as our independent registered public accounting firm for the year ending December 31, 2009. The board determined not to renew the engagement of Li & Company, PC as our independent registered public accounting firm.

The Board determined to engage Sherb & Co., LLP in order to realize economies and efficiencies, since Sherb & Co., LLP acted as the independent registered public accounting firm for Ossen prior to the business combination.

The report of Li & Company, PC on the financial statements of the Company as of February 28, 2010 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of our financial statements for the period ended February 28, 2010, there were no disagreements with Li & Company, PC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Li & Company, PC, would have caused Li & Company, PC to make reference to the matter of such disagreements in their reports.

We engaged Sherb & Co., LLP as our new independent registered public accounting firm as of July 7, 2010. During our two most recent fiscal years neither our company nor anyone on its behalf has consulted with Sherb & Co., LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided by Sherb & Co. that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined by SEC regulations, or a reportable event, as that term is defined by SEC regulations.

INDUSTRY*

General

The Chinese prestressed material industry began in 1984 and has developed significantly, both in terms of the quality of the materials and the quantity of productions, since then. In 2009, the output of the PRC’s prestressed materials surpassed 3,000,000 tons, making China the largest producer of prestressed materials in the world.

The prestressed materials made in China have developed from the single prestressed concrete wire into a series of products consisting of:

•	PC wires;
•	PC strands;
•	PC steel bars, and
•	Rare earth coated prestressed materials.

These prestressed materials have been used for single-layer and multi-layer buildings, highways, bridges, railway sleepers, electric poles, pressure drainpipes, storage tanks, water towers, wide-span bridges, high-rise buildings, underground construction, high-rise structures, hydraulic construction, offshore structures, airport construction (runway and terminal) as well as pressure vessels in nuclear power stations.

Transportation Construction in the PRC

Transportation has historically been among the key factors restricting the economic development of the PRC. In recent years, there has been a rapid development of highway, bridge and railway systems in China.  It is expected that transportation construction will continue to be the subject of key infrastructure projects in China through this decade.

*This section is based on information obtained from a report, dated October 8, 2010, issued by the Institute of Quantitative and Technical Economics, Chinese Academy of Social Sciences.

Bridge construction is one of the important infrastructure sectors in China.  Under the existing policy, more than 200 bridges will be built over dozens of Chinese rivers by 2020, including the Yangtze River, Yellow River, Songhua River, Jiangxi River, Xiang River, Han River, Minjiang River and Pearl River.  In addition, approximately 400 old bridges need to be reinforced and expanded during that period.  These bridge projects will require approximately 6 million tons of coated prestressed materials in the aggregate.  In addition, over the next decade, China is expected to build four cross-sea bridges and tunnels, including the Bohai Bay Cross-Sea Bridge, the Hong Kong-Zhuhai-Macao Cross-Sea Bridge, the Qiongzhou Strait Bridge and the Taiwan Strait Tunnel. These projects are expected to require approximately 8 million tons of coated prestressed materials.

Rare Earth Coated Prestressed Material

Rare earth coated prestressed materials (including PC wires and PC strands) are anti-corrosion prestressed materials that have recently gained increasing attention from the market due to the advanced technology used in the production of these materials and the solid anti-corrosion performance of these materials. The rare earth coated prestressed material can be used in special circumstances in place of zinc coated materials to prolong the service life of these products, thereby generating social and economic benefits. Currently, the average zinc coated anti-corrosion coated material widely used in China has a service life of 20 years. In contrast, the service life of anti-corrosion rare earth coated prestressed materials is up to 50 years.  The advantage of the long service life of rare earth coated prestressed materials is more evident when they are used in large prestressed concrete elements, such as bridge cables, steel tower and parapets.

Rare earth coated prestressed materials primarily use cerium, lanthanum and other rare earth elements.  The proper amount of rare earth can refine coating grain and improve a material’s corrosion resistance.

The rare earth resources in China account for 80% of the rare earth resources in the world.  There are 36,000,000 tons of rare earth resources in China, including large reserves in Jiangxi Province, where one of our facilities is located, and future reserves are 100,000,000 tons.  By applying rare earth alloy to prestressed materials, we have a unique competitive advantage in the prestressed material market.

The unique characteristics of rare earth coated prestressed materials are as follows:

•	Superior corrosion resistance, which is 2-3 times than that of common hot dip zinc coated products;
•	Superior formability, toughness, plasticity and torsional resistance;
•	Superior bonding properties and creep resistance;
•	Able to endure high temperature of up to 320°C, while pure zinc coating can endure a temperature of 230°C only;
•
The melting point temperature of rare earth plating bath is lower than that of pure zinc coating, which helps to save 10-15% energy and better preserves the mechanical property of prestressed material;

•	Rare earth alloy coating layer is more smooth and appealing than common zinc coating; and
•	Easily coated and amenable to changes in color of zinc coating.

In China, there are only 3 companies other than our company that produce zinc coated prestressed products.  We are the only Chinese company that produce rare earth coated prestressed products.  Our goal is to continue to focus on the production of the rare earth coated prestressed material used primarily in bridge cables.  We plan to continue to produce increasing levels of rare earth coated prestressed materials and to provide top quality prestressed steel products for world class bridges.

There are approximately fifteen Chinese manufacturers that manufacture and export prestressed materials.  From 2006 to 2008, we were the leading Chinese exporter to the U.S. market.

Other suppliers of international prestressed materials are based primarily in South Korea, Thailand, Malaysia, India, Japan, the United States and Spain.

Domestic PRC Market

Due to the continuous growth in the demand for prestressed materials in the domestic infrastructure and building markets, the growth rate of China's domestic market demand for the prestressed material is estimated to be 20% per year in the next five years.

The following chart reflects the demand for prestressed materials in Chinese domestic market during the next decade (2010-2020):

(Unit: million tons) (River bridge: 20; Cross-sea Bridge: 8; Highway: 10; Railway: 9; nuclear power plants: 2; rural roads: 1.6)

Forecast for Domestic Demand

To address the current financial crisis, the Chinese State Council set forth ten measures in November 2008 to drive domestic demand and promote economic growth.  It will take RMB 4 trillion to implement those measures in the next two years.

Coated Prestressed Materials Market

Coating technology is a technology that is used to coat one or more layers of surface material on the surface of substrate material to endow the surface of the material with special performance so as to give the material excellent decay and wear resistance, and anti-oxidization by means of physics, chemistry or electrochemistry with the precondition of neither changing the constituent of the substrate material nor lowering its intensity or other properties.  Advanced coating technology is a high-tech material surface processing technology, and its primary features are continuity, low-cost, high-performance, high quality, functionality and pollution-free.

Coated prestressed material is used primarily in projects of suspended cables, stay cables and external cables of large-span bridges and cables of prestressed steel structure.  These materials are a substitute for plain surface prestressed materials.  Coated products include coated PC wires, coated PC strands and unbonded coated PC strands.  Approximately 70 bridges need to be built across the Yangtze River so as to allow the national expressway networks and high-level highway networks of the provinces and regions along the river to exert their due efficiency.  It is anticipated that there will be a continuously durable and prosperous growth on bridge construction across the Yangtze River over the next decade.  It is estimated that the number of bridges across the Yangtze River will be up to 124 by 2020.  In addition, 20 to 30 bridges will be built across the Yellow River.  Accordingly, the demand for bridge cables is undergoing significant growth and there will be an increasing demand for rare earth coated prestressed materials.  According to relevant statistics, the demand on coated PC wires for bridge cables in the PRC before 2004 was about 2,000 tons annually, and in 2005 to 2008 the demand was about 40,000 to 50,000 tons annually.  It is estimated in the next few years, the yield of this kind of products will be up to more than 100000t/year and the demand will surpass the supply. Due to demanding requirements on the constituent elements of coated PC wires for high-performance bridge cables and the sophisticated production process, in the past the domestic infrastructure projects almost completely depended on import.

CORPORATE STRUCTURE AND ORGANIZATION

We are a British Virgin Islands limited liability company organized on January 21, 2010 under the BVI Act under the name Ultra Glory International Ltd., or Ultra Glory, as a blank check company for the purpose of acquiring, through a share exchange, asset acquisition or other similar business combination, an operating business.

Business Combination

On July 7, 2010, Ultra Glory and its sole shareholder entered into a share exchange agreement with Ossen Innovation Group, a British Virgin Islands limited liability company organized on April 30, 2010 under the BVI Act and the shareholders of Ossen Innovation Group. Pursuant to the share exchange agreement, Ultra Glory acquired from the shareholders of Ossen Innovation Group all of the issued and outstanding shares of Ossen Innovation Group, in exchange for an aggregate of 10,000,000 newly issued ordinary shares issued by Ultra Glory to the shareholders of Ossen Innovation Group.  In addition, the sole shareholder of Ultra Glory sold all of the 5,000,000 ordinary shares of Ultra Glory that were issued and outstanding prior to the business combination, to the shareholders of Ossen Innovation Group for cash, at a price of $0.03 per share.  As a result, the individuals and entities that owned shares of Ossen Innovation Group prior to the business combination acquired 100% of the equity of Ultra Glory, and Ultra Glory acquired 100% of the equity of Ossen Innovation Group.  Ossen Innovation Group is now a wholly owned subsidiary of Ultra Glory.  In conjunction with the business combination, Ultra Glory filed an amended charter, pursuant to which Ultra Glory changed its name to Ossen Innovation Co., Ltd., changed its fiscal year end to December 31, changed the par value of its ordinary shares to $0.01 per share and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, we ceased to be a shell company.

Our Shareholders

Dr. Tang, our chairman, owns 100% of the shares of Effectual Strength Enterprises Ltd., a British Virgin Islands company, which owned 79% of the shares of Ossen Innovation Group prior to the business combination, and owns 79% of our shares since the business combination.  The holders of the remaining 21% of our shares are investors that are residents of the PRC and are unaffiliated with Ossen.

Our Subsidiaries

British Virgin Islands Companies

Ossen Innovation Group, our wholly owned subsidiary, is the sole shareholder of two holding companies organized in the British Virgin Islands: Ossen Group (Asia) Co., Ltd., or Ossen Asia, and Topchina Development Group Ltd., or Topchina.  All of the equity of Ossen Asia and Topchina had been held by Dr. Tang, our Chairman, since inception.  In May 2010, Dr. Tang transferred these shares to Ossen Innovation Group in anticipation of the public listing of our company’s shares in the United States.

Ossen Asia is a British Virgin Islands limited liability company organized on February 7, 2002.  Ossen Asia has one direct operating subsidiary in China, Ossen Innovation Materials Co. Ltd., or Ossen Materials.  Ossen Asia owns 81% of the equity of Ossen Materials.

Topchina is a British Virgin Islands limited liability company organized on November 3, 2004.  Ossen Materials and Topchina directly own an operating subsidiary in China, Ossen (Jiujiang) Steel Wire & Cable Co., Ltd., or Ossen Jiujiang.  Ossen Materials owns 75% of the equity of Ossen Jiujiang and Topchina owns 25%.

Ossen Materials

Ossen Materials was formed in China on October 27, 2004 as a Sino-foreign joint venture limited liability company under the name Ossen (Ma’anshan) Steel Wire and Cable Co., Ltd.  On May 8, 2008, Ossen Materials was restructured from a Sino-foreign joint venture limited liability company to a corporation.  The name of the entity was changed at that time to Ossen Innovation Materials Co., Ltd.

Ossen Asia owns 81% of the equity of Ossen Materials.  The remaining 19% is held in the aggregate by four Chinese entities, two of which are controlled by Chinese governmental entities, one of which is controlled by Zhonglu Co. Ltd., a company whose shares are listed on the Shanghai Stock Exchange, and one of which is controlled by Chinese citizens.

Through Ossen Materials, we have manufactured and sold plain surface PC strands, zinc coated PC steel wires and PC wires in our Maanshan City facility since 2004.  The primary markets for the products manufactured at our Maanshan facility are Anhui Province, Jiangsu Province, Zhejiang Province and Shanghai City, each in the PRC.

Ossen Jiujiang

On April 6, 2005, Ossen Shanghai Investment Co., Ltd., or Ossen Shanghai, acquired a portion of the bankruptcy assets of Jiujiang Tianlong Galvanized Prestressing Steel Strand LLC, including equipment, land use rights and inventory, for approximately $3.9 million.  Ossen Jiujiang was formed by Ossen Shanghai in the PRC as a Sino-foreign joint venture limited liability company on April 13, 2005.  Ossen Shanghai then transferred the newly acquired assets to Ossen Jiujiang. At its inception, Ossen Jiujiang was owned by two entities: 33.3% of its equity was held by Ossen Asia and 66.7% by Ossen Shanghai.  Ossen Shanghai is a Chinese company owned by five Chinese individuals, one of whom is a director of our subsidiary, Ossen Materials. In June 2005, Ossen Shanghai transferred its entire interest in Ossen Jiujiang to Topchina in exchange for approximately $2.9 million. In October 2007, Topchina transferred 41.7% of the equity in Ossen Jiujiang to Ossen Asia for no consideration. On December 17, 2007, Ossen Asia transferred all of its shares in Ossen Jiujiang to Ossen Materials for no consideration.  Since that date, 75% of the equity of Ossen Jiujiang has been held by Ossen Materials and 25% by Topchina.

Through Ossen Jiujiang, we manufacture zinc or rare earth coated PC wires and strands, plain surface PC strands, unbonded PC strands, helical rib PC wires, sleeper PC wires and indented PC wires.  The primary markets for the PC strands manufactured in our Jiujiang facility are Jiangxi Province, Wuhan Province, Hunan Province, Fujian Province and Sichuan Province, each in the PRC.

Organizational Structure Chart

The following chart reflects our organizational structure since the date of the business combination between Ultra Glory and the shareholders of Ossen Innovation Group:

BUSINESS

Overview

We manufacture and sell an array of plain surface prestressed steel materials and rare earth coated and zinc coated prestressed steel materials, which we believe is the most comprehensive array among our competitors in China.  Our materials are used in the construction of bridges, highways and other infrastructure projects in the PRC and internationally.  Our facilities are located in Maanshan City, Anhui Province and in Jiujiang City, Jiangxi Province, in the People’s Republic of China.  According to the PRC PC Strand Industry Investment and Market Operation Research Report, in 2008, our products were ranked third in sales in the PRC for prestressed concrete, or PC, strands and wires, and ranked first in export sales of these materials by Chinese prestressed steel manufacturers.  Based on our extensive experience in the industry, we believe that Ossen is one of the leading enterprises in the PRC in the design, engineering, manufacture and sale of customized prestressed steel materials used in the construction of bridges, highways, and other infrastructure projects in China.

During the six months ended June 30, 2010, we generated revenue of approximately $31.4 million, or 53.5%, of our net revenue, from sales of our rare earth coated PC wires and PC strands.  We believe that we are the only prestressed steel material manufacturer in the PRC that currently manufactures rare earth coated materials.  The primary characteristics of these newly designed rare earth coated products, which are used primarily in the construction of new bridges and the renovation of older bridges in need of repair, are as follows:

•	Superior corrosion resistance;

•	Superior toughness and plasticity;

•	Endurance against extreme heat;

•	Smooth and appealing coating; and

•	Easily coated.

According to a report issued by the Institute of Quantitative and Technical Economics, Chinese Academy of Social Sciences, dated October 9, 2010, bridge and other infrastructure construction is currently experiencing significant growth in China, which trend is expected to continue until 2020.  Under existing PRC governmental policies, significant investments are expected to be made during the next decade to construct more than 200 new bridges over dozens of Chinese rivers, including the Yangtze River, Yellow River, Songhua River, Jiangxi River, Xiang River, Han River, Minjiang River and Pearl River.  In addition, approximately 400 old bridges will need to be reinforced or expanded during that period.  In addition, over the next decade, China is expected to build four cross-sea bridges and tunnels, including the Bohai Bay Cross-Sea Bridge, the Hong Kong-Zhuhai-Macao Cross-Sea Bridge, the Qiongzhou Strait Bridge and the Taiwan Strait Tunnel.

Our management’s core strategy for the near future is to expand the production capacity for our rare earth coated PC strands and PC wires, which generate higher margins than our other products, in order to continue to take advantage of current trends in the bridge and infrastructure industries in the PRC and other international markets, including in Southeast Asia and Australia, in the development and renovation of bridges and other infrastructure projects.  Our products are marketed under the “Ossen” brand name both domestically and internationally.  We handle all aspects of market research, product design, engineering, manufacturing, sales and marketing.  We conduct our manufacturing operations in our ISO 9001 manufacturing facilities in Maanshan City and Jiujiang City, in the PRC.

Ossen Materials, our operating subsidiary, was founded in 2004.  In 2005, we expanded our manufacturing capabilities by acquiring a facility in Jiujiang City in the PRC and forming Ossen Jiujiang.  The founders of Ossen were among the first in China to introduce and promote the use of prestressed steel materials in construction projects.  The founders of Ossen have been involved in producing prestressed materials since 1994 and have accumulated more than 15 years of experience in the prestressed materials industry.

We are affiliated with the Ossen Group, which is a Chinese conglomerate controlled by our Chairman, Dr. Tang.  The Ossen Group’s core businesses include steel manufacturing, real estate and other investments.  There is no active business relationship between our company and any of the other entities that comprise the Ossen Group other than what we have disclosed under the heading “Certain Relationships and Related Party Transactions” below.

Our Growth Strategy

We intend to expand our industry position while maximizing shareholder value and pursuing a growth strategy that includes increasing our production capacity and strengthening our relationships with key customers, diversifying our customer base and pursuing strategic relationships and acquisition opportunities.

Increasing our production capacity for our newly developed higher margin rare earth coated prestressed materials.

We intend to use a significant portion of the net proceeds of this offering to construct a new building on empty land located in our Maanshan facility and to install a new production line which will be used for the production of approximately 30,000 tons annually of higher margin, rare earth coated prestressed materials, including rare earth coated PC wires and PC strands.  The expected cost of the construction of the building and the installation of this production line is approximately $25 million.

We believe that the expansion of our production capacity will enable us to benefit from the continued growth in overall demand for prestressed steel materials in China, especially with respect to our rare earth coated materials, which are generally used in the construction of bridges with a long life span, which is an industry currently experiencing tremendous growth in the PRC.  Growth in this industry is expected to continue through the next decade.  During the six months ended June 30, 2010, more than half of our revenue was generated from sales of our rare earth coated materials, as compared to 0% in the prior year.  The demand for these materials is high in the PRC due to the suitability of these durable, high quality products in major infrastructure projects.  We intend to sell the added products to new and existing customers in China, Southeast Asia and Australia.

Strengthening our relationships with key customers and diversifying our customer base.

We intend to strengthen our relationships with key customers while further expanding our customer base. We plan to continue providing high-quality and cost-competitive products to our existing customers and to use our existing customer network and strong industry reputation to expand into new regions within the PRC, beyond the 17 provinces in which we currently sell our products, and internationally.  We intend to continue to use customer feedback to improve the quality of our products and technical after-sales services and to strengthen our long-term base of domestic and international customers.  In addition, we expect that our recent acquisition of Shanghai Pujiang, a downstream manufacturer of cables for use in bridge construction in the PRC, by a member of the Ossen Group will enhance our opportunities to participate in bids for bridge construction and renovation projects.  We expect sales of our rare earth coated products and our profits to increase as a result of this acquisition.

Pursuing strategic relationships and acquisition opportunities

We intend to evaluate and pursue acquisition opportunities and strategic partner relationships which could enhance our product offerings, customer base or geographic reach, or which could allow us to achieve economies of scale and operating efficiencies.  We currently have no plans, agreements or commitments with respect to any material acquisitions or strategic relationships.

Competitive Advantages

Our management believes that the following competitive strengths differentiate us from other domestic and international competitors and are the key factors to our success:

We are Taking Advantage of Industry Trend in the Bridge Infrastructure Sectors in the PRC and Other International Markets

Due to the demand for prestressed materials in infrastructure construction in the domestic PRC market, and in particular the construction and restoration of bridges in the PRC that would benefit from the quality and durability of our newly developed rare earth coated prestressed materials, we believe that our industry will grow significantly for at least the next ten years.  Specifically, we expect the market for premium rare earth coated products, including rare earth coated prestressed PC strands and PC wires, which are used primarily in the construction of bridges, to grow in the PRC during this period.

Many reports indicate that our industry will experience significant growth in the coming years.  For example, based on the 11th five-year plan for highway and waterway transportation by the Ministry of Transportation of the PRC, the government plans to invest $730 billion in the national highway network from 2009 to 2013, which drives huge demand for prestressed materials.  Similarly, the Railway Network Plan issued by the Ministry of Railways of the PRC has indicated that $290 billion will be invested in railway construction from 2009 to 2013, which further drives the demands for prestressed materials. From now until 2020, we believe that 200 new bridges will be built on dozens of rivers in the PRC, including the Yangtze River, Yellow River, Songhua River, Jiangxi River, Xiangjiang River, Han River, Minjiang River and Pearl River.  The bridge projects will require approximately 6 million tons of coated prestressed materials in the aggregate.

The China National Nuclear Industry Group has estimated that the PRC government will invest approximately $60 billion by 2020 for nuclear power construction, which would require approximately two million tons of prestressed materials. Further, the ongoing building of a large number of rural roads, highways and buildings should continue to generate significant demands for prestressed materials.

Leading Provider of Customized Prestressed Steel Materials

Based on our extensive experience in the industry, we believe that Ossen is one of the leading enterprises in the PRC in the design, engineering, manufacture and sale of customized prestressed steel materials used in the construction of bridges, highways, and other infrastructure projects in China.  We manufacture and sell an array of plain surface prestressed steel materials and rare earth coated and zinc coated prestressed steel materials, which we believe is the most comprehensive array among our competitors in China and which are used in the construction of bridges, highways and other infrastructure projects in the PRC and internationally.  Our facilities are located in Maanshan City, Anhui Province and in Jiujiang City, Jiangxi Province, in the People’s Republic of China.  According to the PRC PC Strand Industry Investment and Market Operation Research Report, in 2008, our products were ranked third in sales in the PRC for PC, strands and ranked first in export sales of these materials by Chinese prestressed steel manufacturers.

Strong In-House Research and Development Capabilities

Our research and development team consists of members educated in top universities in China, and our management team has fifteen years of industry experience on average. We have built a recognized brand name in the industry by introducing innovative solutions to the prestressed materials industry, and particularly coated prestressed materials, in China and internationally.  Our engineering team works closely with our customers in order to understand their requirements.  We have been able to introduce new equipment to enhance cost saving and time reduction in the construction of bridges, highways, railways and buildings, as well as numerous other projects.

Efficient Proprietary Production Technology

We continually pursue technological improvements to our manufacturing processes via our strong in-house development teams. We have been granted eighteen patents by the State Intellectual Property Office of the PRC, including one invention patent and seventeen utility model patents. In addition, we have applied for an additional seven invention patents and five utility model patents, which are currently pending. These patents and patent applications are intended to protect our technologies, including production processes of various wire ropes, pickling methods for steel wire materials and devices designed for the production of steel wire. Our research and development efforts have generated technological improvements that have been instrumental in controlling our production costs and increasing our operational efficiency, most notably with respect to the development of our rare earth coated materials.

Strong Recognition from Domestic and International Customers for Supplying Materials for Infrastructure Projects

The solid reputation that our management team has developed over the past 15 years in the prestressed material industry in China and in other countries such as Canada, the United States, South Korea, Italy and Spain, including an established track record for consistently providing quality products at competitive prices, has enabled us to develop a strong customer base and to be involved in major building projects.  Some of our recent projects are listed below under the heading “Recent Projects.”

Rigorous Quality Control Standards

Consistent with our continuing commitment to quality, we impose rigorous quality control standards at various stages of our production process.  We strictly comply with various national and international quality standards with respect to the manufacture of prestressed materials. Our certifications and accreditations include the United Kingdom Accreditation Service (UKAS), the British Standards Institution (BSI) certification, the Korean Standards Association (KS) certification from South Korea, the Market Access certification from the Spanish Ministry of Industry and an ISO 9001 certification.  We believe that these certifications, together with the numerous national awards that we have been awarded demonstrate our commitment to producing high-quality products as well as providing us with a competitive advantage over some of our competitors in certain international markets and in China.

Experienced Management and Operational Teams with Domestic PRC International Market Knowledge

Our senior management team and key operating personnel have extensive management skills, relevant operating experience and industry knowledge.  In particular, Dr. Tang, our Chairman, is a Doctor of Economics, Senior Engineer and Professor of Finance and Statistics at the School of East China Normal University, and has extensive experience managing and operating companies in the prestressed steel industry.  We believe our management team’s experience and in depth knowledge of the market in China and internationally will enable us to continue to successfully execute our expansion strategies. In addition, we believe our management team’s strong track record will enable us to continue to take advantage of market opportunities that may arise.

Our Products

Our prestressed steel materials are categorized as plain surface products and coated products

Plain Surface Products

Our plain surface products, which term refers to our uncoated plain surfaced and stabilized products, are characterized as follows:

Plain surface prestressed concrete, or PC, strands.  These products consist of PC wires that are twisted into a bundle and used as precast concrete plates on the riding surface of bridges.  These products are categorized based on size, strength and structure.  Sizes range from 9.3mm to 17.8mm.  Strength level ranges from 1570MPa (megapascal) to 2000MPa.  The number of strands in the products varies between 3 and 7.

Unbonded plain surface PC strands.  These products consist of plain surface PC strands that are coated with grease and extruded with high-density polyethylene. These products are used primarily in the construction of bridges and buildings.

PC wires, also referred to as stabilized materials.  These products are further divided among the following three categories:

▪	Plain surface PC wires. This product consists of an individual round wire used in the construction of buildings.

▪	Indented PC wires. This product consists of an individual round wire that contains an indentation used in the construction of buildings.

▪
Helical (spiral) rib PC wires. This product consists of an individual round wire whose surface is pulled out into a helical rib pattern used in the construction of railway ties, or sleepers, and buildings.

PC wires are categorized based on size, strength and structure.  Sizes range from 4.0mm to 9.0mm.  Strength level ranges from 1570MPa to 2000MPa.  The number of strands in the products varies between 3 and 7.

Coated Prestressed Products

Our coated prestressed products included zinc coated PC products and rare earth coated PC products. Rare earth coated products are plain surface materials that are zinc coated with a rare earth zinc-plating protective layer so as to produce materials that are more corrosion-resistant and long-lasting. The purpose of galvanizing is to generate a surface layer to protect the materials from erosion, abrasion and oxidization, without changing the elements of the basic materials or weakening the basic material’s strength or other functionality through any techniques that utilize physical chemistry or electrochemistry.  The coating process can cause loss of strength in regular steel materials, but the loss of strength in zinc coated prestressed products is minimal.

The application of rare earth coating technology enables our product to meet the higher standards of bridge project. We are and will continue to allocate more resource on rate earth coated PC products.

Our rare earth coated products are characterized as the following:

Rare earth coated PC wires.  These products are further divided as follows:

•	Ф5.0 Series, used for suspension bridges.

•	Ф7.0 Series, used for cable-stayed bridges.

Rare earth coated PC strands, used for bridges and buildings.

Customers that purchase our prestressed materials also purchase other supporting products, such as anchorage devices and ripple tubes, to complement our materials.  These supplementary products are produced by anchorage manufacturing factories that are unaffiliated with us.

Competition

China is one of the world’s largest producers and markets for prestressed steel materials.  In 2009 and during the six months ended June 30, 2010, our sales were predominantly to customers located in the PRC, and as a result, our primary competitors were PRC domestic companies.

We believe that being located in China provides us with a number of competitive factors within our industry, including the following:

•	Pricing. Flexibility to control pricing of products and the ability to use economies of scale to secure competitive pricing advantages;

•	Technology. Ability to manufacture products efficiently, utilize low-cost raw materials, and to achieve better production quality; and

•
Barriers to entry.  Technical knowledge, access to capital, local market knowledge and established relationships with suppliers and customers to support the development of commercially viable production facilities and products.

Competition among manufacturers of plain surface steel products in China can be characterized as fragmented, with many large and small companies competing with each other.  Our primary competitors for these products are Jiangyin Foster, Jiangxi Xinhua, Baosteel Group Shanghai Ergang Co. Ltd. and Jiangyin Wabin Steel Cable Co. Ltd.

Competition among PRC manufacturers of zinc coated prestressed products in China is limited to only four companies.  Our main competitors for these products are Baosteel Group Shanghai Ergang Co. Ltd. and Jiangyin Wabin Steel Cable Co. Ltd.  Furthermore, we believe that we are the only Chinese rare earth coated prestressed material manufacturer.

We believe that we differentiate ourselves because we have built a recognized brand name in the industry and because we offer superior product quality, timely delivery and high value.  We believe that we have the following advantages over many of our competitors:

•	the performance and cost effectiveness of our products;

•	our ability to manufacture and deliver products in required volumes, on a timely basis, and at competitive prices;

•	superior quality and reliability of our products;

•	our after-sale support capabilities, from both an engineering and an operational perspective;

•	effectiveness of customer service and our ability to send experienced operators and engineers as well as a seasoned sales force to assist our customers; and

•	overall management capability.

Seasonality

Demand for our products remains fairly consistent throughout the year.

Our Raw Materials and Supply

Raw Materials

High carbon steel wire rods are the primary raw material required to manufacture prestressed steel materials. The quality and cost of the rods we purchase differ between our plain surface products and our rare earth and zinc coated products. Rare earth and zinc coated products require higher-priced rods that are higher in purity and durability.  The price for certain rods needed for coated products is approximately $150 per ton higher than rods needed for plain surface products.  B87 MnQL, a type of high carbon steel wire rod, is the most expensive material that we purchase from Chinese suppliers, costing as much as approximately $1,000 per ton.  DLP, a type of high carbon steel wire rod that we import from Japan, is the most expensive material that we purchase overall, costing as much as approximately $1,500 per ton.

Our Supply Sources

We select our suppliers by assessing criteria such as the quality of materials supplied, the duration of the supplier’s business relationship with us, pricing, delivery reliability and response time to orders placed by us.  To minimize purchasing costs, we use a limited number of suppliers.  Because we purchase substantial quantities from these suppliers, we are often able to procure these products at competitive prices.  We usually enter into a one-year purchase agreement with each supplier and then order on a spot basis for each delivery.  We negotiate pricing with our suppliers on an arm’s length basis prior to the delivery of these supplies to us, based upon the prevailing market prices at such time.  As we increase the scale of our production, we may need to establish a more diverse supplier network while attempting to continue to leverage our purchasing power to obtain favorable pricing and delivery and payment terms.

Historically, we purchased a significant percentage of our raw materials from an affiliated entity, Shanghai Z.F.X. Steel Co., Ltd., or Shanghai ZFX, a supplier of steel wire rods, which is controlled by our chairman, Dr. Tang.  In fiscal years 2008 and 2009 and during the six months ended June 30, 2010, we purchased approximately 30.2%, 22.2% and 4.2% of our raw materials from Shanghai ZFX, respectively.  We expect that we will continue to purchase the bulk of our supplies from unaffiliated suppliers in the future, as we did in 2009 and the first six months of 2010.

The three suppliers that are unaffiliated with us that supplied us with a significant percentage of our raw materials in 2008 or 2009 were Zhangjiagang Free Trade Zone JinDe Trading Co., Ltd., Jiangsu Shagang and LiaoNing TongDa Building Material Industrial, all based in China.  The suppliers that supplied us with a significant percentage of our raw materials during the six months ended June 30, 2010 were Jiangyin Runde Logistics Co., Ltd. and Jiangsu Shagang Group Co., Ltd., each of which provided more than 10% of our supplies during that period.

Purchases from our five largest suppliers amounted to 86.5%, 89.5% and 100% of our raw material purchases in 2008, 2009 and the six months ended June 30, 2010, respectively.

We are not dependent on any one of our suppliers, as we are able to source raw materials from alternative vendors should the need arise.  We have not experienced significant production disruptions due to a supply shortage from our suppliers, nor have we had any major dispute with a material supplier.

Volatility of Price of Raw Materials

We have no long-term, fixed-price steel purchase contracts.  When steel prices increase, as they did in 2008, competitive conditions will influence how much of the price increase we can pass on to our customers.  When steel prices decline, as they did in the fourth quarter of 2008 and through the first half of 2009, customer demands for lower prices and our competitors' responses to those demands could result in lower sale prices, lower margins and inventory valued at lower of cost or market adjustments as we use existing steel inventory.  During the first half of 2010, the impact of steel price fluctuation on our results of operations was immaterial.

Manufacturing Process

Equipment

Our production facilities use innovative equipment and machinery imported from France and Italy and is of the highest quality in metal wire drawing, wire stranding, zinc plating and finishing. Our production lines produce prestressed steel materials that meet quality standards mandated by numerous countries, including Spain, the United Kingdom and South Korea.

We own cutting edge technologies in over 20 high-tech fields, including oil-immersion preservation technology, new coating production technology, skin pass coating technology, coating stabilization technology, rare earth alloy plating technology, new high-temperature phosphorization heating technology, new material traction technology, rare earth alloy technology, new fixed scoring technology, new high-temperature low-speed thread stripping technology, and double coating stabilization, among others.  We believe that we are the leading company in our industry with respect to the implementation of innovative technologies in the manufacture of prestressed steel materials.

Production Process

The production of our products involves various steps, including inspection, pickling, washing, rinsing, phosphatizing, boronizing, surface treatment, plating, baking, coating, cooling, polishing, inspection and packaging.  The technology and procedures used in the above processes vary among the different products that we manufacture and depend upon the product specifications prescribed by a particular customer.

Generally, the manufacturing process involves the following:

•
Cleaning steel wire rods or other similar raw materials by chemical pickling, mechanical de-scaling or a similar process.  The materials are then cold drawn and reduced until the desired diameter and resistance characteristics are achieved. This process is what provides the material with its strength.

•	In the production of strands, the individual wires (either 3 or 7 wires) are braided together to form a strand.

•	The final step is to subject the steel material to a thermo-chemical process which endows the material with mechanical properties, such as low relaxation, which enable the material to last over time.

Production Lines

We currently have 18 production lines, consisting of the following:

•
Two surface treatment production lines, one located in our Maanshan facility and one in our Jiujiang facility, each composed of an acid pickling bath, rinsing bath, high pressure water rinsing bath, phosphating bath, saponification (boronizing) bath and cleaning bath.

•
Seven wire drawing production lines, four located in our Maanshan facility and three in our Jiujiang facility, each composed of a pay-off machine, drawn can and take-up machine. Each of our half-finished products is processed on a wire drawing production line.

•
Three PC strand stabilization treatment production lines, two located in our Maanshan facility and one in our Jiujiang facility, each composed of stranding machines, straightening wheels, jockey wheels, medium frequency furnace, cooling tank, take-up and pay-off machines, a wire arraying machine and a layer winding machine.  The PC strand stabilization product lines in our Jiujiang facility produce plain surface PC strands and zinc coated PC strands of various specifications.

•
One zinc galvanization production line, located in our Jiujiang facility, composed of a pay-off machine, degreasing furnace, acid rinsing pickling tank, assistant plating tank, drying furnace, galvanizing furnace, drawing tower and take-up machine. Half-finished products needed for different series of zinc coated PC wires and strands are produced on this line.

•
Two surface finishing production lines, both located in our Jiujiang facility, each composed of a pay-off machine, a finishing machine and a take-up machine. These production lines are used to produce half-finished products of zinc coated PC wires and strands.

•
Two PC wire stabilization treatment production lines, both located in our Jiujiang facility, each composed of a pay-off machine, jockey wheel, straightening machine, indent marking machine, medium frequency furnace, cooling tank, towing machine, shearing machine and take-up machine. Zinc coated PC wires, round PC wires, indented PC wires and helical rib PC wires are produced on these production lines.

•
One unbonded PC strand production line, located in our Jiujiang facility, composed of a pay-off machine, oiling machine, high-density polyethylene plastic injection machine, water tank, towing machine and take-up machine. This production line is used to produce different series of unbonded plain surface PC strands and unbonded zinc coated PC strands.

Quality Control

Consistent with our continuing commitment to quality, we impose rigorous quality control standards at various stages in the production process.  In addition, our facilities are equipped with first-class testing equipment, such as a tensile strength tester and a relaxation tester, which guarantee the high quality and safety of our products.

We strictly comply with various national and international quality standards with respect to the manufacture of pre-stressed materials. Our certifications and accreditations include the United Kingdom Accreditation Service (UKAS), the British Standards Institution (BSI) certification, the Korean Standards Association (KS) certification from South Korea, Market Access certification from the Spanish Ministry of Industry and an ISO 9001 certification.

Our procedure when discovering any product quality problem in the production process includes immediate shut down for inspection. Once the problem is solved, we continue with production.  If a problem occurs with a product, the product inspector stamps a nonconformity seal and hangs a nonconformity label on the problematical product. The nonconforming product is moved to a separate area and is not transferred to the next procedure. We do not deliver nonconforming products to users.

Facilities

Under PRC law, land is owned by the state.  “Land use rights” are granted to an individual or entity after payment of a land use right fee is made to the applicable state or rural collective economic organization. Land use rights allow the holder the right to use the land for a specified long-term period.

We have land-use rights for facilities at two locations in the PRC, one in Maanshan City, Anhui Province and one in Jiujiang City, Jiangxi Province, which are utilized for production, research and development and employee living quarters.  We have paid all amounts relating to these properties. The land-use rights for our Maanshan facility expires in 2058 and the rights for our Jiujiang facilities expire at different intervals, ranging from 2055 to 2057.  Our facilities cover an aggregate of approximately 106,136 square meters.

As of June 30, 2010, our production facility in Maanshan City had a total gross floor area of approximately 47,356 square meters and we employed 63 production personnel at that facility. Our Maanshan facility contained seven production lines with an annual production capacity of approximately 80,392 tons in 2009. As of December 31, 2009, our production facility in Jiujiang City had a total gross floor area of approximately 58,780 square meters and we employed 65 production personnel at that facility. Our Jiujiang facility contained eleven production lines with an annual production capacity of approximately 46,495 tons in 2009.  Historically, we have not experienced any form of disruption in our production facilities.

We believe that our current property rights are sufficient for our current operations. However, to continue growth, we expect to expand our production capacity in the future.  Specifically, we intend to construct a new building at our Maanshan facility using a portion of the net proceeds from this offering.

Sales, Marketing and Distribution

Sales and Marketing

We have been successful to date in maintaining long-term relationships with numerous customers by satisfying their commercial needs. In addition, our marketing team monitors the market and responds accordingly in order to increase our customer base. We have a dedicated marketing and sales team of [11] employees that proactively follows up on new sales leads.

Our marketing team develops strategies for the short-term and long-term by obtaining first-hand information about our products’ market positioning, monitoring national macro-economic policies, inquiring about current and future markets needs, following the progress of existing projects and the satisfaction of existing customers.  In addition, our technicians and marketing specialists regularly visit governmental departments, construction development companies, design institutes, supervision institutions, national construction quality inspection institutions and builders to promote new products.  We have also joined the PRC national bridge exhibition for marketing purposes.

Bidding Process

Many of the projects in our industry are awarded through a competitive bidding process among qualified bidders. The evaluation of proposals is undertaken objectively, consistently and without bias towards particular bidders. Qualified bidders are evaluated against a predetermined set of criteria, and contracts are almost never awarded on the basis of price alone. A contract is awarded to the bidder or bidders that provide what is considered a proposal that offers the best value to the purchaser, as determined by the predetermined criteria set by the purchaser. The criteria vary depending on the type of contract. Examples of criteria include price, technical merit, flexibility to future changes to requirements, speed of project delivery, sustainability and quality.  During the bid evaluation process, our marketing team and members of our management respond to various inquiries and our company undergoes various assessments, including compliance, technical, commercial bid and qualification assessments.

Distribution

Both of our manufacturing plants are equipped with facilities for cargo lifting, shipment and distribution. Products for domestic customers are distributed to the destination designated by our customers. Products for international customers are delivered either to carriers at various ports of exit in China or delivered to a designated destination overseas.

Technical After-Sales Services

Our team of experienced engineers and technicians provides after-sales services to our customers.  After the delivery of our materials, our engineers train our customers to install and identify and address safety and maintenance concerns.  After a sale of our product, we introduce and advertise the company brand position, distribute a guide application method process, issue regulation manuals, and explain and solve general and difficult problems.

Our Customers

We sell the majority of our products domestically in China.  Since our inception, we have also exported our products to foreign countries, including the United States, Canada, Spain, South Korea, Taiwan, Australia and Saudi Arabia, among others.  Our customers are diverse in nature, as we sell our products directly to end users, to other manufacturers and to distributors, in each case depending on the nature of the product and the utilization of the product.

The six customers whose purchases comprised a significant percentage of our sales in 2008 or 2009 were Shanghai Zhaoyang New Metal Material (China), the Crispin Corporation (United States), Ibercordones Pretensados (Spain), National Metal Manufacturing and Casting Co. (Saudi Arabia), Zhangjiagang Ruifeng Iron and Steel Co. (China) and Hada Railway Passenger Dedicated Lines (China).

While we value our relationship with each of our customers, we believe that generally the loss of any particular customer, including our largest customers, would not materially impact our business in the long-term.  Many of our customer contracts relate to designated infrastructure projects which are performed during a defined period of time, and are not necessarily long-term in nature.  Accordingly, if any of our customers were to discontinue purchasing our products, we would actively seek new customers, which we have been successful doing in the past.  However, we currently consider our newly established relationship with Zhangjiagang Ruifeng Iron and Steel Co., Ltd. to be important to our business.  In addition, one of our customers, whose sales did not amount to 10% or more of our overall revenues in 2008 or 2009, has been a long-term strategic partner of ours.

In anticipation of the imposition of anti-dumping rates by the U.S. and the European Union, which were ultimately implemented in 2009, we discontinued sales of our plain surface materials to Crispin, Ibercordones and our other customers in those regions at the end of 2008.

In 2008, 2009 and the six months ended June 30, 2010, sales to our six largest customers, in the aggregate, accounted for approximately 81.0%, 86.7% and 79.5% of our total sales, respectively.  The following table provides the name of each customer that contributed to 10% of our revenues in each of 2008, 2009 and the six months ended June 30, 2010 and the revenues generated from such customer during these periods.

Name of Customer	2008 Revenues (%)	2009 Revenues (%)	First Half of 2010 Revenues (%)

Shanghai Zhaoyang New Metal Material Co., Ltd.	35.8	53.8	20.5

Crispin Corporation	18.8	*	*

Ibercordones Pretensados S.L.	15.7	*	*

Zhangjiagang Ruifeng Iron and Steel Co., Ltd.	*	17.5	35.2

Jiangyin Jingchen Logistics Distribution Exchange Co., Ltd.	*	*	12.8

* Less than 10% of our annual revenues.

The following table describes the breakdown of our sales in 2008, 2009 and the six months ended June 30, 2010 between our domestic and international customers.

	Year Ended December 31,		For the Six Months Ended June 30,
	2009	2008	2010	2009
Domestic Sales	$97,361,596	$51,611,646	56,911,895	38,452,787
International Sales	3,726,200	31,130,664	1,796,880	1,963,610
Total Sales	$101,087,796	$82,742,310	$58,708,775	$40,416,407

Recent Projects

The following list is a sample of some of the recent projects in which our prestressed steel materials were used in both the domestic and the international markets:

Nanchang New Bayi Bridge, PRC	Jiujiang-Lushan Railway Project, PRC	Hefei-Bangbu Passenger Dedicated Line, PRC	Beijing-Shanghai Express Rail, PRC

Shenzhan Bay Bridge, PRC	Boyang Lake Railway Bridge, PRC	Wenfu Railway, PRC	Wuhan-Guangzhou Railway, PRC

Pantian Highway, PRC	Shanghai No. 6 Subway, PRC	Nanjing-Hangzhou Passenger Dedicated Line, PRC	Yunnan Shi-Suo Expressway, PRC

Alameda Corridor Turnpike, Alameda, California, U.S.A.	MGM Grand Parking, Las Vegas, Nevada, U.S.A.	Dallas Center of Performing Arts, Dallas, Texas, U.S.A.	Trois Rivieres Grand Anchors, Canada

Nam Chang Bridge, South Korea	Parking Apron in the Cadiz Airport, Spain	Grand Hyatt San Antonio, Texas, U.S.A.	Trump Tower, Las Vegas, Nevada, U.S.A.

In addition, our rare earth coated prestressed materials are being used in a number of bridge construction projects in the PRC, including Ningbo Yongjiang Grand Bridge, Balimiao Canal Bridge, Taohuayu Yellow River Bridge, Aizhai Suspension Bridge and Fengshui Grand Bridge.

Research and Development

Our research and development efforts are focused on three objectives:

•	Superior product safety and quality;

•	Reduction of operating costs; and

•	Sustaining growth through the development of new products.

We have a research and development staff at each of our facilities.  In total, nineteen employees are dedicated to research and development.  We spent $0.5 million, $1.1 million, $1.5 million and $1.7 million in the six months ended June 30, 2010 and in fiscal years 2009, 2008 and 2007, respectively, on our research and development activities.

We regularly train the members of our research and development department in order to consistently enhance our research and development capabilities in the field of coating technology. We have developed a business model that involves a very close interrelationship between our research and development department and our product development and marketing departments. As a result, we focus our research and development activities on projects that would enable us to branch out our products into new desired markets.  In addition, we conduct research and development activities that enable us to increase our market share in existing markets in the PRC and internationally.  We also focus certain of our research and development activities on higher margin products that can be sold to customers in international markets.

Specifically, we have entered into cooperation agreements with Jiujiang Institute pursuant to which the institute assists us in our efforts to improve the comprehensive function and manufacturing technique of our high strength, anti-erosion zinc coated prestressed strands.  These high strength products, which have high endurance against erosion, are sold domestically and internationally.  In addition, we are cooperating with other steel manufacturers in research efforts regarding zinc coated PC wires, which serve as raw materials for our zinc coated PC strands, indented PC wires and helical rib PC wires with high performance and are designed for our international customers.

We have also entered into an agreement with the Shanghai Machinery Manufacturing Technology Research Institute.  Pursuant to this agreement, the institute designs high strength, indented PC wire and zinc coated PC wire for us according to our specifications.

We believe that our research and development activities and production technology for rare-earth zinc coated materials have contributed significantly to our growth.  By using rare earth zinc-plating technology, we are able to lower the temperature for the stabilizing treatment during the production process and thereby minimize the loss of strength during the stabilizing process.  As a result, this technology reduces the level of strength required of our raw materials under circumstances of unvaried finished product strength requirement and enables us to produce materials with greater strength under circumstances in which the strength of raw materials remains firm.  We believe that we are the only enterprise which can produce rare-earth zinc coated pre-stressing materials of 1,860 megapascal and 15.20 mm in the world, as a result of our rare earth zinc-plating technology.

We plan to continue our research and development efforts to strengthen our leading position in our industry. For example, we plan to develop rare earth coated prestressed materials that are larger (up to 15.24 mm and 1,860 mPa) and can withstand greater levels of pressure as well as new greased prestressed materials of 12.7 mm and 1,860 mPa. We also own or lease various technologies that improve the quality of our products and reduce our operating costs, including coating polished technology, stabilizing treatment technology for dual tension gear zinc coated prestressing material, warning technology for missing plating of coating production line, stranded wire greasing technology, water cut-off technology by strander infrared temperature detection and other core technologies.

We will continue to focus on developing fundamental coating technology and applications for the following technologies in the future:

•	Rare earth coating technology;

•	Surface finishing/ polishing technology;

•	Dual tension gear wire stabilizing treatment process;

•	Connector production technology without shutdown;

•	New technology on constant high temperature constant tension stabilizing treatment; and

•	High speed stabilizing treatment technology.

Intellectual Property

We rely on a combination of patents, trademarks, domain names and confidentiality agreements to protect our intellectual property. Our manufacturing processes are based on technology developed primarily in-house by our research and development and engineering personnel.

With respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce, we rely on, among other things, trade secret protection and confidentiality agreements to safeguard our interests. All of our research and development personnel have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require our associates to assign to us all of the inventions, designs and technologies they develop during the course of employment with us.  We are not aware of any material infringement of our intellectual property rights.

Patents

We have been granted eighteen patents by the State Intellectual Property Office of the PRC, including one invention patent and seventeen utility model patents. In addition, we have applied for an additional seven invention patents and five utility model patents, which are currently pending. Actual examination times for patent applications in China vary, but examinations of similar patent applications have taken approximately one year. These patents and patent applications are intended to protect the production processes of various wire ropes, pickling methods of materials of steel wire and devices designed for the steel wire production. The term of all of the utility model patents is ten years from the filing of the application and the term of all of the invention patents is twenty years from the filing of the application.  We currently do not have any patents registered or pending in any jurisdiction outside of the PRC.

The following table provides the name, the application number or patent number, the name of the applicant or patent holder and the status of our registered invention patents and each of our invention patent applications, and the expiration date of our registered invention patent:

Name	ApplicationNo. /Patent No.	Applicant /Patent Holder	Status	Expiration Date

Stabilizing Process of Indented Wire	2007101571490	Ossen Jiujiang	Registered	06/09/2030

Method to Change the Length of Waste of Stranded Wire Joint	200910144241.2	Ossen Materials	Pending	-

Stirring & Pickling Process of Raw Materials of Stranded Wire	200910144242.7	Ossen Materials	Pending	-

Multi-Bath Pickling Process of Materials of Stranded Wire	200910144243.1	Ossen Materials	Pending	-

Production Process of Zinc Coated Steel Wire	2010101051799	Ossen Jiujiang	Pending	-

Production Process of Helical Rib Steel Wire	2010101051534	Ossen Jiujiang	Pending	-

Production Process of Pre-stressed Zinc Coated Stranded Wire	2010101052062	Ossen Jiujiang	Pending	-

Stabilizing Production Process of High Strength Rare Earth Coated PC Steel Wire	2010101051784	Ossen Jiujiang	Pending	-

The following table provides the name, the application number or patent number, the name of the applicant or patent holder and the status of each of our registered utility model patents and utility model patent applications, and the expiration dates of our registered utility model patents:

Name	ApplicationNo. /Patent No.	Applicant /Patent Holder	Status	Expiration Date

Loose Tensile Test Device for PC Wire	ZL200720192927.0	Ossen Materials	Registered	09/30/2018

Hanging Box Used in Phosphate Bath of Stranded Wire	ZL200820185077.0	Ossen Materials	Registered	05/26/2019

Oiling Device for PC Strand	ZL200820185079. x	Ossen Materials	Registered	06/02/2019

Water Cut-off Device to Test Infrared Temperature of Stranding Machine	ZL200820185080.2	Ossen Materials	Registered	06/02/2019

Infrared Safety Control Device for Lift Truck	ZL200820185081.7	Ossen Materials	Registered	05/26/2019

Device Designed to Control Smoke by Temperature	ZL200820185082.1	Ossen Materials	Registered	05/26/2019

Device Designed to Control Water Temperature When Phosphatizing the PC Strand	200920233724.5	Ossen Materials	Registered	06/01/2020

Device for Testing Center Steel Wire Broken for Stranded Wire	200920233725.x	Ossen Materials	Registered	-

Device Designed to Test Temperature of Steel Wire When Drawing the Stranded Wire	200920233726.4	Ossen Materials	Registered	05/18/2020

Name	ApplicationNo. /Patent No.	Applicant /Patent Holder	Status	Expiration Date

Steel Wire Joint Machine with Pressure Detecting Function	200920233728.3	Ossen Materials	Registered	06/01/2020

Automatic Paper Rolling Device of Asphalt Paper	200920233729.8	Ossen Materials	Registered	06/01/2020

Aerial Overhaul Platform for Forklift	200920233730.0	Ossen Materials	Registered	05/18/2020

Skid Used When Packing PC Strand	200920233731.5	Ossen Materials	Registered	-

Precision Measurement Instrument for measuring Indented Depth of Pre-stressed Indented PC Wire	2010201102461	Ossen Jiujiang	Pending	-

Double-Pump Spray Device of Zinc Coated Steel Wire’s Coating- Assistant Tank	2010201102599	Ossen Jiujiang	Pending	-

A New Dual-Conical-Surfaces Self-locking Power Lock	2010201102809	Ossen Jiujiang	Pending	-

A New Stranding Pulley Designed for Production of High Strength Pre-stressed Rare Earth Coated Steel Wire	201020117245x	Ossen Jiujiang	Pending	-

Cooling Device Designed for the Cutter Bit for Indentation Used for Production of Indented PC Wire	ZL200720192974.x	Ossen Jiujiang	Registered	09/30/2018

Adjustable Ingress Pipe of Steel Wire-rewinding Machine	ZL200720192973.5	Ossen Jiujiang	Registered	11/18/2018

A Control Device for Alarming the Coating Leakage on the Zinc Coating Production Line	ZL200720192533.x	Ossen Jiujiang	Registered	06/24/2019

Device Designed to Remove Dust of High Strength Pre-stressed Rare Earth Coated Steel Wire	2010201102654	Ossen Jiujiang	Registered	-

Stabilizing Temperature Alarm Control Device for High Strength Pre-stressed Rare Earth Coated Steel Wire	2010201172407	Ossen Jiujiang	Pending	-

Trademarks

We have been granted a total of five trademarks, three of which are registered trademarks in the PRC and two of which are registered with the World Intellectual Property Organization (WIPO) in accordance with Madrid Agreement. The five trademarks which are described in the table below, were transferred by Ossen Shanghai to Ossen Materials in 2008 and 2009.

Name of Trademark	Application No. /Trademark No.	Applicant /Trademark Holder	Status

A Figurative Trademark（Registered under Madrid Agreement）	0973552	Ossen Innovation Materials	Registered

“OSSEN”（ Registered under Madrid Agreement）	0945308	Ossen Innovation Materials	Registered

A Figurative Trademark (PRC Domestic Registered)	4396898	Ossen Innovation Materials	Registered

“OSSEN” (PRC Domestic Registered)	4396895	Ossen Innovation Materials	Registered

“” (Domestic Registered)	4396896	Ossen Innovation Materials	Registered

Environmental Matters

The Environmental Protection Law, promulgated by the National People’s Congress on December 26, 1989, is the primary law for environmental protection in China.  The law establishes basic principles for coordinated advancement of economic growth, social progress and environmental protection, and defines the rights and duties of governments at all levels.  Local environmental protection bureaus may set stricter local standards than the national standards and enterprises are required to comply with the stricter of the two sets of standards.  Due to the nature of our business, we produce certain amounts of waste water, gas and solid waste materials during the course of our production.  We believe that we are in compliance in all material respects with applicable PRC laws and regulations, as we do not produce any hazardous materials.  All of our products meet the relevant environmental requirements under PRC laws and we have not been subject to any fines or legal action involving non-compliance with any relevant environmental regulation, nor are we aware of any threatened or pending action, including by any environmental regulatory authority.

Governmental Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Our business license covers our present business of manufacturing, processing, procuring and selling metallic materials, metallic products, new alloy materials, rare earth application products, building materials, general machinery and related products. Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Patent protection in China

The PRC has domestic laws for the protection of copyrights, patents, trademarks and trade secrets.  The PRC is also signatory to some of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

•	Paris Convention for the Protection of Industrial Property (March 19, 1985);

•	Patent Cooperation Treaty (January 1, 1994); and

•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985.  Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents - patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file, which means that a patent may be granted only to the person who first files an application. Consistent with international practice, the PRC allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability only. For a design to be patentable it cannot be identical with, or similar to, any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

Value added tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Furthermore, when exporting goods, the exporter is entitled to a portion, or in some instances all, of the VAT refund that the exporter previously paid.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, and trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may buy, sell and/or remit foreign currencies only at those banks authorized to conduct foreign exchange business, after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, SAFE and the State Reform and Development Commission.

Mandatory statutory reserve and dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends out of their accumulated profits only, if any, as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year for its general reserve until the cumulative amount of such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

As of June 30, 2010, we had 239 full-time employees. The following table shows the breakdown in numbers and percentages of employees by department:

Functions	Number of employees	% of total

Manufacturing	128	54%
Technology	25	11%
Research & Development	19	8%
Quality Control	9	4%
General Administration, Purchasing, Sales and Marketing	24	10%
Total	239	100%

We have not experienced any significant labor disputes and consider our relationship with our employees to be good. Our employees are not covered by any collective bargaining agreement.

We have established an employee welfare plan in accordance with the relevant PRC laws and regulations. Our total expenses for this plan was approximately $26,286, $39,735 and $30,807 in 2008, 2009 and the six months ended June 30, 2010, respectively.

As we continue to expand our business, we believe it is critical to hire and retain top talent, especially in the areas of marketing, metal surface treatment, materials science, and technology engineering. We believe we have the ability to attract and retain high quality engineering talent in China based on our competitive salaries, annual performance-based bonus system, and equity incentive program for senior employees and executives. In addition, we have a training program for entry-level engineers that allows them to work closely with an experienced mentor to gain valuable hands-on experience and provide other professional development opportunities, including seminars where experienced engineers give lectures on specific engineering topics and new methods that can be applied to various projects.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings arising in the ordinary course of business. We are not currently a party to any such claims or proceedings which, if decided adversely to us, would either, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations or cash flows.

PRC GOVERNMENT REGULATIONS

This section sets forth a summary of the material regulations or requirements that affect our business activities in China. Certain of these regulations and requirements, such as those relating to tax, foreign currency exchange, dividend distribution, regulation of foreign exchange in certain offshore investment transactions, and new mergers and acquisitions rules, may affect our shareholders’ right to receive dividends and other distributions from us.

Tax

According to the relevant laws and regulations in the PRC, foreign invested enterprises established prior to January 1, 2008 are entitled to full exemption from income tax for two years beginning with the first year in which such enterprise is profitable and a 50% income tax reduction for the subsequent three years.  Ossen Materials was entitled to an EIT exemption during the two years ended December 31, 2006, was subject to a 50% income tax reduction during the three years ended December 31, 2009.  Ossen Jiujiang was entitled to the EIT exemption during the two years ended December 31, 2008, was subject to 50% income tax reduction during the year ended December 31, 2009, and will be subject to 50% income tax reduction during the period from January 1, 2010 to December 31, 2011.  As our income tax obligations increase over time, our net income will be affected.

Under the new PRC Enterprise Tax Law, a resident enterprise is subject to an enterprise income tax at a rate of 25% on its global taxable income, and a non-resident enterprise with any institution or establishment within China is subject to an income tax rate of 25% on taxable income derived by such institution or establishment from within China as well as on taxable income earned outside of China but which as a de facto connection with such institution or establishment. In addition, non-resident enterprises without any institution or establishment within China, or non-resident enterprises whose income has no connection to its institution or establishment inside China, must pay a withholding income tax at the rate of 20% on taxable income derived from inside China. Dividends payable by a FIE to its foreign investors are not expressly exempted from the income tax on dividends under the new PRC enterprise tax law. The new tax law empowers the State Council of the PRC to promulgate appropriate implementation rules and regulations. However, the State Council and PRC tax authorities have not promulgated any related implementation rules.

Under the PRC Enterprise Income Tax Law, enterprises established under the laws of foreign countries or regions whose “de facto management organs” are located within the PRC territory are considered resident enterprises and will normally be subject to the enterprise income tax at the rate of 25% on their global income, but the PRC Enterprise Income Tax Law does not define the term “de facto management organs.” Substantially all of our management personnel are currently located in the PRC, and if they remain located in the PRC after the effective date of the PRC Enterprise Income Tax Law, we may be considered a resident enterprise and therefore be subject to the enterprise income tax at the rate of 25% on our global income.

Although substantially all of our operational management is currently based in the PRC, it is unclear whether PRC tax authorities would require (or permit) us to be treated as a PRC resident enterprise. To our knowledge, there is a lack of clear guidance regarding the criteria pursuant to which the PRC tax authorities will determine the tax residency of a company under the EIT Law. As a result, neither we nor our PRC counsel can be certain as to whether we will be subject to the tax applicable to resident enterprises or non-resident enterprises under the EIT Law. If we and our offshore holding companies are considered to be PRC resident enterprises, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income. In such cases, however, there is no guarantee that the preferential treatments to PRC tax residents will automatically apply to us, such as the withholding tax exemption on dividends between PRC resident companies.

For risks and uncertainties related to the PRC Enterprise Income Tax Law, see “Risk Factors — Risks Related to Doing Business in China.”

Dividend Distribution

We are a wholly foreign-owned enterprise. The principal regulations governing distribution of dividends of wholly foreign-owned enterprises include the Wholly Foreign-owned Enterprise Law (1986), as amended by the Decision on Amending the Law of the People’s Republic of China on Wholly Foreign-owned Enterprise (2000), and the Implementing Rules of the Wholly Foreign-owned Enterprise Law (1990), as amended by the Decision of the State Council on Amending the Implementing Rules of the Law of the People’s Republic of China on Wholly Foreign-owned Enterprise (2001).

Under these regulations, wholly foreign owned enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with China’s accounting standards and regulations. In addition, wholly foreign owned enterprises in China are required to set aside at least 10% of their respective after-tax profits based on PRC accounting standards each year, if any, to fund its general reserves fund, until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of each of our PRC subsidiaries, each of which is a wholly foreign owned enterprise, has the discretion to allocate a portion of its after-tax profits to its staff welfare and bonus funds, which is likewise not distributable to its equity owners except in the event of a liquidation of the foreign-invested enterprise.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the SAFE issued a regulation entitled “Circular on Certain Issues Concerning Foreign Exchange Regulation of Fund Raising and Roundtrip Investments by Domestic Residents through Offshore Special Purpose Companies,” or SAFE Notice No. 75, which became effective as of November 1, 2005. Under SAFE Notice No. 75, domestic residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to the time they establish or take control of an offshore special purpose company for the purpose of overseas equity financing based on onshore assets or equity interests held by them. The term “domestic legal person residents” as used in SAFE Notice No. 75 refers to those entities with legal person status or other economic organizations established within the territory of China. The term “domestic natural person residents” as used in SAFE Notice No. 75 includes all Chinese citizens and all other natural persons who habitually reside in China for economic interest.

Domestic residents are required to complete amended registrations with the local SAFE branch upon (i) injection of equity interests or assets of an onshore enterprise to the offshore special purpose company and (ii) subsequent overseas equity financing by such offshore special purpose company. Domestic residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore special purpose company without involving roundtrip investment, such as changes in share capital, share transfers and long-term equity or debt investments and providing security for debt. Domestic residents who have already incorporated or gained control of offshore special purpose companies that have made onshore investment in China before SAFE Notice No. 75 became effective must make such registration with the local SAFE branch on or before March 31, 2006.

Under SAFE Notice No. 75, Domestic residents are further required to repatriate back into China all of their dividends, profits or capital gains obtained from their shareholdings in the offshore special purpose company within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under SAFE Notice No. 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

On May 29, 2007, SAFE issued a notice, which we refer to as SAFE Notice No. 106, clarifying the implementation of SAFE Notice No. 75. With respect to a special purpose company that has completed the round-trip investment (that is, the onshore FIE has obtained its foreign exchange certificate) but has missed the registration deadline of March 31, 2006, the relevant domestic residents may submit a retroactive registration application, provided that there has been no payment of any funds by the onshore FIE to the offshore special purpose company since April 21, 2005 in the form of a dividend, proceeds of share transfer, liquidation proceeds, capital reduction or loan repayment. In the event such a payment has occurred, SAFE may impose penalties on the controlling persons and/or the onshore FIE for the violation of the foreign exchange laws and regulations.

SAFE Notice No. 106 further requires that the employee share option plans and share incentive plans of the offshore special purpose company shall also be filed with SAFE. Employee share incentive plans may be filed with SAFE through trust in accordance with the procedures of overseas investment registration, and employee share option plans must be filed with SAFE together with the registration for the establishment of the offshore special purpose company. After the employees exercise their options, they must amend their registrations with SAFE.

The business operations of our subsidiaries, which are subject to the foreign currency exchange regulations, have all been in accordance with these regulations.  We will take steps to ensure that the future operations of these PRC entities are in compliance with these regulations.

Regulation of Overseas Investments and Listings and the New Merger and Acquisition Rules

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and SAFE, jointly adopted the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the new M&A rule, which became effective on September 8, 2006. This regulation includes provisions that purport to require offshore special purpose companies, controlled directly or indirectly by PRC companies or individuals contemplating listing on an overseas stock exchange their operating companies or assets located in China, to obtain the approval of the CSRC prior to the listing and trading of their securities on any overseas stock exchange.

On September 21, 2006, the CSRC published on its official website a notice specifying documents and materials required to be submitted to the CSRC relating to overseas listings by special purpose companies.

The application of the new M&A rule with respect to overseas listings of special purpose companies remains unclear, with no consensus currently among the leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Grandall Legal Group, our PRC counsel, has advised us that CSRC approval is not required in connection with the establishment of our wholly owned PRC subsidiaries because the equity interests in these entities were established by us prior to the effective date of the regulation.

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities.

The major environmental regulations applicable to us include:

•	the Environmental Protection Law of the PRC;

•	the Law of PRC on the Prevention and Control of Water Pollution;

•	Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution;

•	the Law of PRC on the Prevention and Control of Air Pollution;

•	Implementation Rules of the Law of PRC on the Prevention and Control of Air Pollution;

•	the Law of PRC on the Prevention and Control of Solid Waste Pollution; and

•	the Law of PRC on the Prevention and Control of Noise Pollution.

We are periodically inspected by local environmental protection authorities. Our operating subsidiaries have received certifications from the relevant PRC government agencies in charge of environmental protection indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws. To date, the Company’s cost of compliance has been insignificant. The Company does not believe the existence of these environmental laws, as currently written and interpreted, will materially hinder or adversely affect the Company’s business operations; however, there can be no assurances of future events or changes in laws, or the interpretation of laws, governing our industry.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth the name, age, positions and a brief description of the business experience of each of our directors, executive officers and key employees as of the date of this prospectus.

Name	Position(s)	Age
Liang Tang	Chairman of Board	42
Wei Hua	Chief Executive Officer and Director	47
Yilun Jin	Chief Financial Officer	35
Junhong Li	Director	43
Xiaobing Liu	Director	50
Yingli Pan	Director	55
Zhongcai Wu	Director	60

There are no family relationships among our directors and officers.  There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management. The address of each of our directors and executive officers is c/o Ossen Innovation Co., Ltd., 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China.

Executive Officers and Directors

Dr. Liang Tang was appointed as our Chairman following our business combination.  Dr. Tang has been the Chairman and President of Ossen Materials, our subsidiary, since 2008.  Dr. Tang has also been President of Shanghai Ossen Investment Holding (Group) Co., Ltd. since 2001.  He has more than 20 years of experience in the steel industry.  Prior to joining our Company in 2004, from 1994 until 1998, Dr. Tang was the President of Zhongmin Group of PRC Ministry of Civil Affairs.  From 1988 until 1994, Dr. Tang was Head of Enterprise Administrative Division of the Shanghai Municipal Metallurgical Industry Bureau.  Prior to that date, Dr. Tang was the Deputy Director of Enterprise Management at Baosteel Group Shanghai Ergang Co., Ltd., a competitor of ours.  Dr. Tang is involved in many charity affairs and social organizations including China Committee of Corporate Citizenship and China Chamber of Metallurgy Industry.  Dr. Tang has received the title of Shanghai Leader by the Shanghai Municipal Government, Outstanding Innovation Entrepreneur by the Symposium on Chinese Enterprise Innovation and the Royal Knight Medal of Spain by the King of Spain. Dr. Tang received a bachelors degree from Shanghai University, a Masters degree in International Finance from Peking University and an MBA from Fordham University.  Dr. Tang also received a doctoral degree in world economics from East China Normal University.

Mr. Wei Hua was appointed as a director of ours following our business combination.  Mr. Wei has served as Chairman of the Board of Directors of Ossen Jiujiang since 2007. Since 2000, he has been the Assistant Chief Executive Officer for the Steel Department of Ossen Group.  Before joining Ossen Group in 2000, from 1988 until 2000, Mr. Wei was a vice supervisor of the department of technology and quality supervision at Baosteel Group Shanghai Ergang Co., Ltd.  From 1985 until 1988, Mr. Hua worked at Shanghai No. 5 steel factory.  He graduated from Shanghai University with a degree in Business Management.

Mr. Yilun Jin was appointed as our Chief Financial Officer in October 2010.  Mr. Jin served as Chief Financial Officer at American Lorain Corporation from September 2008 until October 2010.  Prior to working at American Lorain Corporation, he served in various capacities at Citigroup in New York from 2002 until September 2008, at which time he was Vice President of Markets and Banking. Mr. Jin graduated from Thunderbird School of Global Management in 2002, earning a Master of Business Administration degree in International Management, with a specialization in Finance, and was honored with a Citigroup Fellowship. Mr. Jin served as manager of the Corporate Finance Division at the Shanghai Branch of the Bank of Tokyo-Mitsubishi Ltd. from August 1997 until July 2000. Mr. Jin earned a Bachelor of Arts degree in economics from Fudan University in Shanghai, China in 1997. Mr. Jin is also a CFA charterholder and is fluent in English and Mandarin.

Mr. Junhong Li has been one of our directors since July 2010.  Mr. Li has been the Senior Partner and Deputy Chief Accountant at Continental Certified Public Accountants since 2008.  Prior to joining Continental Certified Public Accountants in 2008, from 2007 until 2008, Mr. Li was the Executive Director and Chief Financial Officer of ZMAY Holdings Limited.  From 2004 until 2007, Mr. Li was Chief Financial Officer of Zhongmin On Line Technology Co. Ltd.  Mr. Li has more than 20 years of experience in mergers and acquisitions, reorganizations and management consulting. Mr. Li received a bachelor’s degree from Central University of Finance and Economics and he is qualified as a certified public accountant.

Mr. Xiaobing Liu has been one of our directors since July 2010.  Mr. Liu has served as Chairman of the Board of Huachen Trust since 2009. From 2005 until 2009, Mr. Liu was Chairman of the Board of Directors of Shanghai Dingfeng Technology Co., Ltd.  Since 2002, he has also been an independent director of Southern Building Material Co., Ltd.  Mr. Liu graduated from the University of Shanghai for Science and Technology with a bachelor’s degree in optical instruments.

Ms. Yingli Pan has been one of our directors since July 2010.  Professor Pan has been a professor in the Department of Finance at Antai College of Economics & Management of Shanghai since 2005.  Prior to being appointed professor at Antai College of Economics & Management of Shanghai in 2005, from 1994 until 2005, Professor Pan was a professor in the Finance Department at East China Normal University.  Professor Pan received a bachelor’s degree in economics from East China Normal University, a master’s degree in economics from Shanghai University of Finance and Economics and a doctoral degree in economics from East China Normal University.

Mr. Zhongcai Wu has been one of our directors since July 2010.  Mr. Wu has been Chief Engineer in the Communications Department of Yunnan Province since 2002. Mr. Wu received a bachelor’s degree in road and bridge engineering from Hunan University.

Each of our directors will serve as a director until our next annual general meeting and until their successors are duly elected and qualified.

Board of Directors

Board Composition and Terms of Directors and Officers

Our board of directors currently consists of six directors.  Messrs. Li, Liu, Wu and Ms. Pan qualify as independent directors under Nasdaq marketplace rules.

Pursuant to our memorandum and articles of association, the business of our company is managed by our board of directors. Commencing with the first annual meeting of the shareholders, directors are elected for a term of office to expire at the next succeeding annual meeting of the shareholders after their election.  Each director holds office until the expiration of his or her term of office and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal by resolution of shareholders or a resolution of directors in accordance with the memorandum and articles of association.

The directors may at any time by resolution of directors appoint any person to be a director to fill a vacancy.  There is a vacancy if a director dies or otherwise ceases to hold office as a director.  The directors may not appoint a director to fill a vacancy for a term exceeding the term that remained when the person ceasing to be a director ceased to hold office.

Our officers are appointed by resolution of our directors and hold office until removed from office by our directors, whether or not a successor is appointed.

Committees of the Board of Directors

We have established three committees of the Board of Directors: an audit committee, a compensation committee and a corporate governance and nominating committee. In addition, our board of directors has determined that Junhong Li is qualified as an audit committee financial expert within the meaning of SEC regulations. In compliance with Rule 5605 of the Marketplace Rules of the Nasdaq Stock Market, which we refer to as the Nasdaq rules, a majority of the members of our audit committee will be required to be independent directors during the 90 day transition period after our ordinary shares are listed on the Nasdaq Global Market, and all of the members of our audit committee will be required to be independent directors within one year of listing.  We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.  In addition, since we are a foreign private issuer, the Nasdaq Marketplace Rules will generally permit us, with certain exceptions, to follow our home country rules in lieu of certain requirements.

Audit Committee. Our audit committee consists of Junhong Li, Yingli Pan and Xiaobing Liu, each of whom satisfies the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 5605 of the Nasdaq rules. The audit committee will oversee our accounting and financial reporting processes and audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting our independent auditors and pre-approving all audit and non-audit services permitted to be performed by our independent auditors;

•	reviewing with our independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•	discussing our annual audited financial statements with management and our independent auditors;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

•	meeting separately and periodically with management and our independent auditors.

Compensation Committee. Our compensation committee consists of Xiaobing Liu, Yingli Pan and Junhong Li, each of whom satisfies the independence requirements of Rule 5605 of the Nasdaq rules. The compensation committee will assist the Board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving the total compensation package for our senior executives; and

•	reviewing periodically, and approving, any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee consists of Yingli Pan, Zhongcai Wu and Xiaobing Liu, each of whom satisfies the independence requirements of Rule 5605 of the Nasdaq rules. The corporate governance and nominating committee will assist the Board in selecting individuals qualified to become members of our Board and in determining the composition of the Board and its committees. The corporate governance and nominating committee will be responsible for, among other things:

•
identifying and recommending to the board qualified candidates to be nominated for the election or re-election to the board of directors and committees of the board of directors, or for appointment to fill any vacancy;

•
reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us; and

•
advising the board of directors periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with these laws and practices, and making recommendations to the board of directors on all matters of corporate governance and on any remedial actions to be taken, if needed.

Code of Ethics

We plan to adopt a Code of Business Conduct and Ethics prior to our initial public offering. The Code of Ethics is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the company files or submits to the Securities and Exchange Commission and others. A copy of the Code of Ethics will be included as Exhibit 99.1 to the registration statement of which this prospectus forms a part. A printed copy of the Code of Ethics may also be obtained free of charge by writing to us at our headquarters located at 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China.

Duties of Directors

Under British Virgin Islands law, our directors have a duty to act honestly, in good faith and in what they believe to be in the best interests of our company. See “Description of Share Capital — Differences in Corporate Law” for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum of association and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	appointing officers and determining the term of office of the officers;

•	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

•	exercising the borrowing powers of the company and mortgaging the property of the company;

•	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

•	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

We have not entered into a director service contract with any of our directors.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. After becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into, a director must promptly disclose such interest to all other directors. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Appointment of Directors

The directors are appointed by the shareholders of our company for such term as our shareholders may determine.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors.

Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

A director is not required to hold shares as a qualification to office.

Limitation on Liability and Other Indemnification Matters

British Virgin Islands law does not limit the extent to which a company’s memorandum of association and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum of association and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Terms of Directors and Officers

Except as otherwise provided by law, vacancies on our board may be filled by the affirmative vote of a majority of the directors then in office, or by our shareholders.

Employment Agreement

We have entered into an employment agreement with Mr. Liang Tang.  Mr. Tang is employed as Chairman of the Board of our Company.  The term of his agreement is from October 7, 2008 until October 6, 2011.  We compensate Mr. Tang at an annual rate of $14,041.  We may terminate the employment agreement for cause as specified in the agreement.  Mr. Tang may terminate the employment agreement with thirty days written notice.  The employment agreement may be renewed upon the mutual agreement of the parties.

We have entered into an employment agreement with Mr. Yilun Jin.  Mr. Jun is employed as Chief Financial Officer of our Company.  The term of his agreement is from October 26, 2010 until October 26, 2011 and the agreement may be automatically renewed for one year terms thereafter.  We compensate Mr. Jin at an annual rate of $73,416.  Mr. Jin was awarded stock options to purchase 150,000 shares of the Company’s ordinary shares at the exercise price to be determined by the 10-day volume weighted average price per share calculated from the date of the Company’s initial public offering. Mr. Jin may exercise, by cashless exercise, 50,000 options on the first date of his employment and 50,000 options on each of the first two anniversaries following the first date of employment. The stock options will expire on the tenth anniversary of Mr. Jin’s employment.  We may terminate the agreement for cause as specified in the agreement.

Each executive officer has agreed to hold in confidence any confidential information that he has obtained about the Company.

Compensation of Directors and Executive Officers

For the year ended December 31, 2009, the aggregate cash compensation that we paid to our executive officers and directors was approximately $48,934. There are no service contracts between us and any of our directors, except for those directors who are also our executive officers.  Pursuant to PRC law, 25% of our executive officers’ salaries have been set aside for pension and retirement.

Stock Option Plan

On July 26, 2010, our Board of Directors adopted the Ossen Innovation Co., Ltd. 2010 Stock Option Plan, or the 2010 Plan.  No shares have been issued under the 2010 Plan to date.  The 2010 Plan allows us to grant stock options to our officers, directors, and executive, managerial, professional or administrative employees of ours or our subsidiaries or joint ventures, and to our consultants. We refer to these individuals collectively as key persons. Up to ten percent of our outstanding ordinary shares may be issued under the 2010 Plan.  The purpose of the 2010 Plan is to provide certain key persons, on whose initiative and efforts the successful conduct of our business depends, with incentives to: (a) enter into and remain in our service, (b) acquire a proprietary interest in our success, (c) maximize their performance and (d) enhance our long-term performance (whether directly or indirectly through enhancing the long-term performance of a subsidiary, joint venture or consultant.

The administrator of the 2010 Plan is the compensation committee of our Board of Directors, or may be any other committee appointed by the Board of Directors for that purpose.  The administrator has full power and authority to administer, construe and interpret the 2010 Plan. Grants under the 2010 Plan will be governed by individualized grant agreements and may be subject to either time-based or performance-based vesting provisions.

The administrator establishes the terms of stock options, subject to certain parameters set forth in the 2010 Plan.  The following are the general terms of stock options:

•           The exercise price must be at least equal to the par value of shares.

•           The term of a stock option may not exceed ten years from the date of grant.

•           Unless the administrator determines otherwise, if an option holder terminates employment, his or her unvested options expire immediately and vested options may be exercised during the three-month period following termination, after which they will expire.  If the employee terminates employment due to death or disability, the three month period is extended to one year.

•           Stock options generally may not be transferred, except to immediate family members.

The 2010 Plan will automatically terminate on the fifth anniversary of the 2010 Plan’s adoption. However, outstanding stock options will continue to be effective after the 2010 Plan’s termination.

Our board of directors has the authority to amend, alter, suspend or terminate the 2010 Plan or any outstanding stock option.  The consent of an option holder is necessary for any amendment that would adversely affect an outstanding option.

Nasdaq Requirements for Director Independence

Under the Nasdaq rules, a majority of our directors must meet the definition of “independence” contained in those rules within one year of our listing on the Nasdaq Global Market. Our Board has determined that four of our directors, Junhong Li, Xiaobing Liu, Yingli Pan and Zhongcai Wu, meet the independence standards contained in the Nasdaq rules. We do not believe that any of these directors have any relationships that would preclude a finding of independence under these rules and, in reaching its determination, our Board determined that any other relationships that these directors have with us do not and would not impair their independence. Consistent with the Nasdaq rules, a majority of our Board will be independent within twelve months from the date of this prospectus.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of October 28, 2010, as adjusted to reflect the sale of our ordinary shares in this offering, by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our outstanding ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes any ordinary shares over which a person exercises sole or shared voting or investment power. The information under the column “Shares Beneficially Owned After Offering” gives effect to the issuance and sale of [    ] of our ordinary shares by us in this offering, assuming an initial public offering price of $[    ] per ordinary share, the midpoint of the estimated range of the initial public offering price set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the underwriters do not exercise their over-allotment option and there is no other change to the number of ordinary shares sold by us as set forth on the cover page of this prospectus. Ownership is based on 15,000,000 ordinary shares outstanding as of October 28, 2010 and [     ] ordinary shares outstanding upon the completion of this offering.

As of October 28, 2010, we were not aware of any U.S. persons that were holders of record of our ordinary shares.

None of our existing shareholders currently has different voting rights from other shareholders, and none of our existing shareholders will have different voting rights after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change in control of our company.

Unless otherwise noted below, the address for each listed shareholder, director or executive officer is 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China.

	Shares Beneficially Owned Prior to Offering(1)		Shares Beneficially Owned After Offering		Shares Beneficially Owned Assuming Exercise of an Option Granted to the Underwriters to Purchase Additional Shares
Name	Number	Percent	Number	Percent	Number	Percent

Directors, Executive Officers and 5% Shareholders:
Liang Tang	11,889,500	79%	11,889,500
Wei Hua	-	-	-
Yilun Jin(2)	50,000	*	50,000
Junhong Li	-	-	-
Xiaobing Liu	-	-	-
Yingli Pan	-	-	-
Zhongcai Wu	-	-	-

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership of each listed person prior to this offering is based on ordinary shares outstanding as of the date of this prospectus, including ordinary shares convertible from all outstanding preferred shares, and the ordinary shares underlying any options and warrants exercisable by such person within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on ordinary shares outstanding immediately after the closing of this offering and the ordinary shares underlying any options and warrants exercisable by such person within 60 days of the date of this prospectus.

(2)
Mr. Jin has been granted a stock option to purchase up to 150,000 ordinary shares pursuant to our 2010 Employee Stock Option Plan.  50,000 shares are currently exercisable, 50,000 shares will be exercisable in October 2011 and 50,000 in October 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transfers of Shares Between Related Parties

Several of our subsidiaries and affiliates which are, or at one time were, controlled by our chairman, transferred shares with other entities controlled by Mr. Tang.  See the discussion under “Corporate Structure and Organization” above for a description of these transactions.

Purchases from a Related Party

Historically, we have purchased a significant percentage of our raw materials from an affiliated entity, Shanghai Zhengfangxing Steel Co., Ltd., or Shanghai ZFX, a supplier of steel wire rods, which is controlled by our chairman, Dr. Tang.  Shanghai ZFX is a member of the Ossen Group, whose relationship to us is described above under the heading “Business – Overview.”  In 2008, we purchased $20.5 million, or approximately 26.2%, of our raw materials from Shanghai ZFX.  In 2009, we purchased $11.5 million, or approximately 12.8%, of our raw materials from Shanghai ZFX.  During the six months ended June 30, 2010, we purchased $2.3 million, or approximately 4.2%, of our raw materials from Shanghai ZFX.

We have entered into sales contracts with Shanghai ZFX, each of which has a term of one year.  The contracts generally specify the name of the products, specifications, price and quantity.  Pursuant to the contracts, we must take delivery of the materials within a specified number of days.  If we disagree with the quality of the materials received, we must notify Shanghai ZFX in writing within thirty days of receipt of the materials.  The materials may be paid for by cash or bank acceptance.  If we determine a change is necessary to the method of taking delivery, product ordered, steel or product specifications or quantity, we must notify Shanghai ZFX. in writing at least thirty days in advance.  We or Shanghai ZFX may rescind the contract/purchase order, which must be negotiated to the mutual agreement of both parties.

Management believes the transactions referenced above were on terms at least as favorable to us as we could have obtained from unaffiliated parties.

Advances to a Related Party

During the six months ended June 30, 2010, we advanced $8.3 million to our affiliate, Shanghai ZFX, which is also a supplier of ours.  Such amounts have been credited towards our purchases of Shanghai ZFX’s supplies.  The reason for these advances is that we received certain loans from PRC banks which PRC regulations require us to use for purchases of, or advances for, raw materials in the same month in which the loans were made.

Notes Receivable and Notes Payable

We provided Shanghai ZFX with interest-free, unsecured notes in the aggregate amount of $1.8 million during the year ended December 31, 2009 to assist Shanghai ZFX with working capital needs.  Such amounts were subsequently repaid during the six months ended June 30, 2010.

We borrow money from our chairman, Dr. Tang, from time to time, in order to assist with our working capital needs.  As of June 30, 2010, the amount outstanding from such loans was approximately $12.9 million.

Guarantees

During the years ended December 31, 2008 and 2009 and the six months ended June 30, 2010, Shanghai Ossen, an affiliate of ours, and Shanghai ZFX, provided guarantees for certain of our short-term bank loans.  Shanghai Ossen is a member of the Ossen Group, whose relationship to us is described above under the heading “Business – Overview.” Shanghai Ossen guaranteed loans in the amount of $5.4 million in each of 2008 and 2009 and $14.2 during the six months ended June 30, 2010.  Shanghai ZFX guaranteed loans in the amount of $6.9 million, $8.8 million and $27.5 in 2008 and 2009 and the six months ended June 30, 2010, respectively.

The purpose of these loans is to fund our working capital and construction and expansion.  Local banks have required guaranties pursuant to their standard regulations.  The term of each of the loans is one year.  The loans that have come due were repaid in May, June and September 2010.  The remaining loan is due in November 2010.

The terms of the loan guarantees between the guarantor and the bank provide for the following: if the borrower does not repay its loan, the bank may seek the principal and interest of the loan from the guarantor; the guarantee period is two years from the date the guaranteed loan is due; the bank may change the terms of the loan with the borrower without receiving the consent of the guarantor; the guarantor indemnifies the bank for actual damage or loss because of any fraudulent misrepresentations made by the guarantor and if the guarantor causes the contract to become invalid, the guarantor indemnifies the bank for damages and losses.

DESCRIPTION OF SHARE CAPITAL

We are a British Virgin Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association and the BVI Business Companies Act, 2004 (as amended from time to time) which is referred to as the BVI Act below.

As of October 28, 2010, we are authorized to issue 100,000,000 ordinary shares, of which 15,000,000 shares are issued and outstanding and fully paid.

We have adopted an amended and restated memorandum and articles of association.  The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

Certificates representing our ordinary shares are issued in registered form. Our shareholders who are nonresidents of the British Virgin Islands may freely hold and vote their shares. We are currently authorized to issue 100,000,000 ordinary shares.  We do not have the power to issue bearer shares.

Charter

Our charter documents consist of our amended and restated memorandum of association and our amended and restated articles of association, or the memorandum and articles of association.  We may amend our memorandum and articles of association generally by a special resolution of our shareholders.

The following description of certain provisions of our memorandum and articles of association does not propose to be complete and is qualified in its entirety by our memorandum and articles of association included as Exhibits 3.1 and 3.2, respectively, to this prospectus.  We have amended the charter that we filed in connection with the business combination to amend certain provisions relating primarily to shareholder meetings.

Corporate Powers

Ultra Glory was incorporated under the BVI Act on January 21, 2010.  Pursuant to our memorandum of association, the objects for which we were established are unrestricted and we have full power and authority to carry out any objects not prohibited by the BVI Act, as the same may be revised from time to time, or any other law of the British Virgin Islands, except that we have no power to carry on banking or trust business, business as an insurance or reinsurance company, insurance agent or insurance broker, the business of company management, the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands, or business as a mutual fund, mutual fund management or mutual fund administrator, unless we obtain certain licenses under the laws of the British Virgin Islands.

Board Composition

Pursuant to our memorandum and articles of association, the business of our company is managed by our board of directors.  Commencing with the first annual meeting of the shareholders, directors are elected for a term of office to expire at the next succeeding annual meeting of the shareholders after their election.  Each director will hold office until the expiration of his or her term of office and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal by the shareholders or a resolution passed by the majority of the remaining directors.

In the interim between annual meetings of shareholders, or special meetings of shareholders called for the election of directors, any vacancy on the board of directors may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. A director elected to fill a vacancy resulting from death, resignation or removal of a director will serve for the remainder of the full term of the director whose death, resignation or removal will have caused such vacancy and until his successor will have been elected and qualified.

There is no cumulative voting by shareholders for the election of directors.  We do not have any age-based retirement requirement and we do not require our directors to own any number of shares to qualify as a director.

Board Meetings

Board meetings may be held at the discretion of the directors at such times and in such manner as the directors may determine upon not less than three days notice having been given to all directors. Decisions made by the directors at meetings shall be made by a majority of the directors.  There must be at least a majority of the directors (with a minimum of two) at each meeting.

Directors Interested in a Transaction

A director must, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by us, disclose such interest to the board of directors.  A director who is interested in a transaction entered into, or to be entered into, by the company, may vote on a matter related to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum and sign a document on behalf of the company, or do any other thin in his capacity as a director, that relates to the transaction.  A director is not required to disclose his interest in a transaction or a proposed transaction to our board of directors if the transaction or proposed transaction is between the director and us, or the transaction or proposed transaction is or is to be entered into the ordinary course of our business and on usual terms and conditions.

The directors may exercise all powers of our company to borrow money, mortgage or charge our undertakings and property, issue debentures, debenture shares and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Our directors may, by resolution, fix the compensation of directors in respect of services rendered or to be rendered in any capacity to us.

A director may attend and speak at any meeting of the shareholders and at any separate meeting of the holders of any class of our shares.

Rights of Shares

We are currently authorized to issue 100,000,000 ordinary shares.  The shares are made up of one class and one series, namely ordinary shares with a par value of $0.01 per share.  The ordinary shares have one vote each and have the same rights with regard to dividends paid by the company and distributions of the surplus assets of the company.

We may purchase, redeem or acquire our shares, provided that we obtain the consent of the member whose shares are being purchased, redeemed or otherwise acquired.

Issuance of Shares; Variation of Rights of Shares

Our articles of association provide that directors may, without limiting or affecting any right of holders of existing shares, offer, allot, grant options over or otherwise dispose of our unissued shares to such persons at such times and for such consideration and upon such terms and conditions as the directors may determine.

Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, we may issue shares, with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise, as the directors from time to time may determine.

If we issue shares of more than one class, we will further amend and restate our Memorandum and Articles of Association to reflect the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) as may be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issued shares of any other class of shares which may be affected by such variation.  The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Shareholders Meetings

Under our memorandum and articles of association, we are required to hold an annual meeting of shareholders each year at such date and time determined by our directors.  Meetings of shareholders may be called pursuant to board resolution or the written request of shareholders holding more than 30% of the votes of our outstanding voting shares.  Written notice of meetings of shareholders must be given to each shareholder entitled to vote at a meeting not fewer than 10 days prior to the date of the meeting, with certain limited exceptions.  The written notice will state the place, time and business to be conducted at the meeting.  The shareholders listed in our share register on the date prior to the date the notice is given shall be entitled to vote at the meeting, unless the notice provides a different date for determining the shareholders who are entitled to vote.

A meeting of shareholders held without proper notice will be valid if shareholders holding 90% majority of the total number of shares entitled to vote on all matters to be considered at the meeting, or 90% of the votes of each class or series of shares where shareholders are entitled to vote thereon as a class or series, together with an absolute majority of the remaining votes, have waived notice of the meeting and, for this purpose, presence of a shareholder at the meeting is deemed to constitute a waiver.  The inadvertent failure of the directors to give notice of a meeting to a shareholder, or the fact that a shareholder has not received notice, will not invalidate a meeting.

Shareholders may vote in person or by proxy.  No business may be transacted at any meeting unless a quorum of shareholders is present.  A quorum consists of the presence in person or by proxy of holders entitled to exercise at least 50% of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon.

Changes in the Maximum Number of Shares the Company is Authorized to Issue

Subject to the provisions of the BVI Act, we may, by a resolution of shareholders, amend our memorandum and articles of association to increase or decrease the number of shares authorized to be issued.  Our directors may, by resolution, authorize a distribution by us at a time, of an amount, and to any shareholders they think fit if they are satisfied, on reasonable grounds, that we will, immediately after the distribution, satisfy the solvency test as set forth in the BVI Act, which requires that the value of a company’s assets exceeds its liabilities, and the company is able to pay its debts as they fall due.

Indemnification

Subject to the provisions of the BVI Act, we may indemnify any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of our company; or (b) is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings.

History of Securities Issuances

Ordinary Shares

On January 21, 2010, we issued 50,000 shares to our sole shareholder.  On July 7, 2010, these shares increased to 5,000,000 upon the change of the par value of our ordinary shares from $1.00 to $0.01.

On July 7, 2010, we issued 10,000,000 ordinary shares in connection with our business combination, as described above under “Corporate Structure and Organization.”

Material Differences Between U.S. Corporate Law and British Virgin Islands Corporate Law

The BVI Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the BVI Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the British Virgin Islands. The corporate statutes of the State of Delaware and the British Virgin Islands are similar, and the flexibility available under British Virgin Islands law has enabled us to adopt memorandum of association and articles of association that will provide shareholders with rights that do not vary in any material respect from those they would enjoy if we were incorporated under the Delaware General Corporation Law, or Delaware corporate law. Set forth below is a summary of some of the differences between provisions of the BVI Act applicable to us and the laws application to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

British Virgin Islands law provides that every director of a British Virgin Islands company, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, the nature of the company, the nature of the decision, the position of the director and the nature of his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum association or articles of association of the company.

Amendment of Governing Documents

•
Under Delaware corporate law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation. Under British Virgin Islands law, no article or regulation shall be amended, rescinded or altered, and no new article shall be made, without the approval of the members pursuant to a special resolution, unless the memorandum of association and articles of association provide otherwise.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote. Under British Virgin Islands law, directors’ consents need only a majority of directors signing to take effect.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of stockholders of a corporation, may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. As permitted by British Virgin Islands law, shareholders’ consents need only a majority of shareholders signing to take effect. Our memorandum of association and articles of association provide that, other than changes to our memorandum of association and articles of association, shareholders may approve corporate matters by way of a resolution consented to at a meeting of shareholders or in writing by a majority of shareholders entitled to vote thereon. Changes to our memorandum of association and articles of association require the approval of 66 2/3% of the votes of shareholders.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum of association and articles of association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.

Sale of Assets

Under Delaware corporate law, a vote of the stockholders is required to approve the sale of assets only when all or substantially all assets are being sold. In the British Virgin Islands, shareholder approval is required when more than 50% of the company’s total assets by value are being disposed of or sold.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by British Virgin Islands law and our memorandum of association and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities and we are able to pay our debts as they fall due.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option or at the option of the holders of such stock provided there remains outstanding shares with full voting power. Such stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of such stock. As permitted by British Virgin Islands law, and our memorandum of association and articles of association, shares may be repurchased, redeemed or otherwise acquired by us. Our directors must determine that immediately following the redemption or repurchase we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, and our memorandum of association and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the consent in writing of holders of not less than three-fourths of the issued shares of that class and holders of not less than three-fourths of the issued shares of any other class of shares which may be affected by the variation.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate provides otherwise. As permitted by British Virgin Islands law and our memorandum of association and articles of association, directors may be removed by resolution of directors or resolution of shareholders, with or without cause.

Mergers

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merger or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Under the BVI Act, members, upon giving written notice to us, are entitled to inspect the register of members, the register of directors and minutes of resolutions of members, and to make copies of these documents and records.

Conflict of Interest

The BVI Act provides that a director shall forthwith, after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company. A transaction entered into by us, in respect of which a director is interested, is voidable by us unless the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed. A transaction is not voidable if the material facts of the director’s interest are known by the members entitled to vote or if the transaction is approved or ratified by a resolution of members. As permitted by British Virgin Islands law and our memorandum of association and articles of association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered, and sign documents on our behalf which relate to the transaction.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

British Virgin Islands law has no comparable provision.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the British Virgin Islands, but our memorandum of association and articles of association do not provide for cumulative voting.

Anti-takeover Provisions in Our Memorandum of association and articles of association

Some provisions of our memorandum of association and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares.

Nasdaq Stock Market Listing

We have applied to list our ordinary shares for quotation on the Nasdaq Global Market.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. Future sales of substantial amounts of our shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our ordinary shares.

Upon the closing of this offering, we will have [    ] ordinary shares outstanding. Of these shares, our shares being sold in this offering, which comprise [    ]% of the total number of shares outstanding, will be freely tradable in the open market.

The remaining ordinary shares outstanding will be held by [        ], which will hold [    ]%, and our directors and executive officers, who will hold [    ]% in the aggregate. These shares will be “restricted securities”, as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rules 144 or 701 under the Securities Act, which are described below.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell a number of shares that does not exceed the greater of:

•	1% of the number of our ordinary shares then outstanding which will equal approximately million shares immediately after this offering; and

•
the average weekly trading volume of our ordinary shares on the exchange on which we are listed at the time during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Because we were a shell company prior to our business combination, which occurred in July 2010, under SEC rules Rule 144 will be unavailable to our shareholders until July 2011.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements.

TAXATION

The following summary of the material British Virgin Islands, PRC and U.S. tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. The discussion is based on information provided to us by our legal counsel, whose legal opinions have been filed as exhibits to the registration statement of which this prospectus forms a part.  The discussion is not intended to be, nor should it be construed as, legal or tax advice to any prospective purchaser and is not exhaustive of all possible tax considerations. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local, non-U.S., non-PRC, and non-British Virgin Islands tax laws. You should consult your own tax advisors with respect to the consequences of the acquisition, ownership and disposition of our ordinary shares.

To the extent that the discussion relates to matters of British Virgin Islands tax law, it represents the opinion of Withers BVI, our British Virgin Islands counsel. Based on the facts and subject to the limitations set forth herein and in the opinion letter, the statements of law under the caption "—U.S. Federal Income Taxation" constitute the opinion of Kramer Levin Naftalis & Frankel LLP, our special U.S. counsel, as to the material U.S. federal income tax consequences of an investment in our ordinary shares.  Based on the facts and subject to the limitations set forth herein, the statements of law under "—People’s Republic of China Taxation" constitute the opinion of Grandall Legal Group, our special PRC counsel, as to the material PRC tax consequences of an investment in our ordinary shares

British Virgin Islands Taxation

All dividends, interests, rents, royalties, compensations and other amounts paid by us are exempt from all forms of taxation in the British Virgin Islands and any capital gains realized with respect to any of our shares, debt obligations, or other securities are not subject to any form of taxation in the British Virgin Islands. No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable under BVI law by persons who are not persons resident in the British Virgin Islands with respect to any of our shares, debt obligation or other securities. There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to us or our shareholders. Currently, there is no income tax treaty, convention or reciprocal tax treaty regarding withholdings currently in effect between the United States and the British Virgin Islands.  We will only be liable to pay payroll tax with respect to employees employed and working in the British Virgin Islands.  We do not currently have, and do not intend to have in the near future, any employees in the British Virgin Islands.

People’s Republic of China Taxation

Under the former Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from PRC withholding tax. In addition, any dividends payable, or distributions made, by us to holders or beneficial owners of our shares would not be subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and were not otherwise subject to PRC tax.

On March 16, 2007, the PRC National People’s Congress approved and promulgated a new PRC Enterprise Income Tax Law, which took effect as of January 1, 2008. Under the new tax law, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” are located in China are considered “resident enterprises” for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the new tax law, “de facto management body” is defined as the body that has material and overall management control over the business, personnel, accounts and properties of an enterprise. In April 2009, the PRC State Administration of Taxation promulgated a circular to clarify the definition of “de facto management body” for enterprises incorporated overseas with controlling shareholders being PRC enterprises.  It remains unclear how the tax authorities will treat an overseas enterprise invested or controlled by another overseas enterprise and ultimately controlled by PRC individual residents as is in our case. We are currently not treated as a PRC resident enterprise by the relevant tax authorities. Since substantially all of our management is currently based in China and may remain in China in the future, we may be treated as a “resident enterprise” for the PRC tax purposes, in which case, we will be subject to PRC income tax as to our worldwide income at a uniform income tax rate of 25%. In addition, the new tax law provides that dividend income between qualified “resident enterprises” is exempt from income tax.

Moreover, the new tax law provides that an income tax rate of 10% is normally applicable to dividends payable for earnings derived since January 1, 2008 to non-PRC investors who are “non-resident enterprises,” to the extent such dividends are derived from sources within China. We are a British Virgin Islands holding company and substantially all of our income is derived from dividends, if any, we receive from our operating subsidiaries located in China. Thus, dividends payable to us by our subsidiaries in China may be subject to the 10% withholding tax if we are considered as a “non-resident enterprise” under the new tax law.

Under the currently available guidance of the new tax law, dividends payable by us to our shareholders should not be deemed to be derived from sources within China and therefore should not be subject to withholding tax at 10%, or a lower rate if reduced by a tax treaty or agreement. However, what will constitute income derived from sources within China is currently unclear. In addition, gains on the disposition of our shares should not be subject to PRC withholding tax.  However, these conclusions are not entirely free from doubt. In addition, it is possible that these rules may change in the future, possibly with retroactive effect.

U.S. Federal Income Taxation

The following is a discussion of the material U.S. federal income tax considerations that may apply to an investor with respect to the acquisition, ownership and disposition of our ordinary shares. This discussion does not purport to address all of the tax consequences of owning our ordinary shares with respect to all categories of investors that acquire our ordinary shares, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, grantor trusts, persons who own, directly or indirectly under applicable constructive ownership rules, 10% or more (by voting power) of our ordinary shares, certain former citizens and long-term residents of the United States, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase our ordinary shares and hold such ordinary shares as a capital asset (i.e., for investment). Moreover, this discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated under the Code, published rulings, and administrative and judicial interpretations of the Code, all as currently in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. You should consult your own tax advisors regarding the tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law with respect to the ownership of our ordinary shares.

For purposes of this discussion, the term “U.S. Holder” means (except as described in the proceeding paragraph) a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual U.S. citizen or resident, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any political subdivision thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if either (x) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A beneficial owner of our ordinary shares (other than a partnership) that is not a U.S. Holder is referred to below as a “Non-U.S. Holder.”

If a U.S. partnership, or an entity treated for U.S. federal income tax purposes as a partnership, such as a U.S. limited liability company, holds our ordinary shares, the tax treatment of a partner will depend on the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership holding our ordinary shares, you should consult your tax advisor.

U.S. Federal Income Taxation of U.S. Holders

Distributions

Subject to the discussion of Passive Foreign Investment Companies, or PFICs, below, distributions made by us with respect to our ordinary shares to a U.S. Holder will constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our ordinary shares, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Subject to the discussion of PFICs below, dividends paid on our ordinary shares that are received by U.S. Holders that are individuals, estates or trusts will be taxed at the rate applicable to long-term capital gains (a maximum rate of 15% for taxable years beginning on or before December 31, 2010), provided that such dividends meet the requirements of "qualified dividend income." For this purpose, qualified dividend income includes dividends paid by a non-U.S. corporation if certain holding period and other requirements are met, and the stock of the non-U.S. corporation with respect to which dividends are paid is readily tradable on an established securities market in the U.S. (such as the Nasdaq Global market).  Dividends that fail to meet such requirements, and dividends received by corporate U.S. Holders, are taxed at ordinary income rates. No dividend received by a U.S. Holder will be a qualified dividend (i) if the U.S. Holder held the ordinary share with respect to which the dividend was paid for less than 61 days during the 121-day period beginning on the date that is 60 days before the ex-dividend date with respect to such dividend, excluding for this purpose, under the rules of  Code Section 246(c), any period during which the U.S. Holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, is the grantor of a deep-in-the-money or otherwise nonqualified option to buy, or has otherwise diminished its risk of loss by holding other positions with respect to, such ordinary share (or substantially identical securities); or (ii) to the extent that the U.S. Holder is under an obligation (pursuant to a short sale or otherwise) to make related payments with respect to positions in property substantially similar or related to the ordinary share with respect to which the dividend is paid.  If we were to be a "passive foreign investment company" (as such term is defined in the Code) for any taxable year, dividends paid on our ordinary shares in such year or in the following taxable year would not be qualified dividends.  In addition, a non-corporate U.S. Holder will be able to take a qualified dividend into account in determining its deductible investment interest (which is generally limited to its net investment income) only if it elects to do so; in such case the dividend will be taxed at ordinary income rates.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion of PFICs below, a U.S. Holder will recognize taxable gain or loss upon a sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the disposition. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Tax Consequences If We Are A Passive Foreign Investment Company

We will be a passive foreign investment company (a “PFIC”) if either:

•
75% or more of our gross income in a taxable year consists of “passive income” (including dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties); or

•	at least 50% of our assets in a taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

We do not believe that we will be a PFIC for our 2010 taxable year based upon our estimates of income, the expected composition of our assets and the expected value of our assets as determined based on our anticipated market capitalization after this offering. However, because PFIC status is based on the composition of our income and assets for the entire taxable year and because of possible fluctuations in our market capitalization, it is not possible at this time to determine whether we will become a PFIC for our 2010 taxable year until after the close of the taxable year. Therefore, we may become a PFIC for our 2010 taxable year or in any future taxable year.

If we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning our stock for purposes of the PFIC rules would be liable to pay U.S. federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions (i.e., the portion of any distributions received by the U.S. Holder on our ordinary shares in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ordinary shares) and on any gain from the disposition of our ordinary shares, plus interest on such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. Holder’s holding period of our ordinary shares.

The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely “qualified electing fund” (“QEF”) election for all taxable years that the holder has held our ordinary shares and that we were a PFIC. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year that we are a PFIC to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long term capital gain, regardless of whether we have made any distributions of the earnings or gain. The U.S. Holder’s basis in our ordinary shares will be increased to reflect taxed but undistributed income. Distributions of income that had been previously taxed will result in a corresponding reduction in the basis of the ordinary shares and will not be taxed again once distributed. A U.S. Holder making a QEF election would recognize capital gain or loss on the sale, exchange or other taxable disposition of our ordinary shares. If we determine that we are a PFIC for any taxable year, we may provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Alternatively, if we were to be treated as a PFIC for any taxable year and provided that our ordinary shares are treated as “marketable stock” (e.g., “regularly traded” on the Nasdaq Global Market) a U.S. Holder may make a mark-to-market election. Under a “mark-to-market” election, in any taxable year that we are a PFIC, any excess of the fair market value of the ordinary shares at the close of any taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares is included in the U.S. Holder’s income as ordinary income. In addition, the excess, if any, of the U.S. Holder’s adjusted tax basis at the close of any taxable year over the fair market value of the ordinary shares is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder’s tax basis in its ordinary shares would be adjusted to reflect any such income or loss. For any taxable year that we are a PFIC, gain realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. There can be no assurances that there will be sufficient trading volume with respect to the ordinary shares for the ordinary shares to be considered “regularly traded,” or that our ordinary shares will continue to trade on the Nasdaq Global Market.  Accordingly, there are no assurances that the ordinary shares will be marketable stock for these purposes.

A U.S. Holder who holds our ordinary shares during a period when we are a PFIC will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder’s holding of our ordinary shares, even if we cease to be a PFIC, subject to certain exceptions for U.S. Holders who made a timely mark-to-market or QEF election. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules in the event that we are a PFIC, including as to the advisability and consequences of making a QEF or mark-to-market election.

U.S. Federal Income Taxation of Non-U.S. Holders

Non-U.S. Holders will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our ordinary shares unless the income is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (“effectively connected income”) (and, if an income tax treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or, in the case of an individual, the income is attributable to a fixed place of business).

Non-U.S. Holders will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our ordinary shares, unless either:

•
the gain is effectively connected income (and, if a treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or, in the case of an individual, the income is attributable to a fixed place of business); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

Effectively connected income may be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders, unless exempt under an applicable income tax treaty. In addition, effectively connected income of a corporate Non-U.S. Holder may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders may be subject to tax in jurisdictions other than the United States on dividends received from us on our ordinary shares and on any gain realized upon the sale, exchange or other disposition of our ordinary shares. Non-U.S. Holders should consult with their own tax advisors regarding such other jurisdictions.

Backup Withholding and Information Reporting

U.S. Holders (other than exempt recipients such as corporations) may be subject to information reporting requirements with respect to dividends paid in the United States on, or proceeds from the disposition of, our ordinary shares. In addition, a U.S. Holder may be subject, under certain circumstances, to backup withholding at a rate of up to 28% with respect to dividends paid on, or proceeds from the disposition of, our ordinary shares unless the U.S. Holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of our ordinary shares who provides an incorrect taxpayer identification number may be subject to penalties imposed by the IRS.

Non-U.S. Holders are not subject to information reporting or backup withholding with respect to dividends paid on, or proceeds from the disposition of, our ordinary shares, provided that the Non-U.S. Holder provides its taxpayer identification number, certifies to its foreign status, or establishes another exemption to the information reporting or back-up withholding requirements.

Stamp Taxes

If you purchase our ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

UNDERWRITING

We are offering the ordinary shares described in this prospectus through Global Hunter Securities, LLC. Global Hunter Securities, LLC is acting as sole manager of the offering. We have entered into an underwriting agreement dated __________, 2010 with the underwriter.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table:

Name	Number of Shares

Global Hunter Securities, LLC
Total

The underwriter is committed to purchase all of the ordinary shares offered by us other than those covered by the option to purchase additional ordinary shares described below, if it purchases any ordinary shares.  The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement.  Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

The underwriter proposes to offer the ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $ per ordinary share. Any such dealers may resell ordinary shares to certain other brokers or dealers at a discount of up to $ per ordinary share from the initial public offering price.  After the initial public offering of the ordinary shares, the offering price and other selling terms may be changed by the underwriter.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no  exercise and full exercise of the over-allotment option.

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us(	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $ , or $  if the underwriter exercises its option to purchase additional ordinary shares in full.

We have granted a 45-day option to the underwriter to purchase up to an additional $        of ordinary shares sold on the date hereof, at the same price to the public, and with the same underwriting discount, as the initial ordinary shares offered.  If the underwriter fully exercises this option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $ , $ and $ , respectively.

We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act.

We and each of our directors, executive officers and holders of greater than 5% of our securities are subject to lock-up agreements that prohibit us and them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any ordinary shares, options or warrants to acquire ordinary shares or any security or instrument related to such ordinary shares, option or warrant for a period of at least 90 days following the date of this prospectus without the prior written consent of Global Hunter Securities, LLC, subject to certain customary exceptions.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (1) during the last 17 days of the lock-up period we issue an earnings release or material news, or a material event relating to our company occurs, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed by these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Global Hunter Securities, LLC waives such extension in writing.

We have granted to the underwriter the right of participation to act as lead underwriter or minimally as co-manager for a period of twelve (12) months from the issuance of the securities offered by this prospectus, for any and all public and private equity and debt offerings for our company or any of our subsidiaries, excluding ordinary course of business financings such as bank lines of credit, accounts receivable and factoring arrangements.  We shall provide written notice to the underwriter with terms of such offering and if the underwriter fails to accept in writing any such proposal for such public or private sale within twenty (20) days after receipt of a written notice from us containing such proposal, then the underwriter will have no claim or right with respect to any such sale contained in any such notice.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We intend to apply for listing of our ordinary shares on the NASDAQ Global Market and, if approved, our ordinary shares will trade under the symbol “OSN”.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involve making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress.  These stabilizing transactions may include making short sales of the ordinary shares, which involves the sale by the underwriter of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts or may be “naked” shorts. The underwriter may close out any covered short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering.  To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M promulgated under the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares, including the imposition of penalty bids.  This means that if the representatives of the underwriter purchase ordinary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter that sold those ordinary shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time.  The underwriter may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

In determining the initial public offering price, we and the underwriter expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we operate;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•	other factors deemed relevant by the underwriter and us.

Neither we, nor the underwriter can assure investors that an active trading market will develop for our ordinary shares, or that the ordinary shares will trade in the public market at or above the public offering price.

Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and its affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.  In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction..

Foreign Regulatory Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States.  Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States.

People’s Republic of China The underwriters have not circulated and will not circulate or distribute this prospectus in the PRC and the underwriters have not offered or sold, and will not offer or sell to any person for re-offering or resale, directly or indirectly, any ordinary shares to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of our ordinary shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares in the Cayman Islands.

Italy.  This offering of the shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other document relating to the ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany.  The offering of the shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the ordinary shares in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France.  The shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the ordinary shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland.  This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom.  In the United Kingdom, the shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Norway.  This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997 as amended. This prospectus has not been approved or disapproved by, or registered with, neither the Oslo Stock Exchange nor the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to other Norwegian potential investors than the addressees without the prior consent of.

Denmark.  This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005 as amended from time to time or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by or filed with the Danish Financial Supervisory Authority or any other public authorities in Denmark. The offering of shares will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

Sweden.  Neither this prospectus nor the shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other

No action may be taken in any jurisdiction other than the United States that would permit a public offering of our ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our ordinary shares being registered. All amounts shown are estimates except for the SEC registration fee, the Nasdaq Stock Market listing fee and the FINRA filing fee.

	Amount to be Paid
SEC registration fee		$2,845.50
FINRA filing fee		5,700
Nasdaq Stock Market listing fee		25,000
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Roadshow expenses
Transfer agent and registrar fees
Miscellaneous fees and expenses
Total	$

LEGAL MATTERS

The validity of our ordinary shares offered by this prospectus will be passed upon for us by Withers BVI, located at 3rd Floor, Little Denmark, Main Street, Road Town, Tortola, British Virgin Islands.  Certain legal matters in connection with this offering will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, located at 1177 Avenue of the Americas, New York, New York 10036, and for the underwriters by [_________________].  Legal matters as to PRC law will be passed upon for us by Grandall Legal Group, located at 31/F, Nanzheng Building, 580 Nanjing Road West, Shanghai 200041, People’s Republic of China, and for the underwriters by [_________________________].

EXPERTS

Our consolidated financial statements as of December 31, 2009, and 2008 and for the fiscal years ended December 31, 2009, and 2008, included herein, have been audited by Sherb & Co., LLP, independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing and their consent and authorization.

The offices of Sherb & Co., LLP are located at 805 Third Avenue, New York, NY 10022.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 with the Securities and Exchange Commission in connection with this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any other documents we have filed with the Securities and Exchange Commission without charge at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The Securities and Exchange Commission also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are also available to the public through this website at http://www.sec.gov.

We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of these requirements by filing reports with the Securities and Exchange Commission. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements. Our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

We are a “foreign private issuer” within the meaning of the rules promulgated under the Securities Exchange Act of 1934 as amended, or the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

However, we intend to file with the Securities and Exchange Commission, after the end of each fiscal year, an annual report on Form 20-F containing financial statements which will be examined and reported on, with an opinion expressed, by an independent public accounting firm.  In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the stock exchanges on which our ordinary shares are listed.  Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

OSSEN INNOVATION MATERIALS CO., LTD. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors
Ossen Innovation Co., Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Ossen Innovation Co., Ltd. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ossen Innovation Co., Ltd. as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States.
/s/ Sherb & Co., LLP
Certified Public Accountants
New York, New York
July 7, 2010

See accompanying notes to the consolidated financial statements

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$8,409,467	$3,761,315
Restricted cash	11,824,214	9,977,092
Note receivable-bank acceptance note	150,208	-
Accounts receivable, net of allowance for doubtful accounts of $42,487 and $35,782 at December 31, 2009 and 2008	15,157,087	4,713,488
Inventories	10,206,861	9,300,261
Prepayments	19,833,561	19,270,693
Other current assets	964,876	293,359
Notes receivable from related party-bank acceptance notes	1,828,234	-
Total Current Assets	68,374,508	47,316,208
Long-term Assets
Property, plant and equipment, net	13,088,809	14,246,542
Land use rights, net	4,254,270	4,333,632
Total Long-term Assets	17,343,079	18,580,174

TOTAL ASSETS	$85,717,587	$65,896,382

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Notes payable – bank acceptance notes	$19,744,925	$18,236,993
Short-term bank loans	27,350,377	19,404,161
Accounts payable	240,275	428,441
Customer deposits	5,189,759	2,936,267
Taxes payable	110,493	6,465
Other payables and accrued expenses	32,473	1,475,472
Due to related parties	12,869,939	12,987,588
Total Current Liabilities	65,538,241	55,475,387
TOTAL LIABILITIES	65,538,241	55,475,387

Shareholders' Equity
Common stock, no par value, 50,000 shares authorized, 50,000 shares issued and outstanding	500	500
Accumulated other comprehensive income	543,036	511,890
Statutory reserve	1,093,331	661,597
Retained earnings	13,069,401	5,488,600
Non-controlling interest	5,473,078	3,758,408
TOTAL SHAREHOLDERS’ EQUITY	20,179,346	10,420,995

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$85,717,587	$65,896,382

See accompanying notes to the consolidated financial statements

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31,
	2009	2008

REVEUNUES	$101,087,796	$82,742,310
COST OF GOODS SOLD	87,659,925	70,532,733
GROSS PROFIT	13,427,871	12,209,577
Selling and distribution expenses	503,724	4,326,491
General and administrative expenses	1,143,672	1,316,606
Total Operating Expenses	1,647,396	5,643,097

INCOME FROM OPERATIONS	11,780,475	6,566,480
Interest expenses, net	(1,496,712)	(1,891,671)
Other income, net	183,495	380,766
INCOME BEFORE INCOME TAXES	10,467,258	5,055,575
INCOME TAXES	(740,053)	(291,520)
NET INCOME	9,727,205	4,764,055
LESS: NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	1,714,670	809,437
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	8,012,535	3,954,618
OTHER COMPREHENSIVE INCOME
Foreign currency translation gain, net of tax	31,146	420,883
TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX	31,146	420,883
COMPREHENSIVE INCOME	$8,043,681	$4,375,501

See accompanying notes to the consolidated financial statements

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Common Stock		Accumulated Other Comprehensive	Statutory	Retained Earnings/	Non Controlling
	Shares	Amount	Income	Reserve	(Accumulated Deficit)	Interest	Total
Balance, January 1, 2008	50,000	$500	$91,007	$238,676	$1,956,903	$2,948,971	$5,236,057
Net income	-		-		3,954,618	809,437	4,764,055
Transfer to statutory reserve	-		-	422,921	(422,921)	-	-
Foreign currency translation adjustment, net of tax	-	-	420,883	-	-	-	420,883
Balance, December 31, 2008	50,000	500	511,890	661,597	5,488,600	3,758,408	10,420,995
Net income	-		-	-	8,012,535	1,714,670	9,727,205
Transfer to statutory reserve	-		-	431,734	(431,734)	-	-
Foreign currency translation adjustment, net of tax	-	-	31,146	-	-	-	31,146
Balance, December 31, 2009	50,000	$500	$543,036	$1,093,331	$13,069,401	$5,473,078	$20,179,346

See accompanying notes to the consolidated financial statements

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,727,205	$4,764,055
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	1,457,784	1,555,624
Deferred taxes	(838)	(1,176)
Changes in operating assets and liabilities:
(Increase) Decrease In:
Accounts receivable	(10,443,599)	1,002,464
Inventories	(906,600)	(2,112,944)
Prepayments	(562,867)	(12,408,746)
Due from related party	-	3,846,600
Note receivable-bank acceptance note from unrelated party	(150,208)	-
Notes receivable from related party	(1,828,234)	-
Other current assets	(670,679)	10,680
Accounts payable	(188,166)	(35,011)
Customer deposits	2,253,492	2,749,301
Taxes payable	104,028	(134,501)
Other payables and accrued expenses	(1,442,999)	(1,616,329)
Due to related parties	(117,649)	145,896
Net cash used in operating activities	(2,769,330)	(2,234,087)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of plant and equipment	(209,511)	(2,287,268)
Purchases of land use rights	-	(379,397)
Net cash used in investing activities	(209,511)	(2,666,665)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(1,847,122)	(5,465,258)
Proceeds from short-term bank loans	35,687,123	22,322,080
Repayments of short-term bank loans	(27,789,153)	(21,446,704)
Proceeds from notes payable to unrelated parties	1,507,931	18,236,993
Repayment of notes payable to related party	-	(10,937,778)
Cash dividend paid to a shareholder	-	(2,364,274)
Net cash provided by financing activities	7,558,779	345,059

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,579,938	(4,555,693)
Effect of exchange rate changes on cash	68,214	1,581,392
Cash and cash equivalents at beginning of year	3,761,315	6,735,616
CASH AND CASH EQUIVALENTS AT END OF YEAR	$8,409,467	$3,761,315

SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes paid	$637,267	$441,029
Interest paid	$1,492,404	$1,514,114

See accompanying notes to the consolidated financial statements

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Ossen Innovation Co., Ltd., formerly known as Ultra Glory International, Ltd., or Ultra Glory, is a British Virgin Islands limited liability company organized on January 21, 2010 under the BVI Business Companies Act, 2004 (the “BVI Act”).  Ultra Glory was a blank check company formed for the purpose of acquiring, through a share exchange, asset acquisition or other similar business combination, an operating business.

Business Combination

On July 7, 2010, Ultra Glory and its sole shareholder entered into a share exchange agreement with Ossen Innovation Group, a British Virgin Islands limited liability company organized on April 30, 2010 under the BVI Act and the shareholders of Ossen Innovation Group. Pursuant to the share exchange agreement, Ultra Glory acquired from the shareholders of Ossen Innovation Group all of the issued and outstanding shares of Ossen Innovation Group, in exchange for an aggregate of 10,000,000 newly issued ordinary shares issued by Ultra Glory to the shareholders of Ossen Innovation Group.  In addition, the sole shareholder of Ultra Glory sold all of the 5,000,000 ordinary shares of Ultra Glory that were issued and outstanding prior to the business combination, to the shareholders of Ossen Innovation Group for cash, at a price of $0.03 per share. As a result, the individuals and entities that owned shares of Ossen Innovation Group prior to the business combination acquired 100% of the equity of Ultra Glory, and Ultra Glory acquired 100% of the equity of Ossen Innovation Group.  Ossen Innovation Group is now a wholly owned subsidiary of Ultra Glory.  In conjunction with the business combination, Ultra Glory filed an amended charter, pursuant to which Ultra Glory changed its name to Ossen Innovation Co., Ltd., changed its fiscal year end to December 31 and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, the company ceased to be a shell company.

The Company’s Shareholders

Dr. Tang, the company’s chairman, owns 100% of the shares of Effectual Strength Enterprises Ltd., a British Virgin Islands company, which owned 79% of the shares of Ossen Innovation Group prior to the business combination, and owns 79% of the Company’s shares since the business combination.  The holders of the remaining 21% of our shares are investors that are residents of the PRC and are unaffiliated with Ossen.

The Company’s Subsidiaries

British Virgin Islands Companies

Ossen Innovation Group, the company’s wholly owned subsidiary, is the sole shareholder of two holding companies organized in the British Virgin Islands: Ossen Group (Asia) Co., Ltd., or Ossen Asia, and Topchina Development Group Ltd., or Topchina. All of the equity of Ossen Asia and Topchina had been held by Dr. Tang since inception.  In May 2010, Dr. Tang transferred these shares to Ossen Innovation Group in anticipation of the public listing of our company’s shares in the United States.

Ossen Asia is a British Virgin Islands limited liability company organized on February 7, 2002.  Ossen Asia has one direct operating subsidiary in China, Ossen Innovation Materials Co. Ltd., or Ossen Materials.  Ossen Asia owns 81% of the equity of Ossen Materials.

Topchina is a British Virgin Islands limited liability company organized on November 3, 2004.  Ossen Materials and Topchina directly own an operating subsidiary in China, Ossen (Jiujiang) Steel Wire & Cable Co., Ltd., or Ossen Jiujiang.  Ossen Materials owns 75% of the equity of Ossen Jiujiang and Topchina owns 25%.

Ossen Materials

Ossen Materials was formed in China on October 27, 2004 as a Sino-foreign joint venture limited liability company under the name Ossen (Ma’anshan) Steel Wire and Cable Co., Ltd.  On May 8, 2008, Ossen Materials was restructured from a Sino-foreign joint venture limited liability company to a corporation.  The name of the entity was changed at that time to Ossen Innovation Materials Co., Ltd.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Ossen Asia owns 81% of the equity of Ossen Materials.  The remaining 19% is held in the aggregate by four Chinese entities, two of which are controlled by Chinese governmental entities, one of which is controlled by Zhonglu Co. Ltd., a company whose shares are listed on the Shanghai Stock Exchange, and one of which is controlled by Chinese citizens.

Through Ossen Materials, we have manufactured and sold plain surface PC strands, zinc coated PC steel wires and PC wires in our Maanshan City facility since 2004.  The primary markets for the products manufactured at our Maanshan facility are Anhui Province, Jiangsu Province, Zhejiang Province and Shanghai City, each in the PRC.

Ossen Jiujiang

On April 6, 2005, Ossen Shanghai Investment Co., Ltd., or Ossen Shanghai, acquired a portion of the bankruptcy assets of Jiujiang Tianlong Galvanized Prestressing Steel Strand LLC, including equipment, land use rights and inventory for approximately $3.9 million.  Ossen Jiujiang was formed by Ossen Shanghai in the PRC as a Sino-foreign joint venture limited liability company on April 13, 2005.  Ossen Shanghai then transferred the newly acquired assets to Ossen Jiujiang. At its inception, Ossen Jiujiang was owned by two entities: 33.3% of its equity was held by Ossen Asia and 66.7% by Ossen Shanghai.  Ossen Shanghai is a Chinese company owned by five Chinese individuals, one of whom is a director of our subsidiary, Ossen Materials. In June 2005, Ossen Shanghai transferred its entire interest in Ossen Jiujiang to Topchina in exchange for approximately $2.9 million. In October 2007, Topchina transferred 41.7% of the equity in Ossen Jiujiang to Ossen Asia for no consideration. On December 17, 2007, Ossen Asia transferred all of its shares in Ossen Jiujiang to Ossen Materials for no consideration.  Since that date 75% of the equity of Ossen Jiujiang has been held by Ossen Materials and 25% by Topchina.

Through Ossen Jiujiang, we manufacture zinc coated PC wires and strands, plain surface PC strands, unbonded PC strands, helical rib PC wires, sleeper PC wires and indented PC wires.  The primary markets for the PC strands manufactured in our Jiujiang facility are Jiangxi Province, Wuhan Province, Hunan Province, Fujian Province and Sichuan Province, each in the PRC.

At December 31, 2009, the subsidiaries of Ossen Innovation Group were as follows:

Name	Domicile and Date of Incorporation	Paid-in Capital		Percentage of Effective Ownership	Principal Activities

Ossen Group (Asia) Co., Ltd. ("Ossen Asia")	BVI February 7, 2002	USD	-	100%	Investments holdings

Topchina Development Group Ltd. ("Topchina")	BVI November 3, 2004	USD	-	100%	Investments holdings

Ossen Innovation Materials Co., Ltd. ("Ossen Meterials")	The PRC October 27, 2004	RMB	75,000,000	81%	Design, engineering, manufacture and sale of customized prestressed steel materials

Ossen (Jiujiang) Steel Wire & Cable Co., Ltd. ("Ossen Jiujiang")	The PRC April 13, 2005	RMB	50,000,000	85.75%	Design, engineering, manufacture and sale of customized prestressed steel materials

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of OSSEN Innovation Materials Co., and its subsidiaries. Intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from those estimates.

Revenue Recognition

Revenues represent the invoiced value of goods sold recognized upon the shipment of goods to customers.  Revenues are recognized when all of the following criteria are met:

●	Persuasive evidence of an arrangement exists,
●	Delivery has occurred or services have been rendered,
●	The seller’s price to the buyer is fixed or determinable, and
●	Collectability is reasonable assured.

Research and Development

Research and development costs are expensed as incurred and totaled approximately $1,100,000 and $1,500,000 for years ended December 31, 2009 and 2008, respectively, and are included in cost of goods sold in the accompanying statements of operations. Research and development costs are incurred on a project specific basis.

Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to operations as incurred. Retirement benefits amounting to $65,710 and $30,131 were charged to operations for the years ended December 31, 2009 and 2008.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. See Note 10.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“US$). The functional currency of the Company is Renminbi (“RMB”). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The resulting transaction adjustments are recorded as a component of shareholders’ equity. Gains and losses from foreign currency transactions are included in net income.

	2008	2009
Year ended RMB: US$ exchange rate	6.8372	6.8542
Average yearly RMB: US$ exchange rate	6.8409	6.9623

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Comprehensive Income

Comprehensive income is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners, and is not included in the computation of income tax expense or benefit. Accumulated comprehensive income consists of changes in unrealized gains and losses on foreign currency translation.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. The Company maintains no bank account in the United States of America. The Company maintains its bank accounts in China.  Balances at financial institutions or state-owned banks within the PRC are not covered by insurance.  However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Restricted Cash

Restricted cash represents amounts held by a bank as security for bank acceptance notes and therefore is not available for the Company’s use until such time as the bank acceptance notes have been fulfilled or expired, normally within 12 month period.

Accounts Receivable

Accounts receivable are carried at net realizable value.  An allowance for doubtful accounts is recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors.  An account receivable is written off after all collection effort has ceased.

Fair Value of Financial Instruments

FASB ASC 820 (formerly SFAS No. 157 Fair Value Measurements) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market

These tiers include:

•	Level 1—defined as observable inputs such as quoted prices in active markets;

•	Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, restricted assets, accounts payable, other payables and accruals, short-term bank loans, other current liabilities.

Cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within the fair value hierarchy.

As of the balance sheet dates, the estimated fair values of financial instruments were not materially different from their carrying value as presented due to the short maturities of these instruments and that the interest rates on the borrowing approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

Accounts Receivable

Accounts receivable are carried at net realizable value.  The Company reviews its accounts receivables on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances.  In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends.  Accounts are written off after exhaustive efforts at collection.  If accounts receivable are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expenses.  Balance of allowance of doubtful accounts was $42,487 and $35,782 at December 31, 2009 and 2008, respectively. In addition the Company has not provided for, or written off, accounts receivable for the years ended December 31, 2009 and 2008.  Among the accounts receivable balance of $15,157,087, the aging of $10,583,532 was within 60 days, $4,372,855 was between 60-90 days and $243,188 was over 90 days.  The balance of accounts receivable was $15,157,087 at December 31, 2009, of which $15,069,143 was collected subsequently.

Inventories

Inventories are stated at the lower of cost or market, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal. Cost of raw materials is calculated using the weighted average method. Finished goods costs are determined using the weighted average method and comprise direct materials, direct labor and an appropriate proportion of overhead. At December 31, 2009 and 2008, the Company has no reserve for inventories. See Note 5.

Prepayments

Prepayments represent cash paid in advance to suppliers for purchases of raw materials.  The balance of prepayments was $19,833,561 and $19,270,693 at December 31, 2009 and 2008, respectively.  Among the balance of $19,833,561, the aging of $19,787,733 was within 60 days, $2,218 was between 60-90 days and $43,610 was over 90 days.  No allowance was provided for the prepayments balance at December 31, 2009.

Customer Deposits

Customer deposits consist of amounts paid to the Company in advance for the sale of products in the PRC. The Company receives these amounts and recognizes them as a current liability until the revenue can be recognized when the goods are delivered. The balance of customer deposits was $5,189,759 and $2,936,267 at December 31, 2009 and 2008, respectively.

Property, Plant, and Equipment (“PPE”)

PPE are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Transportation charges

Transportation charges represent costs to deliver the Company’s inventory to point of sale. Transportation costs are expensed and charged to cost of sales as incurred. Transportation charges represent costs to deliver the Company’s inventory to point of sale. Transportation costs are expensed and charged to selling expense as incurred.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives are as follows:

Buildings and improvements	5 ~ 20 years
Machinery and equipment	5 ~ 20 years
Motor vehicles	5 years
Office Equipment	5 ~ 10 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.  The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.  See Note 7.

Land Use Rights

According to PRC laws, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government.  The land use rights granted to the Company, located at Jiu Jiang and Ma’anshan, are being amortized using the straight-line method over the lease term of fifty years.  See Note 8.

Impairment of Long-Lived Assets

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in FASB ASC 360 (formerly SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets).  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  There were no impairments for the years ended December 31, 2009 and 2008.

Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe.  These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange.  The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of PRC Renminbi (RMB) converted to U.S. dollars on the date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements

On April 1, 2009, the FASB approved ASC 805 (formerly FSP FAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies), which amends Statement 141R and eliminates the distinction between contractual and non-contractual contingencies.  Under ASC 805, an acquirer is required to recognize at fair value an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, the acquirer applies the recognition criteria in SFAS No. 5, Accounting for Contingencies and Interpretation 14, “Reasonable Estimation of the Amount of a Loss – and interpretation of FASB Statement No. 5,” to determine whether the contingency should be recognized as of the acquisition date or after it.  The adoption of ASC 805 has not had a material effect on the Company’s consolidated financial statements.

ASC 320-10 (formerly FSP FAS 115-2 and FAS 124-2) amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements.  It did not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. We are required to adopt ASC 320-10 for our interim and annual reporting periods ending after June 15, 2009.  ASC 320-10 does not require disclosures for periods presented for comparative purposes at initial adoption.  ASC 320-10 requires comparative disclosures only for periods ending after initial adoption.  The adoption of ASC 320-10 has not had a material effect on the Company’s consolidated financial statements.

On April 9, 2009, the FASB also approved ASC 825-10 (formerly FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments ) to require disclosures about fair value of financial instruments in interim period financial statements of publicly traded companies and in summarized financial information required by APB Opinion No. 28, Interim Financial Reporting.  We are required to adopt ASC 825-10 for our interim and annual reporting periods ending after June 15, 2009.  ASC 825-10 does not require disclosures for periods presented for comparative purposes at initial adoption. ASC 825-10 requires comparative disclosures only for periods ending after initial adoption.  The adoption of ASC 825-10 has not had a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” as incorporated into FASB ASC 820, “Fair Value Measurements and Disclosures”. The guidance relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales.  It reaffirms what FASB ASC 820 states is the objective of fair value measurement—to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions.  Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.  This guidance is effective for interim and annual periods ended after June 15, 2009, but entities may early adopt this guidance for the interim and annual periods ended after March 15, 2009. The adoption of such standard has not had a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued FASB ASU 2009-05, “Measuring Liabilities at Fair Value”. FASB ASU 2009-05 amends FASB ASC 820, “Fair Value Measurements”.  Specifically, FASB ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or 2) a valuation technique that is consistent with the principles of FASB ASC 820 of the Accounting Standards Codification (e.g. an income approach or market approach).  FASB ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability.  The adoption of such standard has not had a material impact on the Company’s consolidated financial statements.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, (FASB ASC 855-10”) which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements.  The statement is effective for interim and annual periods ended after June 15, 2009.  The standard was subsequently amended by FASB ASU 2010-09 which exempts an entity that is an SEC filer from the requirement to disclose the date through which subsequent events have been evaluated.

In September 2009, the Emerging Issues Task Force reached final consensus on FASB ASU 2009-13, “Revenue Arrangements with Multiple Deliverables”.  FASB ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting.  This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted. The adoption of such standard has not had a material impact on the Company’s consolidated financial statements.

In December 2009, the FASB issued FASB ASU 2009-17, Consolidation (“FASB ASC 810): Improvements to Financial Reporting by Enterprises involved with Variable Interest Entities.  This ASU amends the FASB Accounting Standards Codification for statement No.167.  In June 2009, the FASB issued SFAS No.167, Amendments to FASB Interpretation No. 46(R), which requires an enterprise to perform an analysis and ongoing reassessments to determine whether the enterprises variable interest or interests give it a controlling financial interest in a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprises involvement in a variable interest entity.  SFAS No.167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 and for all interim reporting periods after that, with early application prohibited.  The adoption of this standard has not had a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which will require companies to make new disclosures about recurring or nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair value hierarchies and information on purchases, sales, issuance and settlements on a gross basis in the reconciliation of Level 3 fair value measurements.  The ASU is effective prospectively for financial statements issued for fiscal years and interim periods beginning after December 15, 2009.  The new disclosures about purchases, sales, issuance and settlements on a gross basis in the reconciliation of Level 3 fair value measurements is effective for interim and annual reporting periods beginning after December 15, 2010.  The Company expects that the adoption of ASU 2010-06 will not have a material impact on its consolidated financial statements.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 3 – CONCENTRATION RISK

Concentration of Major Customers and Suppliers:

	Year ended December 31,
	2009	2008
Major customers with revenues of more than 10% of the Company’s sales
Sales to major customers	$72,040,540	$58,216,143
Percentage of sales	71%	70%
Number of customers	2	3

Major suppliers with purchases of more than 10% of the Company’s purchases
Purchases from major suppliers	$74,621,428	$54,738,995
Percentage of purchases	89%	72%
Number of suppliers	4	3

The sales of the two major customers with revenues of more than 10% of the Company’s sales were $54,353,402, or 54% of the total sales, and $17,687,138, or 17% of the total sales, for the year ended December 31, 2009.  The sales of the three major customers with revenues of more than 10% of the Company’s sales were $29,652,632, or 36% of the total sales, $15,566,989, or 19% of the total sales and $12,996,522, or 15% of the total sales, for the year ended December 31, 2008.

Accounts receivable related to the Company’s major customer comprised 36% and 28% of all accounts receivable as of December 31, 2009 and 2008, respectively.

Accounts payable related to the Company’s major suppliers comprised 38% and 33% of all accounts payable as of December 31, 2009 and 2008, respectively.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts receivable is net of allowance for doubtful accounts as follows:

	December 31,
	2009	2008
Accounts receivable	$15,199,574	$4,749,270
Less: allowance for doubtful accounts	(42,487)	(35,782)
Net Accounts receivable	$15,157,087	$4,713,488

Accounts receivable is net of allowance for doubtful accounts.  Changes in the allowance for doubtful accounts are as follows:

	December 31,
	2009	2008
Beginning balance	$35,782	$13,672
Allowance for doubtful accounts	6,705	22,110
Written – offs	-	-
Ending balance	$42,487	$35,782

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 5 – INVENTORIES

	December 31,
	2009	2008
Raw materials	$5,584,313	$5,200,622
Work-in-progress	237,422	292,997
Finished goods	4,385,126	3,806,642
	10,206,861	9,300,261
Less: Provision for slow-moving inventories	-	-
Inventories, net	$10,206,861	$9,300,261

NOTE 6 – OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31,
	2009	2008
Security deposits	$410,255	$51,064
VAT receivable	535,824	232,745
Other	18,797	9,550
Total other current assets	$964,876	$293,359

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,
	2009	2008
At cost:
Buildings	$3,899,669	$3,878,091
Machinery and equipment	13,801,699	13,635,258
Motor vehicles	247,926	230,046
Office equipment	97,266	93,654
	18,046,560	17,837,049
Less: Accumulated depreciation
Buildings	(684,755)	(442,383)
Machinery and equipment	(4,036,209)	(2,974,065)
Motor vehicles	(163,593)	(118,814)
Office equipment	(73,194)	(55,245)
	(4,957,751)	(3,590,507)
Property, plant and equipment, net	$13,088,809	$14,246,542

Depreciation expense for the years ended December 31, 2009 and 2008 was $1,367,244 and $1,461,337, respectively.

The net book value of property, plant and equipment pledged as collateral for bank loans was $1,923,204 and $1,918,434 at December 31, 2009 and 2008. See Note 9.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 8 – LAND USE RIGHTS

Land use rights consist of the following:

	December 31,
	2009	2008
Cost of land use rights	$4,506,975	$4,495,797
Less: Accumulated amortization	(252,705)	(162,165)
Land use rights, net	$4,254,270	$4,333,632

The land use rights, located at Jiu Jiang and Ma’anshan, are commenced through 2005 to 2007 with the lease term of fifty years

Amortization expense for the years ended December 31, 2009 and 2008 was $79,361 and $89,733, respectively.

Amortization expense for the next five years and thereafter is as follows:

2010	$90,140
2011	90,140
2012	90,140
2013	90,140
2014	90,140
Thereafter	3,803,570
Total	$4,254,270

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 9 – RELATED PARTY TRANSACTIONS

(a)	Names and Relationship of Related Parties:

Existing Relationship with the Company
Mr. Tang	Director and controlling shareholder of the Company
Shanghai Zhengfangxing Steel Co., Ltd. (“SZS”)	Under common control of Mr. Tang
Shanghai Ossen Investment Co., Ltd. (“SOI”)	Under common control of Mr. Tang

(b)	Summary of Balances with Related Party:

	December 31,
	2009	2008
Due from related party:
SZS	$-	$-
	$-	$-

	December 31,
	2009	2008
Due to related party:
SZS	$-	$145,896
	$-	$145,896

SZS is a supplier of the Company.  For the years ended December 31, 2009 and 2008, the Company purchased $11,487,206 and $20,482,023 of raw materials from SZS, respectively. The balance of due from related party represents bank acceptance from SZS for the sales of the products to SZS.

	December 31,
	2009	2008
Notes receivable from related party:
SZS, due June 11, 2010	$804,423	$-
SZS, due March 25, 2010	1,023,811	-
	$1,828,234	$-

	December 31,
	2009	2008
Due to shareholder:
Mr. Tang	$12,869,939	$12,841,692

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 9 – RELATED PARTY TRANSACTIONS (CONTINUED)

(c)	Summary of Related Party Transactions:

			December 31,
		Note	2009	2008

	SZS provided guarantee for the short-term bank loans borrowed by the Company	11	$8,775,521	$6,857,110
SZS
	SZS sold raw materials to the Company	8	$11,487,206	$20,482,023

SOI	SOI provided guarantee for the short-term bank loans borrowed by the Company	11	$5,411,572	$5,398,150

NOTE 10 – OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities consist of the following:

	December 31,
	2009	2008

Deferred government grant	$-	$1,327,653
Others	32,473	147,819
Total	$32,473	$1,475,472

The deferred government grants represent the wide variety of subsidies from local government of Ma’anshan and are all received by the Company.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 11 – NOTES PAYABLE

Bank acceptance notes:	December 31,
	2009	2008
Due June 10, 2009 (subsequently repaid on its due date)	$-	$2,188,439
Due March 7, 2009 (subsequently repaid on its due date)	-	1,458,959
Due April 7, 2009 (subsequently repaid on its due date)	-	1,458,959
Due May 28, 2009 (subsequently repaid on its due date)	-	2,917,919
Due April 24, 2009 (subsequently repaid on its due date)	-	1,458,959
Due May 26, 2009 (subsequently repaid on its due date)	-	1,458,959
Due May 12, 2009 (subsequently repaid on its due date)	-	1,458,959
Due March 12, 2009 (subsequently repaid on its due date)	-	2,917,920
Due March 26, 2009 (subsequently repaid on its due date)	-	2,917,920
Due March 15, 2010 (subsequently repaid on its due date)	1,462,587	-
Due March 26, 2010 (subsequently repaid on its due date)	1,462,587	-
Due March 23, 2010 (subsequently repaid on its due date)	1,462,587	-
Due March 10, 2010 (subsequently repaid on its due date)	2,925,173	-
Due March 15, 2010 (subsequently repaid on its due date)	2,925,173	-
Due April 29, 2010 (subsequently repaid on its due date)	1,462,587	-
Due May 5, 2010 (subsequently repaid on its due date)	1,170,070	-
Due May 18, 2010 (subsequently repaid on its due date)	1,170,070	-
Due May 27, 2010 (subsequently repaid on its due date)	1,170,070	-
Due June 10, 2010 (subsequently repaid on its due date)	1,170,070	-
Due June 8, 2010 (subsequently repaid on its due date)	1,170,070	-
Due June 15, 2010 (subsequently repaid on its due date)	2,193,881	-
Total	$19,744,925	$18,236,993

The interest-free notes payable are secured by $11,824,214 and $9,977,092 restricted cash as of December 31, 2009 and 2008.

All the notes payable are subject to bank charges of 0.05% of the principal amount as commission on each loan transaction.  Bank charges for notes payable, included in interest expenses under the statements of operations, were $155,536 and $146,863 for the years ended December 31, 2009 and 2008, respectively.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 12 – SHORT TERM BANK LOANS

Short-term loans are summarized as follows:

	Interest rate per annum	December 31,
		2009	2008

Due January 6, 2010, guaranteed by SZS, subsequently repaid on due date	5.31%	$2,925,173	$-
Due January 14, 2010, subsequently repaid on due date	5.35%	731,294	-
Due January 15, 2010, subsequently repaid on due date	5.35%	1,462,587	-
Due February 20, 2010, subsequently repaid on due date	5.84%	2,925,174	-
Due February 27, 2010, subsequently repaid on due date	5.31%	731,294	-
Due March 4, 2010 , subsequently repaid on due date	5.31%	2,340,139	-
Due March 8, 2010, subsequently repaid on due date	5.31%	731,294	-
Due March 12, 2010, subsequently repaid on due date	5.84%	1,462,587	-
Due March 27, 2010 subsequently repaid on due date	5.84%	1,462,587	-
Due March 30, 2010 guaranteed by SZS	5.84%	1,462,587	-
Due May 13, 2010 subsequently repaid on due date	5.31%	1,316,328	-
Due May 30, 2010 , guaranteed by SOI, subsequently repaid on due date	5.31%	1,462,587	-
Due June 2, 2010 , guaranteed by SOI, subsequently repaid on due date	5.31%	1,462,587	-
Due September 8, 2010 guaranteed by SZS	5.31%	3,948,985	-
Due September 9, 2010 guaranteed by SZS	5.31%	438,776	-
Due November 6, 2010 guaranteed by SOI	5.84%	1,316,328	-
Due November 9, 2010, guaranteed by SOI	5.84%	1,170,070	-
Due January 8, 2009, guaranteed by SZS, subsequently repaid on due date	7.28%	-	2,917,919
Due January 17, 2009 guaranteed by SOI, subsequently repaid on due date	5.58%	-	1,313,064
Due January 30, 2009, subsequently repaid on due date	5.54%	-	1,458,959
Due January 30, 2009, subsequently repaid on due date	5.54%	-	1,458,959
Due March 3, 2009, subsequently repaid on due date	7.47%	-	729,480
Due March 5, 2009, subsequently repaid on due date	7.47%	-	2,188,439
Due April 1, 2009, guaranteed by SOI, subsequently repaid on due date	5.58%	-	1,167,168
Due May 8, 2009, subsequently repaid on due date	7.47%	-	1,313,064
Due July 17, 2009 , guaranteed by SOI, subsequently repaid on due date	5.58%	-	1,458,959
Due July 17, 2009 , guaranteed by SOI, subsequently repaid on due date	5.58%	-	1,458,959
Due September 18, 2009 guaranteed by SZS, subsequently repaid on due date	7.56%	-	3,939,191
Totals		$27,350,377	$19,404,161

Short term bank loans are obtained from local banks in China. All the short-term bank loans are repayable within one year and are secured by property, plant and equipment and land use rights owned by the Company.  See Notes 6.

The weighted average annual interest rate of the short-term bank loans was 5.5% and 6.42% as of December 31, 2009 and 2008, respectively.  Interest expense was $1,429,729 and $1,514,114 for the years ended December 31, 2009 and 2008, respectively.  The short term bank loans did not have financial covenants at December 31, 2009 and 2008.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 13 – TAXES

(a) Corporation Income Tax (“CIT”)

On March 16, 2007, the National People’s Congress of China approved the new Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008.

Prior to January 1, 2008, the CIT rate applicable to our subsidiaries in the PRC is 33%.  After January 1, 2008, under the New CIT Law, the corporate income tax rate applicable to our subsidiaries is 25%.  The New CIT Law has an impact on the deferred tax assets and liabilities of the Company.  The Company adjusted deferred tax balances as of December 31, 2009 based on their best estimate and will continue to assess the impact of such new law in the future.  The effects arising from the enforcement of the New CIT Law have been reflected in the accounts.

According to the relevant laws and regulations in the PRC, foreign invested enterprises established prior to January 1, 2008 are entitled to full exemption from income tax for two years beginning with the first year in which such enterprise is profitable and a 50% income tax reduction for the subsequent three years.  Ossen Materials was entitled to an EIT exemption during the two years ended December 31, 2006 and was subject to a 50% income tax reduction during the three years ended December 31, 2009.  Ossen Jiujiang was entitled to the EIT exemption during the two years ended December 31, 2008, was subject to a 50% income tax reduction during the year ended December 31, 2009 and will be subject to a 50% income tax reduction during the years ended December 31, 2010 and 2011.  As our income tax obligations increase over time, our net income will be affected.  Part of the Company’s income has been exempted from income taxes, which has been approved by the local tax bureau due to its outstanding contribution to the local economy.  The amount of exempted income may vary each year based on the fluctuation of the local economy.

In accordance with the New CIT Law, enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income.  The definition of “place of effective management" refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise. As of December 31, 2009, no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of December 31, 2009, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company’s non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax under the New CIT Law.  The Company has analyzed the applicability of this law, as of December 31, 2009, and the Company has not accrued for PRC tax on such basis.  The Company will continue to monitor changes in the interpretation or guidance of this law.

The New CIT Law also imposes a 10% withholding income tax, subject to reduction based on tax treaty where applicable, for dividends distributed by a foreign invested enterprise to its immediate holding company outside China.  Such dividends were exempted from PRC tax under the previous income tax law and regulations.  The foreign invested enterprise is subject to the withholding tax starting from January 1, 2008.  There were no dividends distributed in the year ended December 31, 2009 or 2008.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 13 – TAXES (CONTINUED)

Income tax expenses consist of the following:

	Year Ended December 31,
	2009	2008
Current tax expenses	$740,880	$292,460
Deferred taxes	(827)	(940)
Income tax expenses	$740,053	$291,520

Reconciliation from the expected income tax expenses calculated with reference to the statutory tax rate in the PRC of 25% for 2009 and 2008 is as follows:

	Year Ended December 31,
	2009	2008
Computed "expected" income tax expenses	$2,616,815	$1,394,103
Effect on tax incentive / holiday	(1,308,407)	(1,102,583)
Permanent difference – tax exempted income	(568,355)	-
Income tax expenses	$740,053	$291,520

Components of net deferred tax assets are as follows:

	December 31,
	2009	2008
Deferred tax assets:
Current portion:
Provision of doubtful accounts	$5,311	$4,473

The deferred tax assets balance of $5,311 and $4,473 at December 31, 2009 and 2008, respectively are included in Other Current Assets in the consolidated balance sheets.

The Company uses FASB ASC 740 (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”)). – AN INTERPRETATION OF FASB STATEMENT NO. 109, ACCOUNTING FOR INCOME TAXES.  The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  As of December 31, 2009, the Company does not have a liability for unrecognized tax provisions.

NOTE 13 – TAXES (CONTINUED)

(b) Value Added tax (“VAT”)

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with Chinese Laws.  The VAT standard rate is 17% of the gross sale price.  A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

On January 1, 2002, the export policy of VAT "Exemption, Credit and Refund" began to apply to all exports by manufacture-based enterprises. In accordance with this policy, exported goods are exempted from output VAT and the input VAT charged for purchases of the raw materials, components and power consumed for the production of the exported goods may be refunded.  The refund rates of strand products applicable to Ossen Ma An Shan and Ossen Jiujiang was 5%.

The VAT refundable balance of $535,824 and $66,252 at December 31, 2009 and 2008, respectively are included in Other Current Assets in the accompanying consolidated balance sheets.

NOTE 14 – GEOGRAPHICAL SALES AND SEGMENTS

Information for the Company’s sales by geographical area for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Year ended December 31,
	2009	2008
Domestic Sales	$97,361,596	$51,611,646
International Sales	3,726,200	31,130,664
TotalSales	$101,087,796	$82,742,310

The Company operates in one business segment for the years ended December 31, 2009 and 2008.

NOTE 15 – SUBSEQUENT EVENTS

We have evaluated all events or transactions that occurred after December 31, 2009 up through the date we issued the consolidated financial statements.

OSSEN INNOVATION MATERIALS CO., LTD. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010 AND 2009

CONTENTS

CONTENTS

Condensed Consolidated Balance Sheets as of June 30, 2010 (Unaudited) and June 30, 2009	Q-2

Condensed Consolidated Statements of Operations and Comprehensive Income for the Six Months Ended June 30, 2010 and 2009 (Unaudited)	Q-3

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2010 and 2009 (Unaudited)	Q-4

Notes to Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2010 and 2009 (Unaudited)	Q-5 to Q-28

OSSEN INNOVATION CO., LTD
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$3,460,341	$8,409,467
Restricted cash	12,149,706	11,824,214
Notes receivable – bank acceptance notes	-	150,208
Accounts receivable, net of allowance for doubtful accounts of $34,868 and $42,487 at June 30, 2010 and December 31, 2009	33,781,820	15,157,087
Inventories	15,103,091	10,206,861
Advance to suppliers	17,942,685	19,833,561
Other current assets	666,440	964,876
Notes receivable from related party – bank acceptance notes	-	1,828,234
Due from and advance to related party	8,311,343	-
Total Current Assets	91,415,426	68,374,508
Non-current Assets
Property, plant and equipment, net	12,485,490	13,088,809
Land use rights, net	4,226,883	4,254,270
Total Non-current Assets	16,712,373	17,343,079

TOTAL ASSETS	$108,127,799	$85,717,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable – bank acceptance notes	$22,030,961	$19,744,925
Bank loans – short term	34,908,918	27,350,377
Accounts payable	730,819	240,275
Customer deposits	6,430,833	5,189,759
Income taxes payable	888,379	110,493
Other payables and accrued expenses	12,742	32,473
Due to shareholder	12,924,000	12,869,939
Total Current Liabilities	77,826,652	65,538,241
Bank loans – long term	1,468,731	-
TOTAL LIABILITIES	79,295,383	65,538,241

Shareholders' Equity
Common stock, no par value, 50,000 shares authorized, 50,000 shares issued and outstanding	500	500
Accumulated other comprehensive income	660,571	543,036
Statutory reserve	2,049,085	1,093,331
Retained earnings	19,219,153	13,069,401
Non-controlling interest	6,903,107	5,473,078
TOTAL SHAREHOLDERS’ EQUITY	28,832,416	20,179,346

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$108,127,799	$85,717,587

See accompanying notes to the consolidated financial statements

OSSEN INNOVATION CO., LTD
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2010	2009	2010	2009

REVENUES	$30,030,450	$24,159,615	$58,708,775	$40,416,407
COST OF GOODS SOLD	23,836,150	20,293,727	47,101,721	35,741,095
GROSS PROFIT	6,194,300	3,865,888	11,607,054	4,675,312
Operating Expenses:
Selling and distribution expenses	102,663	172,546	195,706	241,880
General and administrative expenses	280,860	379,450	532,276	638,499
Total Operating Expenses	383,523	551,996	727,982	880,379
INCOME FROM OPERATIONS	5,810,777	3,313,892	10,879,072	3,794,933
Other Income (Expenses):
Interest expenses, net	(537,532)	(369,457)	(1,069,659)	(730,104)
Other income, net	68,849	8,743	96,720	14,583
Total Other Expenses	(468,683)	(360,714)	(972,939)	(715,521)
INCOME BEFORE INCOME TAXES	5,342,094	2,953,178	9,906,133	3,079,412
INCOME TAXES	(771,167)	(332,724)	(1,370,598)	(348,394)
NET INCOME	4,570,927	2,620,454	8,535,535	2,731,018
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	818,357	463,540	1,430,029	484,515
NET INCOME ATTRIBUTABLE TO OSSEN INNOVATION CO.,LTD AND SUBSIDIARIES	3,752,570	2,156,914	7,105,506	2,246,503
OTHER COMPREHENSIVE INCOME
Foreign currency translation gain, net of tax	113,679	(12,788)	117,535	13,684

COMPREHENSIVE INCOME	$3,866,249	$2,144,126	$7,223,041	$2,260,187

See accompanying notes to the consolidated financial statements

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	FOR THE SIX MONTHS ENDED JUNE 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,535,535	$2,731,018
Adjustments to reconcile net income to net cash provided by/ (used in) operating activities:
Depreciation and amortization	727,593	717,087
Changes in operating assets and liabilities:
(Increase) Decrease In:
Accounts receivable	(18,624,733)	(6,862,266)
Inventories	(4,896,230)	(1,816,163)
Advance to suppliers	1,890,876	(1,663,504)
Due from and advance to related party	(8,311,343)	-
Other current assets	298,436	(423,414)
Notes receivable - bank acceptance notes	150,208	-
Notes receivable from related party - bank acceptance notes	1,828,234	-
Increase (Decrease) In:
Accounts payable	490,544	1,128,356
Customer deposits	1,241,074	(364,453)
Income taxes payable	777,886	266,614
Other payables and accrued expenses	(19,731)	(731,119)
Due to related shareholder	-	732,471
Net cash used in operating activities	(15,911,651)	(6,285,373)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of plant and equipment	(96,887)	(129,876)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(325,492)	(14,425,269)
Proceeds from bank loans	29,815,234	22,206,639
Repayments of bank loans	(20,887,962)	(15,459,561)
Proceeds from notes payable-bank acceptance notes	22,030,961	30,388,032
Repayment of notes payable-bank acceptance notes	(19,744,925)	(18,236,993)
Net cash provided by financing activities	10,887,816	4,472,848

INCREASE IN CASH AND CASH EQUIVALENTS	(5,120,722)	(1,942,401)
Effect of exchange rate changes on cash	171,596	(114,575)
Cash and cash equivalents at beginning of period	8,409,467	3,761,315
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,460,341	$1,704,339

SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid during the periods:
Income taxes paid	$792,774	$81,728
Interest paid	$846,614	$702,821

See accompanying notes to the consolidated financial statements

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Ultra Glory International, Ltd., or Ultra Glory, or the Company, is a British Virgin Islands limited liability company organized on January 21, 2010 under the BVI Business Companies Act, 2004 (the “BVI Act”).  Ultra Glory was a blank check company formed for the purpose of acquiring, through a share exchange, asset acquisition or other similar business combination, an operating business.

Business Combination

On July 7, 2010, Ultra Glory and its sole shareholder entered into a share exchange agreement with Ossen Innovation Group, a British Virgin Islands limited liability company organized on April 30, 2010 under the BVI Act and the shareholders of Ossen Innovation Group. Pursuant to the share exchange agreement, Ultra Glory acquired from the shareholders of Ossen Innovation Group all of the issued and outstanding shares of Ossen Innovation Group, in exchange for an aggregate of 10,000,000 newly issued ordinary shares issued by Ultra Glory to the shareholders of Ossen Innovation Group.  In addition, the sole shareholder of Ultra Glory sold all of the 5,000,000 ordinary shares of Ultra Glory that were issued and outstanding prior to the business combination, to the shareholders of Ossen Innovation Group for cash, at a price of $0.03 per share. As a result, the individuals and entities that owned shares of Ossen Innovation Group prior to the business combination acquired 100% of the equity of Ultra Glory, and Ultra Glory acquired 100% of the equity of Ossen Innovation Group.  Ossen Innovation Group is now a wholly owned subsidiary of Ultra Glory.  In conjunction with the business combination, Ultra Glory filed an amended charter, pursuant to which Ultra Glory changed its name to Ossen Innovation Co., Ltd., changed its fiscal year end to December 31 and increased its authorized shares to 100,000,000.  Upon the consummation of the business combination, the company ceased to be a shell company.

The Company’s Shareholders

Dr. Tang, the company’s chairman, owns 100% of the shares of Effectual Strength Enterprises Ltd., a British Virgin Islands company, which owned 79% of the shares of Ossen Innovation Group prior to the business combination, and owns 79% of the Company’s shares since the business combination.  The holders of the remaining 21% of our shares are investors that are residents of the PRC and are unaffiliated with Ossen.

The Company’s Subsidiaries

British Virgin Islands Companies

Ossen Innovation Group, the company’s wholly owned subsidiary, is the sole shareholder of two holding companies organized in the British Virgin Islands: Ossen Group (Asia) Co., Ltd., or Ossen Asia, and Topchina Development Group Ltd., or Topchina. All of the equity of Ossen Asia and Topchina had been held by Dr. Tang since inception.  In May 2010, Dr. Tang transferred these shares to Ossen Innovation Group in anticipation of the public listing of our company’s shares in the United States.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Ossen Asia is a British Virgin Islands limited liability company organized on February 7, 2002.  Ossen Asia has one direct operating subsidiary in China, Ossen Innovation Materials Co. Ltd., or Ossen Materials.  Ossen Asia owns 81% of the equity of Ossen Materials.

Topchina is a British Virgin Islands limited liability company organized on November 3, 2004.  Ossen Materials and Topchina directly own an operating subsidiary in China, Ossen (Jiujiang) Steel Wire & Cable Co., Ltd., or Ossen Jiujiang.  Ossen Materials owns 75% of the equity of Ossen Jiujiang and Topchina owns 25%.

Ossen Materials

Ossen Materials was formed in China on October 27, 2004 as a Sino-foreign joint venture limited liability company under the name Ossen (Ma’anshan) Steel Wire and Cable Co., Ltd.  On May 8, 2008, Ossen Materials was restructured from a Sino-foreign joint venture limited liability company to a corporation.  The name of the entity was changed at that time to Ossen Innovation Materials Co., Ltd.

Ossen Asia owns 81% of the equity of Ossen Materials.  The remaining 19% is held in the aggregate by four Chinese entities, two of which are controlled by Chinese governmental entities, one of which is controlled by Zhonglu Co. Ltd., a company whose shares are listed on the Shanghai Stock Exchange, and one of which is controlled by Chinese citizens.

Through Ossen Materials, the company has manufactured and sold plain surface PC strands, zinc coated PC steel wires and PC wires in the company’s Maanshan City, PRC, facility since 2004.  The primary products manufactured in this facility are the company’s plain surface PC strands.  The primary markets for the products manufactured at the company’s Maanshan facility are Anhui Province, Jiangsu Province, Zhejiang Province and Shanghai City, each in the PRC.

Ossen Jiujiang

On April 6, 2005, Ossen Shanghai Investment Co., Ltd., or Ossen Shanghai, acquired a portion of the bankruptcy assets of Jiujiang Tianlong Galvanized Prestressing Steel Strand LLC, including equipment, land use rights and inventory for approximately $3.9 million.  Ossen Jiujiang was formed by Ossen Shanghai in the PRC as a Sino-foreign joint venture limited liability company on April 13, 2005.  Ossen Shanghai then transferred the newly acquired assets to Ossen Jiujiang. At its inception, Ossen Jiujiang was owned by two entities: 33.3% of its equity was held by Ossen Asia and 66.7% by Ossen Shanghai.  Ossen Shanghai is a Chinese company owned by five Chinese individuals, one of whom is a director of our subsidiary, Ossen Materials. In June 2005, Ossen Shanghai transferred its entire interest in Ossen Jiujiang to Topchina in exchange for approximately $2.9 million. In October 2007, Topchina transferred 41.7% of the equity in Ossen Jiujiang to Ossen Asia for no consideration. On December 17, 2007, Ossen Asia transferred all of its shares in Ossen Jiujiang to Ossen Materials for no consideration.  Since that date 75% of the equity of Ossen Jiujiang has been held by Ossen Materials and 25% by Topchina.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Through Ossen Jiujiang, the company manufactures zinc coated PC wires, plain surface PC strands, zinc coated PC strands, unbonded PC strands, helical rib PC wires, sleeper PC wires and indented PC wires.  The primary products manufactured in this facility are the company’s zinc coated PC wires.  The primary markets for the PC strands manufactured in the company’s Jiujiang facility are Jiangxi Province, Wuhan Province, Hunan Province, Fujian Province and Sichuan Province, each in the PRC.

At June 30, 2010, the subsidiaries of Ossen Innovation Group were as follows:

Name	Domicile and Date of Incorporation	Paid-in Capital		Percentage of Effective Ownership	Principal Activities

Ossen Group (Asia) Co., Ltd. ("Ossen Asia")	BVI February 7, 2002	USD	-	100%	Investments holdings

Topchina Development Group Ltd. ("Topchina")	BVI November 3, 2004	USD	-	100%	Investments holdings

Ossen Innovation Materials Co., Ltd. ("Ossen Meterials")	The PRC October 27, 2004	RMB	75,000,000	81%	Design, engeneering, manufacture and sale of customized prestressed steel materials

Ossen (Jiujiang) Steel Wire & Cable Co., Ltd. ("Ossen Jiujiang")	The PRC April 13, 2005	RMB	50,000,000	85.75%	Design, engeneering, manufacture and sale of customized prestressed steel materials

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation of Financial Statements

The unaudited consolidated financial statements of Ossen Innovation Co., Inc. and subsidiaries (the “Company”) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and in accordance with Article 10 of Regulation S-X.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations.  Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year.  The consolidated balance sheet as of December 31, 2009 has been derived from the audited consolidated financial statements included Form F-1, as filed by the Company.  These interim financial statements should be read in conjunction with those financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of Ossen Innovation Co., Ltd. and its subsidiaries.  Intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated and combined financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management makes these estimates using the best information available at the time the estimates are made.  Actual results could differ from those estimates.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of FASB Accounting Standards Codification 810 Consolidation (“ASC 810”) and are reported as a component of equity, separate from the parent’s equity.  Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions.  Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“US$” or “$”). The functional currency of the Company is Renminbi (“RMB”).  The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses.  Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The resulting transaction adjustments are recorded as a component of shareholders’ equity.  Gains and losses from foreign currency transactions are included in net income.

	For the Six Months Ended June 30,
	2010	2009
Period ended RMB: US$ exchange rate	6.8086	6.8448
Average six month ended RMB: US$ exchange rate	6.8347	6.8432

	For the Three Months Ended June 30,
	2010	2009
Period ended RMB: US$ exchange rate	6.8086	6.8448
Average three month ended RMB: US$ exchange rate	6.8335	6.8399

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Revenue Recognition

Revenues represent the invoiced value of goods sold recognized upon the shipment of goods to customers.  Revenues are recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists,
•	Delivery has occurred or services have been rendered,
•	The seller’s price to the buyer is fixed or determinable, and
•	Collectability is reasonable assured.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development

Research and development costs are expensed as incurred and totaled approximately $11,918 and $12,366 for three months ended June 30, 2010 and 2009, respectively and approximately $24,144 and $24,229 for six months ended June 30, 2010 and 2009, respectively.  Research and development costs are included in cost of goods sold in the accompanying statements of operations.  Research and development costs are incurred on a project specific basis.

Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to operations as incurred.  Retirement benefits of $25,922 and $24,136 were charged to operations for the three months ended June 30, 2010 and 2009, respectively and of $53,928 and $51,396 were charged to operations for the six months ended June 30, 2010 and 2009, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Comprehensive Income

Comprehensive income is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners, and is not included in the computation of income tax expense or benefit. Accumulated comprehensive income consists of changes in unrealized gains and losses on foreign currency translation.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. The Company maintains no bank account in the United States of America. The Company maintains its bank accounts in China.  Balances at financial institutions or state-owned banks within the PRC are not covered by insurance.  However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Restricted Cash

Restricted cash represents amounts held by a bank as security for bank acceptance notes and therefore is not available for the Company’s use until such time as the bank acceptance notes have been fulfilled or expired, normally within twelve month period.

Accounts Receivable

Accounts receivable are carried at net realizable value.  An allowance for doubtful accounts is recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors.  Delinquent accounts are written off when it is determined that the amounts are uncollectible.  At June 30, 2010 and December 31, 2009, allowances for doubtful accounts were $34,868 and $42,487, respectively.

Fair Value of Financial Instruments

FASB ASC 820 (formerly SFAS No. 157 Fair Value Measurements) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market

These tiers include:

•	Level 1—defined as observable inputs such as quoted prices in active markets;

•	Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, restricted assets, accounts payable, other payables and accruals, short-term bank loans, other current liabilities.

Cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within the fair value hierarchy.

As of the balance sheet dates, the estimated fair values of financial instruments were not materially different from their carrying value as presented due to the short maturities of these instruments and that the interest rates on the borrowing approximate those that would have been available for loans of similar remaining maturity and risk profile at respective quarter end.

Inventories

Inventories are stated at the lower of cost or net realizable value, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal.  Cost of raw materials is calculated using the weighted average method.  Finished goods costs are determined using the weighted average method and comprise direct materials, direct labor and an appropriate proportion of overhead.  At June 30, 2010 and December 31, 2009, the Company has no reserve for inventories.

Advance to Suppliers

Advance to Suppliers represents cash paid in advance to suppliers for purchases of raw materials.  The balance of advance to suppliers was $17,942,685 and $19,833,561 at June 30, 2010 and December 31, 2009, respectively.

Customer Deposits

Customer deposits consist of amounts paid to the Company in advance for the sale of products in the PRC.  The Company receives these amounts and recognizes them as a current liability until the revenue can be recognized when the goods are delivered.  The balance of customer deposits was $6,430,833 and $5,189,759 at June 30, 2010 and December 31, 2009, respectively.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant, and Equipment

Property, Plant, and Equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets.

Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives are as follows:

Buildings and improvements	5 ~ 20 years
Machinery and equipment	5 ~ 20 years
Motor vehicles	5 years
Office Equipment	5 ~ 10 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.  The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Land Use Rights

According to the PRC laws, the government owns all the land in the PRC.  Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government.  The land use rights granted to the Company are being amortized using the straight-line method over the lease term of fifty years.

Impairment of Long-Lived Assets

Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in FASB ASC 360 (formerly SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets).  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  We did not record any impairment charges during the six months ended June 30, 2010 and 2009.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that which might result in the absence of that relationship.  A related party may be any of the followings: a) affiliate, a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) principle owner, the owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; d) other parties that has ability to significant influence the management or operating policies of the entity.  This item is discussed in further detail in Note 8 – Related Party Transactions.

Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe.  These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange.  The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Exchange Risk

The Company cannot guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of PRC Renminbi (RMB) converted to U.S. dollars on the date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-05 (ASU 2010-05), “Compensation – Stock Compensation (Topic 718)”.  This standard codifies EITF Topic D-110 Escrowed Share Arrangements and the Presumption of Compensation and is effective immediately. The provisions of ASU 2010-05 did not have a material effect on the Company’s consolidated financial statements and is effective immediately.

In January 2010, the FASB issued Accounting Standards Update 2010-06 (ASU 2010-06), “Fair Value Measurements and Disclosures (Topic 820)”: Improving Disclosures about Fair Value Measurements.  This amendment to Topic 820 has improved disclosures about fair value measurements on the basis of input received from the users of financial statements.  This is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Early adoption is permitted.  The provisions of ASU 2010-06 did not have a material effect on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), "Subsequent Events (Topic 855)."  The amendments remove the requirements for an SEC filer to disclose a date, in both issued and revised financial statements, through which subsequent events have been reviewed.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP.  ASU 2010-09 is effective for interim or annual financial periods ending after June 15, 2010.  The provisions of ASU 2010-09 did not have a material effect on the Company’s consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-10 (ASU 2010-10), "Consolidation (Topic 810)."  The amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity's interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies.  An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities in Subtopic 810-10 (before the Statement 167 amendments) or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships in Subtopic 810-20.  The deferral is primarily the result of differing consolidation conclusions reached by the International Accounting Standards Board ("IASB") for certain investment funds when compared with the conclusions reached under Statement 167.  The deferral is effective as of the beginning of a reporting entity's first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period, which coincides with the effective date of Statement 167.  Early application is not permitted.  The provisions of ASU 2010-10 are effective for the Company beginning in 2010.  The adoption of ASU 2010-10 did not have a material impact on the Company’s consolidated financial statements

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The FASB issued Accounting Standards Update (ASU) No. 2010-20. Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, on July 21, 2010, requiring companies to improve their disclosures about the credit quality of their financing receivables and the credit reserves held against them. The extra disclosures for financing receivables include aging of past due receivables, credit quality indicators, and the modifications of financing receivables. This guidance is effective for interim and annual periods ending on or after December 15, 2010.  We do not expect the adoption of this update to have a material impact on our consolidated financial position, results of operations or cash flows.

NOTE 3 – CONCENTRATION

Concentration of major customers and suppliers
	For the Six Months Ended June 30,
	2010	2009
	(unaudited)
Major customer with revenues of more than 10% of the Company’s sales
Sales to major customer	$45,834,662	$31,160,268
Percentage of sales	78%	77%
Number	3	1

Major suppliers with purchases of more than 10% of the Company's purchases
Purchases from major suppliers	$53,641,533	$34,294,884
Percentage of purchase	82%	81%
Number	2	1

	For the Three Months Ended June 30,
	2010	2009
	(unaudited)
Major customer with revenues of more than 10% of the Company’s sales
Sales to major customer	$22,178,153	$18,603,183
Percentage of sales	74%	77%
Number	4	1

Major suppliers with purchases of more than 10% of the Company's purchases
Purchases from major suppliers	$26,816,705	$16,431,052
Percentage of purchase	85%	77%
Number	2	1

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 3 – CONCENTRATION (CONTINUED)

Accounts receivable related to the Company’s major customer comprised 66% and 36% of all accounts receivable as of June 30, 2010 and December 31, 2009, respectively.

Accounts payable related to the Company’s major suppliers comprised 54% and 38% of all accounts payable as of June 30, 2010 and December 31, 2009, respectively.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts receivable is net of allowance for doubtful accounts.

	June 30, 2010	December 31, 2009
	(unaudited)
Accounts receivable	$33,816,688	$15,199,574
Less: allowance for doubtful accounts	34,868	42,487
	$33,781,820	$15,157,087

Changes in the allowance for doubtful accounts are as follows:

	June 30, 2010	December 31, 2009
	(unaudited)
Beginning balance	$42,487	$35,782
Allowance for doubtful accounts	(7,619)	6,705
Written - offs	-	-
	$34,868	$42,487

NOTE 5 – INVENTORIES

	June 30, 2010	December 31, 2009
	(unaudited)
Raw materials	$7,865,073	$5,584,313
Work-in-progress	247,051	237,422
Finished goods	6,990,967	4,385,126
	15,103,091	10,206,861
Less: provision for slow-moving inventories	-	-
	$15,103,091	$10,206,861

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 6 – OTHER CURRENT ASSETS

Other current assets consist of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Security deposits	$599,005	$410,255
VAT deductible	54,434	535,824
Other receivables	13,001	18,797
	$666,440	$964,876

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Buildings	$3,919,868	$3,899,669
Machinery and equipment	13,876,164	13,801,699
Motor vehicles	248,967	247,926
Office equipment	98,447	97,266
	18,143,447	18,046,560
Less: Accumulated depreciation
Buildings	(808,935)	(684,755)
Machinery and equipment	(4,586,919)	(4,036,209)
Motor vehicles	(181,401)	(163,593)
Office equipment	(80,702)	(73,194)
	(5,657,957)	(4,957,751)
	$12,485,490	$13,088,809

Depreciation expense for the three months ended June 30, 2010 and 2009 was $336,589 and $338,298, respectively.  Depreciation expense for the six months ended June 30, 2010 and 2009 was $682,509 and $672,058, respectively.

The net book value of property, plant and equipment pledged as collateral for bank loans was $660,929 and $1,923,204 at June 30, 2010 and December 31, 2009, respectively.

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 8 – LAND USE RIGHTS

Land use rights consist of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Cost of land use rights	$4,525,907	$4,506,975
Less: Accumulated amortization	(299,024)	(252,705)
	$4,226,883	$4,254,270

Amortization expense for the three months ended June 30, 2010 and 2009 was $22,546 and $22,525, respectively.  Amortization expense for the six months ended June 30, 2010 and 2009 was $45,084 and $45,029, respectively.

Amortization expense for the next five years and thereafter is as follows:

2010	$45,261
2011	90,518
2012	90,518
2013	90,518
2014	90,518
Thereafter	3,819,550
Total	$4,226,883

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 9 – RELATED PARTY TRANSACTIONS

(a)	Names and Relationship of Related Parties:

Existing Relationship with the Company
Mr. Tang	Director and controlling shareholder of the Company
Shanghai Zhengfangxing Steel Co., Ltd. (“SZS”)	Under common control of Mr. Tang
Shanghai Ossen Investment Co., Ltd. (“SOI”)	Under common control of Mr. Tang

(b)	Summary of Balances with Related Party:

	June 30, 2010	December 31, 2009
	(unaudited)
Due from and advance to related party:
SZS	$8,311,343	$-

SZS is a supplier of the Company.  For the six months ended June 30 2010 and 2009, the Company purchased $2,623,518 and nil of raw materials from SZS, respectively.  The balance $8,311,343 of due from related party at June 30, 2010 represents $1,018,348 prepayments to SZS for the purchase of raw materials and $7,292,995 advances to SZS to assist with their working capital need, which is interest free and due on demand.

	June 30, 2010	December 31, 2009
	(unaudited)
Notes receivable from related party:
SZS, due June 11, 2010	$-	$804,423
SZS, due March 25, 2010	-	1,023,811
	$-	$1,828,234

The interest-free, unsecured notes were provided to a related party to assist with their working capital need.

	June 30, 2010	December 31, 2009
	(unaudited)
Due to shareholder:
Mr. Tang	$12,924,000	$12,869,939

Mr. Tang is the chief executive officer and controlling interest shareholder of the Company.  From time to time, Mr. Tang paid operating expenses on behalf of the Company to assist with the Company’s cash needs for business purposes.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 10 – OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities consist of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Accrued welfare	$12,354	$-
Others	388	32,473
	$12,742	$32,473

NOTE 11 – NOTES PAYABLE

Bank acceptance notes:

	June 30, 2010	December 31, 2009
	(unaudited)
Due December 18,2010	$587,492	$-
Due December 18,2010	587,492	-
Due December 2,2010	587,492	-
Due December 2,2010	587,492	-
Due November 28,2010	587,492	-
Due November 28,2010	587,492	-
Due November 19,2010	587,492	-
Due November 19,2010	587,492	-
Due November 7,2010	587,492	-
Due November 7,2010	587,492	-
Due October 30,2010	734,365	-
Due October 30,2010	734,365	-
Due October 8,2010	1,468,731	-
Due October 8,2010	1,468,731	-
Due September 26,2010, subsequently repaid on due date	1,468,731	-
Due September 24,2010, subsequently repaid on due date	5,874,927	-
Due August 8,2010, subsequently repaid on due date	734,365	-
Due August 8,2010, subsequently repaid on due date	734,365	-
Due August 8,2010, subsequently repaid on due date	734,365	-
Due August 8,2010, subsequently repaid on due date	734,365	-
Due July 19,2010, subsequently repaid on due date	1,468,731	-

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 11 – NOTES PAYABLE (CONTINUED)

Bank acceptance notes:

	June 30, 2010	December 31, 2009
	(unaudited)
Due June 15, 2010, subsequently repaid on due date	-	2,193,881
Due June 10, 2010, subsequently repaid on due date	-	1,170,070
Due June 8, 2010, subsequently repaid on due date	-	1,170,070
Due May 27, 2010, subsequently repaid on due date	-	1,170,070
Due May 18, 2010, subsequently repaid on due date	-	1,170,070
Due May 5, 2010, subsequently repaid on due date	-	1,170,070
Due April 29, 2010, subsequently repaid on due date	-	1,462,587
Due March 26, 2010, subsequently repaid on due date	-	1,462,587
Due March 23, 2010, subsequently repaid on due date	-	1,462,587
Due March 15, 2010, subsequently repaid on due date	-	1,462,587
Due March 15, 2010, subsequently repaid on due date	-	2,925,173
Due March 10, 2010, subsequently repaid on due date	-	2,925,173
Total	$22,030,961	$19,744,925

All the notes payable are subject to bank charges of 0.05% of the principal amount as commission on each loan transaction.  Bank charges for notes payable were $4,536 and $5,480 for the three months ended June 30, 2010 and 2009, respectively.  Bank charges for notes payable were $10,238 and $15,198 for the six months ended June 30, 2010 and 2009, respectively included in interest expense in the statement of operations.

The interest-free notes payable are secured by $12,149,706 and $11,824,214 restricted cash as of June 30, 2010 and December 31, 2009.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 12 – BANK LOANS

Short-term bank loans are summarized as follows:
	Bank Name	Interest rate per annum	June 30, 2010	December 31, 2009
			(unaudited)
Due May 26,2011, guaranteed by SZS and SOI	Bank of Communications (“BOC”) Ma An Shan Branch	5.58%	1,468,731	-
Due May 24,2011, guaranteed by SZS and SOI	BOC Ma An Shan Branch	5.31%	1,468,731	-
Due May 13,2011, guaranteed by SZS	CCB Ma An Shan Branch	5.31%	1,321,858	-
Due March 25,2011 guaranteed by SZS	CCB Ma An Shan Branch	4.78%	1,468,731	-
Due March 18,2011 guaranteed by SZS	CCB Ma An Shan Branch	4.78%	1,615,604	-
Due March 11,2011, guaranteed by SZS	CCB Ma An Shan Branch	4.78%	1,468,731	-
Due February 1,2011, guaranteed by SOI,	Anhui Rural Commercial Bank (“ARCB”) Yu Shan Branch	5.84%	2,937,461	-
Due January 12 ,2011, guaranteed by SZS	Agricultural Bank of China (“ABC”) Jiu Long Branch	5.84%	1,468,731	-
Due January 7,2011, guaranteed by SZS	China Everbright Bank Wu Hu Banch	5.31%	4,406,192	-
Due January 7,2011, guaranteed by SZS	ABC Jiu Long Branch	5.84%	2,937,461	-
Due November 9, 2010, guaranteed by SOI and SZS	Anhui Commercial Bank (“ACB”) Fei Cui Yuan Branch	5.84%	1,174,985	1,170,070
Due November 6, 2010 guaranteed by SOI and SZS	ACB Fei Cui Yuan Branch	5.84%	1,321,858	1,316,328
Due November 3 ,2010, guaranteed by SZS	Bank of China (“BOC”) Jiu Jiang Branch	5.31%	440,619	-
Due October 27,2010, guaranteed by SOI	ARCB Yu Shan Branch	5.84%	2,937,461	-
Due September 9,2010, guaranteed by SZS, subsequently repaid on due date	CCB Jiu Jiang Branch	5.31%	440,619	438,776
Due September 8, 2010 guaranteed by SZS, subsequently repaid on due date	CCB Jiu Jiang Branch	5.31%	3,965,573	3,948,985
Due September 7,2010, guaranteed by SZS, subsequently repaid on due date	BOC Jiu Jiang Branch	5.31%	734,365	-
Due August 27,2010, guaranteed by SZS, subsequently repaid on due date	BOC Jiu Jiang Branch	5.31%	293,746	-
Due July 6,2010, guaranteed by SOI, subsequently repaid on due date	Industrial and Commercial Bank of China (“ICBC”) Hui Tong Branch	4.86%	$2,937,461	$-

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 12 – BANK LOANS (CONTINUED)

	Bank Name	Interest rate per annum	June 30, 2010	December 31, 2009
			(unaudited)
Due June 2, 2010, guaranteed by SOI, subsequently repaid on due date	BOC Ma An Shan Branch	5.31%	-	1,462,587
Due May 30, 2010, guaranteed by SOI, subsequently repaid on due date	BOC Ma An Shan Branch	5.31%	-	1,462,587
Due May 13, 2010, subsequently repaid on due date	CCB Ma An Shan Branch	5.31%	-	1,316,328
Due March 30, 2010 guaranteed by SZS, subsequently repaid on due date	ABC Jiu Long Branch	5.84%	-	1,462,587
Due March 27, 2010, subsequently repaid on due date	ARCB Yu Shan Branch	5.84%	-	1,462,587
Due March 12, 2010, subsequently repaid on due date	ARCB Yu Shan Branch	5.84%	-	1,462,587
Due March 8, 2010, subsequently repaid on due date	CCB Ma An Shan Branch	5.31%	-	731,294
Due March 4, 2010 , subsequently repaid on due date	CCB Ma An Shan Branch	5.31%	-	2,340,139
Due February 27, 2010, subsequently repaid on due date	BOC Jiu Jiang Branch	5.31%	-	731,294
Due February 20, 2010, subsequently repaid on due date	ARCB Yu Shan Branch	5.84%	-	2,925,174
Due January 15, 2010, subsequently repaid on due date	ICBC Hui Tong Branch	5.35%	-	1,462,587
Due January 14, 2010, subsequently repaid on due date	ICBC Hui Tong Branch	5.35%	-	731,294
Due January 6, 2010, guaranteed by SZS, subsequently repaid on due date	ABC Jiu Long Branch	5.31%	-	2,925,173
Total			$34,908,918	$27,350,377

Long-term bank loans are summarized as follows:
	Bank Name	Interest rate per annum	June 30, 2010	December 31, 2009
			(unaudited)
Due December 29,2011, guaranteed by SZS	China Construction Bank (“CCB”) Ma An Shan Branch	4.37%	$1,468,731	$-
Total			$1,468,731	$-

Bank loans are obtained from local banks in China. All the bank loans are secured by property, plant and equipment and land use rights owned by the Company.

The weighted average annual interest rate of the bank loans was 5.33% and 5.5% as of June 30, 2010 and December 31, 2009, respectively.  Interest expense was $448,850 and $375,994 for the three months ended June 30, 2010 and 2009.   Interest expense was $846,614 and $702,820 for the six months ended June 30, 2010 and 2009, respectively.  The Company was in compliance of their financial covenants at June 30, 2010 and December 31, 2009.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 13 – TAXES

(a) Corporation Income Tax (“CIT”)

On March 16, 2007, the National People’s Congress of China approved the new Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008.

Prior to January 1, 2008, the CIT rate applicable to our subsidiaries in the PRC is 33%.  After January 1, 2008, under the New CIT Law, the corporate income tax rate applicable to our subsidiaries is 25%.  The New CIT Law has an impact on the deferred tax assets and liabilities of the Company.  The Company adjusted deferred tax balances as of December 31, 2009 based on their best estimate and will continue to assess the impact of such new law in the future.  The effects arising from the enforcement of the New CIT Law have been reflected in the consolidated financial statements.

According to the relevant laws and regulations in the PRC, foreign invested enterprises established prior to January 1, 2008 are entitled to full exemption from income tax for two years beginning with the first year in which such enterprise is profitable and a 50% income tax reduction for the subsequent three years.  Ossen Materials was entitled to a CIT exemption during the two years ended December 31, 2006 and was subject to a 50% income tax reduction during the three years ended December 31, 2009.  Starting from January 1, 2010, Ossen Materials enjoys a tax rate of 15% as it is considered as a High and New Technology Enterprise by the PRC government.  Ossen Jiujiang was entitled to the CIT exemption during the two years ended December 31, 2008, was subject to a 50% income tax reduction during the year ended December 31, 2009 and will be subject to a 50% income tax reduction during the period from January 1, 2010 to December 31, 2011.

In accordance with the New CIT Law, enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income.  The definition of “place of effective management" refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise. As of December 31, 2009, no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of December 31, 2009, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company’s non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax under the New CIT Law.  The Company has analyzed the applicability of this law, as of June 30, 2010, and the Company has not accrued for PRC tax on such basis.  The Company will continue to monitor changes in the interpretation or guidance of this law.

The New CIT Law also imposes a 10% withholding income tax, subject to reduction based on tax treaty where applicable, for dividends distributed by a foreign invested enterprise to its immediate holding company outside China.  Such dividends were exempted from PRC tax under the previous income tax law and regulations.  The foreign invested enterprise is subject to the withholding tax starting from January 1, 2008.  There were no dividends distributed in the six months ended June 30, 2010 and 2009.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 13 – TAXES (CONTINUED)

Income tax expenses consist of the following:
	For the Six Months Ended June 30,
	(unaudited)
	2010	2009
Current tax expenses	$1,370,287	$348,394
Deferred taxes	311	-
Income tax expenses	$1,370,598	$348,394

Reconciliation from the expected income tax expenses calculated with reference to the statutory tax rate in the PRC of 25% is as follows:
	For the Six Months Ended June 30,
	(unaudited)
	2010	2009
Computed "expected" income tax expenses	$2,476,533	$769,853
Effect on tax incentive / holiday	(1,105,935)	(384,927)
Non-deductable expense/tax exempted income	-	(36,532)
Income tax expenses	$1,370,598	$348,394

Components of net deferred tax assets are as follows:
	June 30, 2010	December 31, 2009
	(unaudited)
Deferred tax assets:
Current portion:
Provision of doubtful accounts	$5,022	$5,311

The deferred tax assets balance of $5,022 and $5,311 at June 30, 2010 and December 31, 2009, respectively are included in Other Current Assets in the accompanying condensed consolidated balance sheets.

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 13 – TAXES (CONTINUED)

The Company uses FASB ASC 740 (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”)). – AN INTERPRETATION OF FASB STATEMENT NO. 109, ACCOUNTING FOR INCOME TAXES.  The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  As of June 30, 2010, the Company did not have a liability for unrecognized tax benefits.

(b) Value Added tax (“VAT”)

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with Chinese Laws.  The VAT standard rate is 17% of the gross sale price.  A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

On January 1, 2002, the export policy of VAT "Exemption, Credit and Refund" began to apply to all exports by manufacture-based enterprises. In accordance with this policy, exported goods are exempted from output VAT and the input VAT charged for purchases of the raw materials, components and power consumed for the production of the exported goods may be refunded.  The refund rates of strand products applicable to Ossen Ma An Shan and Ossen Jiujiang was 5%.

The VAT deductible balance of $54,434 and $535,824 at June 30, 2010 and December 31, 2009, respectively are included in Other Current Assets in the accompanying consolidated balance sheets.

NOTE 14 – GEOGRAPHICAL SALES AND SEGMENTS

Information for the Company’s sales by geographical area for the three and six months ended June 30, 2010 and 2009 are as follows:
	For the Six Months Ended June 30,
	2010	2009
	(unaudited)
Domestic Sales	$56,911,895	$38,452,797
International Sales	1,796,880	1,963,610
	$58,708,775	$40,416,407

The Company operates one business segment for the three and six months ended June 30, 2010 and 2009.

NOTE 15 – SUBSEQUENT EVENTS

We have evaluated all events or transactions that occurred after June 30, 2010 up through the date we issued the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Officers and Directors.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum of association and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Securities that we sold within the past three years and that were not registered under the Securities Act are described below. We believe that the issuances of these securities were exempted from registration under the Securities Act pursuant to Regulation S promulgated under the Securities Act regarding transactions involving an offshore sale to non-US persons. No underwriters were involved in their issuances.

On January 21, 2010, we issued 50,000 shares to our sole shareholder.  On July 7, 2010, these shares increased to 5,000,000 upon the change of the par value of our ordinary shares from $1.00 to $0.01.

On July 7, 2010, we issued 10,000,000 ordinary shares in connection with our business combination, as described above under “Corporate Structure and Organization.”

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedule.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)  For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ossen Innovation Co., Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China on the 1st day of November, 2010.

OSSEN INNOVATION CO., LTD.

By:	/s/ Wei Hua
Name:	Wei Hua
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 1, 2010.

Signature	Title	Date

/s/ Liang Tang*	Chairman of the Board
Name: Liang Tang		November 1, 2010

/s/ Wei Hua	Chief Executive Officer and Director
Name: Wei Hua	(Principal Executive Officer)	November 1, 2010

/s/ Yilun Jin	Chief Financial Officer
Name: Yilun Jin	(Principal Financial Officer and Principal	November 1, 2010
Accounting Officer)

/s/ Junhong Li*	Director
Name: Junhong Li		November 1, 2010

/s/ Xiaobing Liu*	Director
Name: Xiaobing Liu		November 1, 2010

/s/ Yingli Pan*	Director
Name: Yingli Pan		November 1, 2010

/s/ Zhongcai Wu*	Director
Name: Zhongcai Wu		November 1, 2010

*By: /s/ Wei Hua
Name: Wei Hua		November 1, 2010
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ossen Innovation Co., Ltd. has signed this registration statement on the 1st of November, 2010.

CT CORPORATION SYSTEM

/s/	Sohan Dindyai
Sohan Dindyai
Vice President

OSSEN INNOVATION CO., LTD.

INDEX TO EXHIBITS

Exhibit Number	Description of Documents
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Memorandum of Association (4)
3.2	Amended and Restated Articles of Association (4)
4.1	Form of Ordinary Share Certificate (4)
5.1	Opinion of Withers BVI regarding the issue of ordinary shares being registered (1)
8.1	Opinion of Withers BVI regarding certain British Virgin Islands tax matters (included in Exhibit 5.1)
8.2	Opinion of Grandall Legal Group regarding certain PRC tax matters (4)
8.3	Opinion of Kramer Levin Naftalis & Frankel LLP regarding certain U.S. tax matters (1)
10.1
Share Exchange Agreement between Ultra Glory International Ltd., the shareholder of Ultra Glory International Ltd., Ossen Innovation Materials Group Co., Ltd. and the Shareholders of Ossen Innovation Materials Group Co., Ltd., dated July 7, 2010 (2)

10.2	Form of Sales Contract between Ossen Innovation Materials Co. Ltd. and Shanghai Zhaoyang New Metal Material Co., Ltd. (2)
10.3	Form of Sales Contract between Ossen (Jiujiang) Steel Wire & Cable Co., Ltd. and The Crispin Corporation (2)
10.4	Form of Sales Contract between Ossen (Jiujiang) Steel Wire & Cable Co., Ltd. and Ibercordones Pretensados S. L. (2)
10.5	Form of Sales Contract between Ossen Innovation Materials Co., Ltd. and Zhangjiagang Ruifeng Iron and Steel Co., Ltd. (2)
10.6	Form of Coating Processing Agreement between Ossen Innovation Materials Co., Ltd. and Zhangjiagang Ruifeng Iron and Steel Co., Ltd. (2)
10.7	Form of Purchase Contract between Ossen Innovation Materials Co., Ltd. and Zhangjiagang Free Trade Zone B.M. International Trading Co., Ltd. (2)
10.8	Form of Sales Contract between Shanghai Z.F.X. Steel Co., Ltd. and Ossen Innovation Materials Co. Ltd. (2)
10.9	Form of Purchase Contract between Ossen Innovation Materials Co., Ltd. and Zhangjiagang Free Trade Zone JinDe Trading Co., Ltd. (2)
10.10	Form of Purchase Contract between Ossen Innovation Materials Co., Ltd. and Jiangsu Shagang Group Co., Ltd. (2)
10.11	Employment Contract by and between Ossen Innovation Materials Co., Ltd. and Liang Tang, dated October 7, 2008 (2)
10.12	Form of Stabilization Processing Agreement between Shanghai Zhaoyang New Metal Material Co., Ltd. and Ossen Innovation Materials Co., Ltd. (2)
10.13	Form of Loan Contract between Ossen Innovation Materials Co., Ltd. and Feicuiyuan Branch, Huishang Bank (2)
10.14	Form of Loan Guarantee Contract between Shanghai Ossen Investment Co., Ltd. and Feicuiyuan Branch, Huishang Bank (2)
10.15	Form of Loan Guarantee Contract between Shanghai Z.F.X. Steel Co., Ltd. and Feicuiyuan Branch, Huishang Bank (2)
10.16
Cooperation Agreement between Ossen (Jiujiang) Steel Wire & Cable Co., Ltd., Shanghai Machinery Manufacturing Technology Research Institute, Organization Department of Jiujiang Committee of CPC and Jiujiang Bureau of Science and Technology, dated January 2008 (2)

10.17	Employment Agreement, dated October 26, 2010, entered into by the Company and Yilun Jin.(1)
10.18	Purchase Agreement, dated January 5, 2010, between the Company and Jiangyin Runde Logistics Co., Ltd. (1)
10.19	Purchase Agreement, dated January 1, 2010, between the Company and Jiangsu Shagang Group Co., Ltd. (1)

21.1	Subsidiaries of the Registrant (2)
23.1	Consent of Sherb & Co., LLP (1)
23.2	Consent of Withers BVI (included in Exhibit 5.1)
23.3	Consent of Grandall Legal Group (included in Exhibit 8.2)
23.4	Consent of Kramer Levin Naftalis & Frankel LLP (Included in Exhibit 8.3)
23.5	Consent of Beijing Tianzhi Jiutao Management Consulting Co., Ltd. (4)
23.6	Consent of The Institute of Quantitative & Technical Economics, Chinese Academy of Social Sciences. (1)
24.1	Power of Attorney(3)

*	To be filed by amendment.

(1)	Attached as an exhibit hereto.

(2)	Incorporated by reference to our Shell Company Report on Form 20-F, filed on July 12, 2010.

(3)	Incorporated by reference to our Registration Statement on Form F-1, filed on August 3, 2010.

(4)	Incorporated by reference to our Registration Statement on Form F-/A, filed on September 29, 2010.